     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1996

                                                       REGISTRATION NO. 333-3056
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 3 TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                  ORAVAX, INC.
             (Exact name of registrant as specified in its charter)
                            ------------------------

           DELAWARE                    2836                       04-3085209
(State or other jurisdiction     (Primary Standard           (I.R.S. Employer
      of incorporation        Industrial Classification   Identification Number)
      or organization)              Code Number)

                38 SIDNEY STREET, CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 494-1339
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                             LANCE K. GORDON, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  ORAVAX, INC.
                                38 SIDNEY STREET
                 CAMBRIDGE, MASSACHUSETTS 02139 (617) 494-1339
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                            ------------------------

                                   Copies to:

     JOHN M. WESTCOTT, JR., ESQ.             BRUCE DALLAS, ESQ.
           HALE AND DORR                   DAVIS POLK & WARDWELL
          60 State Street                  450 Lexington Avenue
     Boston, Massachusetts 02109         New York, New York 10017
          (617) 526-6000                      (212) 450-4000

                            ------------------------

        Approximate date of commencement of proposed sale to the public:
            As soon as practicable after the effective date hereof.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Registration statement number of the earlier effective registration statement for the same offering. / / ------------

     If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  ORAVAX, INC.

              CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
             OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-1


     REGISTRATION STATEMENT
     ITEM AND CAPTION                                           LOCATION IN PROSPECTUS
     ---------------------                            -----------------------------------------
  1. Forepart of Registration Statement and Outside
     Front Cover Page of Prospectus.................  Outside Front Cover Page
  2. Inside Front and Outside Back Cover Pages of
     Prospectus.....................................  Inside Front Cover Page; Outside Back
                                                      Cover Page
  3. Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges......................  Prospectus Summary; Risk Factors
  4. Use of Proceeds................................  Prospectus Summary; Use of Proceeds
  5. Determination of Offering Price................  Underwriting
  6. Dilution.......................................  Dilution
  7. Selling Security Holders.......................  Not Applicable
  8. Plan of Distribution...........................  Outside Front Cover Page; Underwriting
  9. Description of Securities to be Registered.....  Description of Capital Stock
 10. Interests of Named Experts and Counsel.........  Legal Matters
 11. Information With Respect to the Registrant:
     (a)   Description of Business..................  Prospectus Summary; Recent Developments;
                                                      Business
     (b)   Description of Property..................  Business -- Facilities
     (c)   Legal Proceedings........................  Business -- Legal Proceedings
     (d)   Market Price of and Dividends on the
           Registrant's Common Equity and Related
           Stockholder Matters......................  Front Cover Page; Price Range of Common
                                                      Stock; Dividend Policy; Description of
                                                      Capital Stock; Shares Eligible for Future
                                                      Sale; Management -- Executive
                                                      Compensation
     (e)   Financial Statements.....................  Financial Statements; Capitalization
     (f)   Selected Financial Data..................  Selected Financial Data
     (g)   Supplementary Financial Information......  Not Applicable
     (h)   Management's Discussion and Analysis of
           Financial Condition and Results of
           Operations...............................  Management's Discussion and Analysis of
                                                      Financial Condition and Results of
                                                      Operations
     (i)   Changes in and Disagreements with
           Accountants on Accounting and Financial
           Disclosure...............................  Not Applicable
     (j)   Directors, Executive Officers, Promoters
           and Control Persons......................  Management -- Directors and Executive
                                                      Officers; Certain Transactions
     (k)   Executive Compensation...................  Management -- Executive Compensation
     (l)   Security Ownership of Certain Beneficial
           Owners and Management....................  Principal Stockholders
     (m)   Certain Relationships and Related
           Transactions.............................  Certain Transactions
 12. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities....................................  Not Applicable

PROSPECTUS



                                2,000,000 SHARES


                                      LOGO
                                  COMMON STOCK
                         ------------------------------


     All of the shares of Common Stock offered hereby are being sold by OraVax, Inc. The Common Stock is quoted on The Nasdaq National Market under the symbol "ORVX." The last sale price of the Common Stock on June 25, 1996, as reported by The Nasdaq National Market, was $8.50.

                         ------------------------------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.
                         ------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                                            UNDERWRITING
                                           PRICE TO         DISCOUNTS AND       PROCEEDS TO
                                            PUBLIC         COMMISSIONS(1)       COMPANY(2)
- -----------------------------------------------------------------------------------------------
Per Share.............................        $7.25            $0.435             $6.815
Total(3)..............................     $14,500,000        $870,000          $13,630,000
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------



(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting expenses estimated to be $350,000, which will be paid by the Company.


(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase an aggregate of up to 300,000 additional shares at the Price to Public less Underwriting Discounts and Commissions to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $16,675,000, $1,000,500 and $15,674,500, respectively. See "Underwriting."

                         ------------------------------


     The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, and subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for the shares will be made at the offices of Cowen & Company, New York, New York on or about July 1, 1996.

                         ------------------------------

COWEN & COMPANY                            DONALDSON, LUFKIN & JENRETTE
                                              SECURITIES CORPORATION


June 26, 1996

                        [SEE APPENDIX A FOR DESCRIPTION]

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Certain terms are defined in the glossary beginning on page 60 of this Prospectus. This Prospectus contains estimates on market size, incidence of disease and medical costs that have been developed by the Company based on sources including medical journals, industry reports and literature distributed at medical seminars and conferences. Unless otherwise indicated, all information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option.


                                  THE COMPANY

     OraVax is a leader in the discovery and development of oral vaccines and non-injected antibody products for the prevention and treatment of diseases which infect the human body at its mucosal surfaces. Most bacterial and viral infections attack the body's mucosal tissues. These tissues include the linings of the gastrointestinal, respiratory and genitourinary tracts and the surface of the eyes, an exposed surface area of over 3,600 square feet in the average adult. Consequently, the largest part of the body's immune system is at the mucosal surface and forms an important first line of defense against disease. OraVax was founded to pursue drug discovery and development utilizing the mucosal immune system. OraVax believes oral and non-injected products that provide immunity at mucosal surfaces offer a number of important clinical and commercial advantages relative to injected antibody and vaccine products, including greater clinical efficacy, a higher level of safety, lower costs of administration and improved patient compliance.

     The Company has developed a portfolio of proprietary technologies and accumulated valuable expertise in the exploitation of the mucosal immune system for drug discovery and development. The Company's product candidates are designed to generate mucosal immunity utilizing a specialized class of antibodies, secretory IgA, found solely at the mucosal surfaces. These product candidates are intended to be delivered orally or through other non-injected delivery systems. In contrast, conventional antibody products and vaccines generate immunity principally based on IgG, a class of antibodies found in the bloodstream, and are usually delivered by injection.

     OraVax is currently pursuing three principal product development programs which target diseases that have high rates of incidence, compelling pharmaco-economic profiles and for which there are no adequate therapeutic or preventive antibody products or vaccines. These disease targets are viral pneumonia in children, peptic ulcer disease and antibiotic-associated diarrhea and colitis. The Company's principal product candidates are the following:
- --------------------------------------------------------------------------------

  PRODUCT CANDIDATE                      INDICATION                             STATUS
 --------------------  ----------------------------------------------  -------------------------
 HNK20 antibody        Prevention of viral pneumonia in children       Phase 3 trials
 UreAB oral vaccine    Prevention and treatment of peptic ulcers       Phase 2 trials
                       Prevention of antibiotic-associated diarrhea
 CdAB oral vaccine     and colitis                                     Preclinical development

- --------------------------------------------------------------------------------

     The Company's most advanced product candidate is the HNK20 antibody being developed to prevent viral pneumonia in children caused by respiratory syncytial virus ("RSV"). HNK20 is designed to be administered directly to the mucous lining of the nasal passages by nose drops, thereby providing protection against infection at the point of entry to the respiratory system. In the United States, approximately 250,000 children annually have moderate to severe underlying medical problems that put them at risk of contracting viral pneumonia from RSV infection. Approximately 36% of these children require hospitalization due to severe lower respiratory infections from RSV and up to 5% of these hospitalized cases prove to be fatal. The nose drop formulation of HNK20 may facilitate its use in children who present a wide range of risk factors. The Company estimates that the direct medical costs associated with the treatment of the disease in the United States exceed $500 million annually. Phase 2 trials of this product candidate in adults were completed in July 1995. A Phase 1 safety trial in children was also completed in July 1995, and a Phase 2 trial in high risk infants was completed in April 1996. See "Recent Developments." The Company commenced Phase 3 trials in children in early May 1996 in the Southern Hemisphere, where the months of greatest risk for RSV infection are May to September.

     The Company's second product candidate is UreAB, a urease-based oral vaccine designed to prevent and treat infection by Helicobacter pylori bacteria ("H. pylori"). In recent years, H. pylori infection has been identified as the underlying cause of the majority of cases of chronic gastritis and peptic ulcer disease and as a major risk factor for stomach cancer. The Company believes that approximately 90% of peptic ulcer cases are attributable to chronic H. pylori infections. In addition, H. pylori has been formally classified as a Category 1 (or definite) human carcinogen by the World Health Organization. The Company is developing an oral vaccine for the prevention of infection by H. pylori and, in chronically infected persons, to clear the infection and prevent reinfection. The Company estimates that the direct medical costs of treating peptic ulcers in the United States exceed $5 billion per year. Although frequently asymptomatic, all persons infected by H. pylori have chronic stomach inflammation (gastritis). The Company estimates that approximately 30% of the United States population is infected with H. pylori. Infection rates in most parts of the world exceed those in the United States. OraVax completed a Phase 1 clinical safety study of its H. pylori vaccine in chronically infected adults in December 1995. A Phase 2 safety and immunogenicity trial was initiated in adults in September 1995 and is expected to be completed in the third quarter of 1996.

     In March 1995, the Company entered into a collaboration (the "Joint Venture") with Pasteur Merieux Serums & Vaccins S.A. ("Merieux"), a wholly-owned subsidiary of Rhone-Poulenc S.A., for the development, manufacturing, marketing and sale of immuno-therapeutic and preventive vaccines against H. pylori. Under the Joint Venture, OraVax and Merieux have agreed to co-develop vaccines which use the urease protein or any of its sub-units as an antigen (the "Target Products"). OraVax and Merieux will share equally in profits from the sales of the Target Products and in all future research, development, clinical and commercialization costs. Merieux made an initial milestone payment, purchased equity in the Company and agreed to make certain payments to the Company during the development period, subject to the achievement of certain clinical and regulatory milestones. The first of these milestone payments was made in the fourth quarter of 1995. See "Business -- Products under Development -- UreAB Oral Vaccine Against H. pylori."

     The Company's third product candidate is CdAB, an oral vaccine designed to prevent antibiotic-associated diarrhea and colitis caused by Clostridium difficile ("C. difficile"). Approximately two million cases of antibiotic-associated diarrhea and colitis occur annually in hospitalized patients and nursing home residents in the United States. Preclinical trials in animal models with CdAB have demonstrated effectiveness in prevention of C. difficile induced disease. The Company expects to file an IND in the fourth quarter of 1996.

     In addition to the Company's three principal product development programs, the Company has rights to certain other technologies which may have the potential to be developed into products. These technologies also build on the Company's platform of knowledge of immunology and infectious disease. These technologies include methods for stimulating IgA antibody production, a potential improved vaccine for prevention of Japanese Encephalitis ("JE") viral infections, an antigen delivery system using genetically engineered virus-like particles, Viricles, and a Shigella live-vector antigen delivery system. In March 1996, the Company was notified that it had been awarded a Phase 2 Small Business Innovation Research grant from the United States National Institutes of Health to fund its product development efforts in JE.

     OraVax was incorporated in Delaware in 1990. The Company's principal office is located at 38 Sidney Street, Cambridge, Massachusetts 02139 and its telephone number is (617) 494-1339.

     As used in this Prospectus, the terms "OraVax" and the "Company" refer to OraVax, Inc. and its wholly-owned subsidiaries, OraVax JVM, Inc. and OraVax Securities Corp., unless the context otherwise requires. ViricleTM and OraVaxTM are registered trademarks of the Company. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                                  THE OFFERING


Common Stock offered by the Company.....................................  2,000,000 shares
Common Stock to be outstanding after the offering.......................  9,643,306 shares(1)
Use of proceeds.........................................................  Research and development
Nasdaq National Market symbol...........................................  ORVX


                             SUMMARY FINANCIAL DATA

    The summary financial data set forth below as of December 31, 1995 and for the years ended December 31, 1995, 1994 and 1993 is derived from the financial statements of the Company, which have been audited by Coopers & Lybrand L.L.P., independent accountants. The unaudited balance sheet data as of March 31, 1996 and the unaudited statement of operations data for the three months ended March 31, 1996 and March 31, 1995 have been prepared on a basis substantially consistent with the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth herein. Results for the three months ended March 31, 1996 are not necessarily indicative of results to be expected for the year ending December 31, 1996, although a significant loss is expected for that period. See "Risk Factors -- History of Operating Losses; Uncertainty of Future Profitability." The data set forth below should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and related notes included elsewhere in this Prospectus.

                                                                                              THREE MONTHS
                                                               YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                                                             ----------------------------   ----------------
                                                              1993       1994      1995      1995     1996
                                                             -------   --------   -------   ------   -------
                                                                             (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Collaborative research and development...................  $    --   $     --   $ 8,684   $3,190   $ 1,571
  Government grants........................................      349        257       311       78       192
  Interest.................................................       78         51     1,080       79       310
                                                             -------   --------   -------   ------   -------
                                                                 427        308    10,075    3,347     2,073
Expenses:
  Research and development.................................    5,981      8,406    12,450    2,775     5,280
  General and administrative...............................    1,848      2,580     3,299    1,165       843
  Interest.................................................       92        190        87       21       139
                                                             -------   --------   -------   ------   -------
                                                               7,921     11,176    15,836    3,961     6,262
                                                             -------   --------   -------   ------   -------
Equity in operations of joint ventures.....................       --         --    (2,436)      --    (1,086)
                                                             -------   --------   -------   ------   -------
Net loss(2)................................................   (7,494)   (10,868)   (8,197)    (614)   (5,275)
Net loss to common stockholders(2).........................  $(7,494)  $(10,968)  $(8,305)  $ (671)  $(5,275)
                                                             ========  =========  ========  ======   ========


                                                                                       MARCH 31, 1996
                                                                                 --------------------------
                                                                                 ACTUAL      AS ADJUSTED(3)
                                                                                 -------     --------------
BALANCE SHEET DATA:
Cash and investments...........................................................  $22,543        $ 35,823
Total assets...................................................................   29,086          42,366
Working capital................................................................   16,652          29,932
Total stockholders' equity.....................................................   19,353          32,633


- ---------------

(1) Based on the number of shares outstanding at April 15, 1996. Excludes options outstanding as of April 15, 1996 to purchase approximately 865,963 shares of Common Stock at a weighted average exercise price of $3.361.


(2) The net loss for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 excludes accretion to redemption value of preferred stock of $100,000, $108,000 and $57,000, respectively, which is included in net loss to common shareholders.


(3) Adjusted to give effect to the sale by the Company of 2,000,000 shares of Common Stock offered hereby. See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered by this Prospectus.

EARLY STAGE OF PRODUCT DEVELOPMENT; UNCERTAINTY OF SUCCESSFUL COMMERCIALIZATION

     The Company has not yet completed the development of any product and, accordingly, has not begun to market or generate revenues from the commercialization of products. The products under development by the Company will require significant additional research and development efforts, including extensive clinical testing and regulatory approval, prior to commercial use. OraVax has three principal product candidates, of which two have advanced to the clinical trial phase and one is in preclinical development. The Company's potential products are subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the possibilities that the Company's therapeutic approach will not be successful; that any or all of the Company's potential products will be found to be unsafe, ineffective, toxic or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances; that the potential products, if safe and effective, will be difficult to develop into commercially viable products, to manufacture on a large scale or be uneconomical to market; that proprietary rights of third parties will preclude the Company from marketing such products; or that third parties will market superior or equivalent products.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING


     The Company will require substantial additional funds in order to continue its research and development programs, preclinical and clinical testing of its product candidates and to conduct full scale manufacturing and marketing of any pharmaceutical products that may be developed. The Company's capital requirements depend on numerous factors, including but not limited to the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements, the development of commercialization activities and arrangements, and the purchase of additional facilities and capital equipment. Based upon its current plans, which assume completion of current clinical trials at planned patient enrollments (but excluding any expenditures for start-up of HNK20 manufacturing), the Company believes that the net proceeds of this offering, research funding and milestone payments expected to be made by Merieux pursuant to the Joint Venture, cash on hand and interest earned therefrom will be sufficient to meet the Company's operating expenses and capital requirements for approximately the next 15 months. The Company will require additional funds to conduct, if required, a Phase 3 trial in the United States of its HNK20 product candidate and for HNK20 manufacturing start up. There can be no assurance, however, that the additional funds will be available when required, or if available, can be obtained on terms which are satisfactory to the Company. Moreover, changes in the Company's research and development plans or other events affecting the Company's operations may result in accelerated or unexpected expenditures. The foregoing forward-looking statements related to the Company's capital resources are subject to important factors, including those set forth herein.


     Thereafter, the Company will need to raise substantial additional capital to fund its operations. The Company intends to seek such additional funding through public or private financings or collaborative or other arrangements with corporate partners. If additional funds are raised by issuing equity securities, further dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional financing will be available from any of these sources, or if available, will be available on acceptable or affordable terms. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research and development programs or to obtain funds through entering into arrangements with collaborative partners or others that may require the Company to issue additional equity or to relinquish rights to certain technologies or product candidates that the Company would not otherwise issue or relinquish. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PATENTS AND PROPRIETARY RIGHTS

     The Company's success will depend, in part, upon its ability to develop patentable products and technologies and obtain patent protection for its products and technologies both in the United States and other countries. There can be no assurance that patent applications owned or licensed by the Company will issue as patents, that patent protection will be secured for any particular technology, or that, if issued, such patents will be valid or that they will provide the Company with meaningful protection against competitors or with a competitive advantage. There can be no assurance that patents will not be challenged or designed around by others. The Company could incur substantial costs in proceedings before the United States Patent Office, including interference proceedings. These proceedings could also result in adverse decisions as to the patentability of the Company's licensed or assigned inventions. Further, there can be no assurance that the Company will not infringe upon prior or future patents owned by others, that the Company will not need to acquire licenses under patents belonging to others for technology potentially useful or necessary to the Company, or that such licenses will be available to the Company, if at all, on terms acceptable to the Company. Moreover, there can be no assurance that any patent issued to or licensed by the Company will not be infringed by others. Lastly, there can be no assurance that third parties will not bring suit against the Company for patent infringement or for declaratory judgment to have the patents owned or licensed by the Company declared invalid. OraVax also relies on trade secrets and other unpatented proprietary technology. No assurance can be given that the Company can meaningfully protect its rights in such unpatented technology or that others will not independently develop substantially equivalent products and processes or otherwise gain access to the Company's technology.

     The Company seeks to protect its trade secrets and proprietary know-how, in part, through confidentiality agreements with its employees, consultants, advisors and collaborators. There can be no assurance that these agreements will not be violated by the other parties, that OraVax will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. OraVax has relationships with a number of academic consultants who are employed by organizations other than the Company. Accordingly, the Company has limited control over their activities and can expect only limited amounts of their time to be dedicated to the Company's activities. These persons may have consulting, employment or advisory arrangements with other entities that may conflict with or compete with their obligations to the Company. Although the precise nature of each relationship varies, the consultants generally sign agreements which provide for confidentiality of the Company's proprietary information and results of studies, but not for the assignment of inventions. There can be no assurance that OraVax will, in connection with every relationship, be able to maintain the confidentiality of the Company's technology, dissemination of which could have a materially adverse effect on the Company's business. To the extent that the Company's scientific consultants develop inventions or processes independently that may be applicable to the Company's proposed products, disputes may arise as to the ownership of the proprietary rights to such information. Such inventions or processes will not necessarily become the property of the Company, but may remain the property of such persons or their full-time employers. The Company could be required to make payments to the owners of such inventions or processes, either in the form of cash, equity or a combination thereof. In addition, protracted and costly litigation may be necessary to enforce and determine the scope and validity of the Company's proprietary rights. See "Scientific Advisory Board" and "Business -- Patents and Proprietary Rights; Technology Agreements."

RISKS ASSOCIATED WITH COLLABORATIVE ARRANGEMENTS

     The Company's product development strategy may require the Company to enter into various additional arrangements with corporate, government and academic collaborators, licensors, licensees and others. Therefore, the Company may be dependent upon the subsequent success of these outside parties in performing their responsibilities. There can be no assurance that the Company will be able to establish additional collaborative arrangements or license agreements that the Company deems necessary or acceptable to develop and commercialize its potential pharmaceutical products or that such collaborative arrangements or license agreements will be successful.

     In March 1995, the Company entered into the Joint Venture with Merieux for the development, manufacture, marketing and sale of immuno-therapeutic and preventive vaccines against H. pylori infections in humans. Merieux has agreed to make certain payments to the Company during the development period, subject to the achievement of certain clinical and regulatory milestones. However, there can be no assurance that the milestones which trigger these payments will be achieved. Absent any breach, neither the Company nor Merieux may unilaterally terminate the Joint Venture before March 31, 1997. If the Joint Venture were terminated such termination might have a material adverse effect on the Company's H. pylori drug development program. See "Business -- Products Under Development -- UreAB Oral Vaccine Against H. pylori." While the Company does not anticipate that Merieux will do so, under the Joint Venture agreements Merieux is not prohibited from independently developing products against H. pylori infections that do not use the urease protein or any of its sub-units as an antigen. However, both Merieux and the Company are required to offer to the Joint Venture on arm's length terms any technology either of them develops or acquires independently during the course of the collaboration which could be useful or potentially useful to the development, manufacture or exploitation of vaccines using urease or any of its sub-units as an antigen. Were Merieux to develop such products in parallel with the Joint Venture, it could compete against the Joint Venture, which could have a material adverse effect on the Company. The Company is aware of early stage research in naked DNA technology which Merieux is conducting with a collaborator and which could have potential application to H. pylori, although the Company does not anticipate that Merieux will pursue such application. See "Business -- Patents and Proprietary Rights; Technology Agreements."


COMPETITION AND TECHNOLOGICAL CHANGE

     The biotechnology and pharmaceutical industries are subject to rapid and significant technological change. Competitors of the Company in the United States and abroad are numerous and include, among others, major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any which are being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, some of the Company's competitors have greater experience than the Company in conducting preclinical testing and human clinical trials of pharmaceutical products and obtaining United States Food and Drug Administration ("FDA") and other regulatory approvals of products for use in healthcare. Accordingly, the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company. There can be no assurance that the Company's products under development will be able to compete successfully with existing products or products under development by other companies, universities and other institutions or that they will attain regulatory approval in the United States or elsewhere. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience. A significant amount of research in the field is also being carried out at academic and government institutions. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more aggressive in pursuing patent protection and negotiating licensing arrangements to collect royalties for use of technology that they have developed. These institutions may also market competitive commercial products on their own or in collaboration with competitors and will compete with OraVax in recruiting highly qualified scientific personnel. See "Business -- Competition." The February 1994 National Institutes of Health ("NIH") Consensus Statement on
H. pylori in peptic ulcer disease concluded that ulcer patients with H. pylori infection require treatment with antimicrobial agents in addition to anti-secretory drugs whether on first presentation with the illness or on recurrence. Success of the Company's oral vaccine product candidate against H. pylori will depend, in part, upon its ability to compete based on cost and clinical efficacy with the treatments described in the NIH Consensus Statement.

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company currently has limited sources of revenue, consisting primarily of research funding and interest income. The Company experienced net losses of approximately $7.5 million, $10.9 million and $8.2 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $5.3 million for the three months ended March 31, 1996, and had an accumulated deficit of approximately $38.5 million at March 31, 1996. The Company expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to expanded research and development efforts, preclinical and clinical testing, the acquisition of additional technologies, the establishment of manufacturing capability and the performance of commercialization activities. Revenues that the Company may receive in the next few years will be limited to those from the Company's Joint Venture with Merieux, as well as under other research or product development relationships that the Company has or will establish. There can be no assurance, however, that the Company will be able to establish any additional relationships on terms acceptable to the Company. The Company's ability to achieve profitability depends upon its ability to successfully complete, either alone or with others, develop its potential products, conduct preclinical and clinical trials, obtain required regulatory approvals, and manufacture and market any potential pharmaceutical products. Accordingly, the extent of future losses and the time required to achieve profitability is highly uncertain. There can be no assurance that the Company will ever achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

     The Company's research and development activities, preclinical studies and clinical testing, and ultimately the production and marketing of its products, are subject to extensive regulation by numerous governmental authorities in the United States, including the FDA. Similar regulatory requirements exist in other countries where the Company intends to test and market its products. The rigorous preclinical and clinical testing requirements and regulatory approval process of the FDA and of foreign regulatory authorities can take a number of years and require the expenditure of substantial resources. The Company has limited experience in conducting and managing preclinical and clinical testing necessary to obtain government approvals. There can be no assurance that the Company will be able to obtain the necessary approvals for clinical testing or for the manufacturing and marketing of any products that it develops.

     Additional government regulation may be established that could prevent or delay regulatory approval of the Company's product candidates. Delays in obtaining regulatory approvals would adversely affect the marketing of any products developed by the Company and the Company's ability to receive product revenues or royalties. If regulatory approval of a potential product is granted, such approval may include significant limitations on the indicated uses for which such product may be marketed.

     Even if initial regulatory approvals for the Company's product candidates are obtained, the Company, its products and its manufacturing facilities are subject to continual review and periodic inspection. The regulatory standards for manufacturing are applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer or facility, including warning letters, fines, suspensions of regulatory approvals, product recalls, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, and criminal prosecution. Other violations of FDA requirements can result in similar penalties.

     The Company is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens, and the handling of biohazardous materials. Any violation of, and the cost of compliance with, these laws and regulations could adversely impact the Company's operations. See "Business -- Government Regulation."

UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT

     In both domestic and foreign markets, the ability of the Company to commercialize its product candidates will depend, in part, on the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. There can be no assurance that Company-developed products will be considered cost effective. Significant uncertainty exists as to the reimbursement status of newly-approved healthcare products. There can be no assurance that adequate third-party insurance coverage will be available for the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing new therapies. Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's therapeutic products, the market acceptance of these products would be adversely affected. See "Business -- Healthcare Reimbursement."

MANUFACTURING LIMITATIONS

     The Company does not currently have the capability to manufacture products in commercial quantities. The Company's long-term strategy is to develop manufacturing facilities for producing both pilot-scale and commercial quantities of its products. In January 1996, OraVax leased an approximately 47,000 square foot manufacturing facility in Canton, Massachusetts, and acquired related manufacturing equipment from the former tenant. OraVax intends to use this facility for commercial production of HNK20. If OraVax initiates manufacturing in its Canton facility, the Company will be required to demonstrate the comparability of product manufactured in its own facility to that used in the Phase 3 clinical trials which was manufactured by a contract manufacturer. The Company may enter into arrangements with contract manufacturing companies to expand its own production capacity in order to meet requirements for its product candidates. If the Company chooses to contract for manufacturing services and encounters delays or difficulties in establishing relationships with manufacturers to produce, package and distribute its finished pharmaceutical or other medical products (if any), clinical trials, market introduction and subsequent sales of such products would be adversely affected. Moreover, contract manufacturers must operate in compliance with Good Manufacturing Practices required by the FDA. The Company's potential dependence upon third parties for the manufacture of its products may adversely affect the Company's profit margins and its ability to develop and deliver such products on a timely and competitive basis.

     Manufacturing facilities and processes must pass a pre-approval inspection before the FDA will issue the establishment and product licenses necessary to market biological products including vaccines and antibodies. Should the Company determine to manufacture any product candidates independently, the Company would be subject to the regulatory requirements described above and would require substantial additional capital. In addition, there can be no assurance that the Company will be able to manufacture any products successfully and in a cost effective manner. If the Company is unable to manufacture its potential products independently or obtain or retain third-party manufacturing on commercially acceptable terms, the submission of products for final regulatory approval and initiation of marketing would be delayed. This, in turn, may cause the Company to be unable to commercialize its product candidates as planned, which may have a material adverse effect on the Company. See "Business -- Government Regulation."

LIMITED SALES AND MARKETING EXPERIENCE

     The Company has limited experience in sales, marketing and distribution. The Company plans to establish marketing arrangements with pharmaceutical companies with large distribution systems for non-bulk distribution of products and does not expect to establish a direct sales capability for non-bulk distribution for several years. In the future, in order to market any of its products directly for non-bulk distribution, the Company will need to develop a marketing and sales force with technical expertise and distribution capability. To the extent that the Company enters into marketing or distribution arrangements, any revenues received by the Company will depend upon the efforts of third parties and there can be no assurance that such efforts will be successful. The Company currently intends to retain the right to market some of its products directly to bulk purchasers of vaccines and antibodies, including the United States military and the National Centers for Disease Control. There can be no assurance that the Company will be able to establish sales and distribution capabilities or that it or its collaborators will be successful in gaining market acceptance for any products that may be developed by the Company. See "Business -- Marketing Strategy."

DEPENDENCE ON ATTRACTION AND RETENTION OF KEY EMPLOYEES

     Recruiting and retaining qualified scientific personnel to perform research and development work is critical to the Company's success. Accordingly, the Company is highly dependent on the principal members of its scientific and management staff. The loss of the services of one or more of these persons might significantly delay the achievement of development objectives and could have a material adverse effect on the Company. With the exception of the Company's President and Chief Executive Officer and its Vice President, Research and Medical Affairs, the Company does not maintain any key man life insurance policies. In order to pursue its product development and marketing plans, the Company will need to hire additional qualified management and operating personnel to perform research and development. The Company faces competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. In addition, the Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as production and marketing, will require the addition of new management personnel. The failure to attract and retain such personnel could adversely affect the Company's business. See "Management."

PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE

     The Company's business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of medical products. The use of the Company's product candidates in clinical trials may expose the Company to product liability claims and possible adverse publicity. These risks also exist with respect to the Company's product candidates, if any, that receive regulatory approval for commercial sale. The Company currently has limited product liability coverage for the clinical research use of its product candidates. The Company does not have product liability insurance for the commercial sale of its product candidates but intends to obtain such coverage if and when its products are commercialized. However, there can be no assurance that the Company will be able to obtain additional insurance coverage at acceptable costs, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of the Company. See "Business -- Product Liability."

POSSIBLE STOCK PRICE VOLATILITY

     There can be no assurance that an active trading market will be sustained or that the market price of the Common Stock will not decline below its current price. There has been significant volatility in the market price of securities of biotechnology and other emerging companies such as the Company. Various factors and events, including announcements by the Company or its competitors concerning clinical results, actions by the FDA or other regulatory agencies, patents, proprietary rights, technological innovations or new commercial products, may have a significant impact on the Company's business and the market price of the Common Stock.

ABSENCE OF DIVIDENDS

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support the development of its business and does not anticipate paying cash dividends in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALES; REGISTRATION RIGHTS


     Sales of substantial amounts of shares of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, based upon the number of shares outstanding at April 15, 1996, there will be 9,643,306 shares of Common Stock of the Company outstanding. Of these shares, approximately 7,464,117 shares, consisting of 2,000,000 shares sold in this offering, 2,300,000 shares sold in the Company's initial public offering, and 3,164,117 shares eligible for resale pursuant to Rule 144(k) of the Securities Act of 1933, as amended (the "Securities Act"), will be immediately eligible for resale in the public market without restriction under the Securities Act. Beginning in June 1996 and January 1997, approximately 1,028,061 shares and 737,374 additional shares, respectively, will become eligible for immediate resale in the public market subject to compliance with applicable provisions of Rule 144. Holders of 1,691,425 shares of Common Stock have entered into lock-up agreements whereby they have agreed not to publicly offer, sell or otherwise dispose of such shares without the consent of Cowen & Company for 90 days after the date of the final Prospectus. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Common Stock. As of April 15, 1996, the holders of approximately 3,677,277 shares of Common Stock are entitled to certain piggyback and demand registration rights with respect to such shares. By exercising their registration rights, subject to certain limitations, such holders could cause a large number of shares to be registered and sold in the public market. Such sales may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

ANTITAKEOVER PROVISIONS

     The Company's Second Amended and Restated Certificate of Incorporation requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and require reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or, if none, the President of the Company or the Board of Directors. The Restated Certificate of Incorporation provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company entitled to vote. These provisions, and other provisions of the Restated Certificate of Incorporation, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. These provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. In addition, the stockholders of the Company have granted the Board of Directors authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock."

                              RECENT DEVELOPMENTS

     A Phase 2 safety and pharmacology trial for HNK20 in premature infants and infants with bronchopulmonary dysplasia at high risk of contracting RSV viral pneumonia was initiated in December 1995 and was completed in April 1996. This double-blind, placebo-controlled study included 57 infants, under the age of nine months at study entry, who received either 2.5 milligrams per day of HNK20 or placebo, each through once daily nose drop administration. Based on preliminary examination of the results, the study demonstrated that HNK20 was well tolerated in the target population and was administered with a high level of compliance. A review of adverse events revealed no safety concerns related to treatment with HNK20. Given the small size of the Phase 2 study, no significant differences were observed between the HNK20 and placebo groups related to the incidence of RSV infection. Initial results, however, indicate that HNK20 may reduce the frequency with which RSV upper respiratory tract infections progress to lower respiratory tract infections (bronchiolitis or viral pneumonia).

     Lower respiratory tract infection with RSV may lead to severe disease or fatality in infants with bronchopulmonary dysplasia or other risk factors. The proportion of infants with upper respiratory tract infection that progressed to the more severe lower respiratory tract infection was lower in the HNK20 group than in the placebo group. Eight of the 12 RSV infection cases in the HNK20 group progressed from upper to lower respiratory tract infection, while seven of the eight RSV infection cases in the placebo group progressed from upper to lower respiratory tract infection. These data are consistent with non-human primate studies in which the topically applied HNK20 IgA antibody was shown to limit virus replication in the upper airways and prevent the spread of the virus to the lung. However, this Phase 2 trial, with a small number of participants, was designed primarily to determine safety and tolerance, not efficacy.

     Among the infants who developed lower respiratory tract infections, seven of the HNK20 treated infants were hospitalized, compared with two of the placebo recipients. No other infant in the trial was hospitalized with RSV. The Company believes that the higher hospitalization rate for the HNK20 group may be due to the random assignment of infants with more severe preexisting risk factors to the HNK20 group. Of infants developing RSV infections, the HNK20 treated group on average was younger (HNK20 = 13 weeks vs. placebo = 19 weeks) and weighed less (HNK20 = 6.6 lbs. vs. placebo = 9.4 lbs.), and had a higher frequency of preexisting bronchopulmonary dysplasia than the placebo recipients. Hospitalization with RSV is a primary endpoint for the Company's recently commenced Phase 3 trial in the Southern Hemisphere.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock being offered by the Company hereby are estimated to be $13.3 million ($15.3 million if the Underwriters' over-allotment option is exercised in full) after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.



     The Company anticipates using substantially all the net proceeds for product research and development, including preclinical and clinical testing.



     The amounts and timing of the expenditures of the net proceeds will depend on numerous factors, such as the status of the Company's research and development efforts, the regulatory approval process, technological advances, determinations as to commercial potential, the terms of collaborative agreements entered into by the Company and the status of competitive products. In addition, the Company's research and development expenditures will vary as projects are added, extended or abandoned and as a result of variations in funding from existing or future third-party collaborators. Based upon its current plans, which assume completion of current clinical trials at planned patient enrollments (but excluding any expenditures for start-up of HNK20 manufacturing), the Company anticipates that its existing capital resources, including the proceeds of this offering, research funding and milestone payments expected to be made by Merieux pursuant to the Joint Venture, cash on hand and interest earned therefrom will be sufficient to meet the Company's operating expenses and capital requirements for approximately the next 15 months. The Company will require additional funds to conduct, if required, a Phase 3 trial in the United States of its HNK20 product candidate and for HNK20 manufacturing start up. There can be no assurance, however, that the additional funds will be available when required, or if available, can be obtained on terms which are satisfactory to the Company. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The foregoing forward-looking statements relating to the Company's capital resources are subject to important factors, including those set forth under "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding."



     Pending the uses described above, the Company intends to invest the net proceeds of the offering in short-term, interest-bearing, investment grade securities, including U.S. Treasury and agency securities and high grade corporate notes.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is quoted on The Nasdaq National Market under the symbol ORVX. The following table sets forth for the periods indicated the high and low reported last sale prices for the Company's Common Stock.


                                                                             PRICE RANGE OF
                                                                              COMMON STOCK
                                                                           -------------------
                                                                            HIGH         LOW
                                                                           ------       ------
1995:
     Second Quarter (from June 8, 1995)..................................  $ 9.13       $ 7.25
     Third Quarter.......................................................   16.38         8.25
     Fourth Quarter......................................................   14.88         9.75
1996:
     First Quarter.......................................................  $15.00       $11.25
     Second Quarter (through June 25, 1996)..............................   14.00         8.50



     On June 25, 1996, the reported last sale price for the Company's Common Stock on The Nasdaq National Market was $8.50 per share. As of April 15, 1996, the Company had 202 stockholders of record.


                                DIVIDEND POLICY


     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support the development of its business and does not anticipate paying cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION


     The following table sets forth as of March 31, 1996, the actual cash and capitalization of the Company and the cash and capitalization of the Company as adjusted to reflect the issuance and sale by the Company of 2,000,000 shares of Common Stock offered hereby and receipt of the net proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds." This table should be read in conjunction with the Company's financial statements and notes included elsewhere in this Prospectus.



                                                                          MARCH 31, 1996
                                                                      -----------------------
                                                                      ACTUAL      AS ADJUSTED
                                                                      -------     -----------
                                                                          (IN THOUSANDS)
Cash and investments................................................  $22,543      $  35,823
                                                                      =======      =========
Obligation under capital leases, excluding current portion..........    2,239          2,239
Installment debt....................................................    1,211          1,211
Stockholders' equity
     Preferred stock, $.001 par value
       2,000,000 shares authorized, none issued or outstanding......       --             --
     Common stock, $.001 par value
       25,000,000 shares authorized; 7,642,650 shares issued and
      outstanding (actual); 9,642,650 shares issued and outstanding
      (as adjusted)(1)..............................................        8             10
     Additional paid-in capital.....................................   58,158         71,436
     Deferred compensation..........................................     (278)          (278)
     Accumulated deficit............................................  (38,535)       (38,535)
                                                                      -------     -----------
       Total stockholders' equity...................................   19,353         32,633
                                                                      -------     -----------
Total capitalization................................................  $22,803      $  36,083
                                                                      =======      =========


- ------------------------------

(1) Excludes an aggregate of 851,719 shares of Common Stock reserved for issuance upon the exercise of options or warrants outstanding as of March 31, 1996. An additional 218,896 shares of Common Stock were reserved for future option grants as of March 31, 1996. See Note I of Notes to Consolidated Financial Statements.

                                    DILUTION


     The net tangible book value of the Company as of March 31, 1996 was $19,353,000 or $2.53 per share. Net tangible book value per share represents the amount of total tangible assets (total assets less intangible assets) of the Company reduced by the Company's total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 2,000,000 shares of Common Stock in this offering (after deducting the estimated underwriting discounts and commissions and estimated offering expenses), the net tangible book value of the Company as of March 31, 1996 would have been $32,633,000, or $3.38 per share. This represents an immediate increase in net tangible book value of $0.85 per share to existing stockholders and an immediate dilution in net tangible book value of $3.87 per share to new investors purchasing Common Stock in this offering, as illustrated in the following table:



    Public offering price per share.....................................            $  7.25
      Net tangible book value per share before this offering............  $ 2.53
      Increase per share attributable to this offering..................  $ 0.85
                                                                          ------
    Net tangible book value per share after this offering(1)(2).........            $  3.38
                                                                                    -------
    Dilution per share to new investors.................................            $  3.87
                                                                                     ======


- ---------------

(1) If the Underwriters' over-allotment option is exercised in full, the net tangible book value would be approximately $3.49 per share, resulting in dilution to new investors in this offering of $3.76 per share. See "Underwriting."



(2) If all outstanding options as of March 31, 1996 for the purchase of shares of Common Stock with exercise prices less than the assumed public offering price were exercised in full (using the treasury method and assuming no exercise of the Underwriters' over-allotment option), the pro forma net tangible book value would be approximately $3.20 per share, resulting in dilution to new investors in this offering of $4.05 per share.


     The foregoing table assumes no exercise of any outstanding stock options or warrants or the Underwriters' over-allotment option. See Note (1) under "Capitalization" for information regarding the number of shares issuable upon exercise of stock options outstanding as of March 31, 1996 and "Underwriting" for information concerning the Underwriters' over-allotment option. To the extent that the outstanding options, or any options granted in the future, are exercised at a price per share below the assumed public offering price, there will be further dilution to new investors. See "Management -- Executive Compensation."

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to the Company's statements of operations for each of the four years in the period ended December
31, 1995 and the nine months ended December 31, 1991 are derived from financial statements that have been audited by Coopers & Lybrand L.L.P., independent accountants. The statement of operations data for the year ended December 31, 1992 and the nine months ended December 31, 1991 are derived from audited financial statements not included in this Prospectus. The unaudited balance sheet data as of March 31, 1996 and the unaudited statement of operations data for the three months ended March 31, 1996 and March 31, 1995 have been prepared on a basis substantially consistent with the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth herein. Results for the three months ended March 31, 1996 are not necessarily indicative of results to be expected for the year ending December 31, 1996, although a significant loss is expected for that period. See "Risk Factors --
History of Operating Losses; Uncertainty of Future Profitability." The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and related notes included elsewhere in this Prospectus.

                                   NINE MONTHS                                                              THREE MONTHS
                                      ENDED                    YEARS ENDED DECEMBER 31,                   ENDED MARCH 31,
                                   DECEMBER 31,     ----------------------------------------------     ----------------------
                                       1991          1992        1993         1994         1995          1995         1996
                                   ------------     -------     -------     --------     ---------     --------     ---------
                                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Collaborative research and
    development..................    $     --       $    --     $    --     $     --     $   8,684     $  3,190     $   1,571
  Government grants..............          --           251         349          257           311           78           192
  Interest.......................         132            69          78           51         1,080           79           310
                                      -------       -------     -------     --------     ----------    --------     ---------
                                          132           320         427          308        10,075        3,347         2,073
Expenses:
  Research and development.......       1,006         3,009       5,981        8,406        12,450        2,775         5,280
  General and administrative.....         604         1,408       1,848        2,580         3,299        1,165           843
  Interest.......................           1            80          92          190            87           21           139
                                      -------       -------     -------     --------     ----------    --------     ---------
                                        1,611         4,497       7,921       11,176        15,836        3,961         6,262
Equity in operations of joint
  venture........................          --            --          --           --        (2,436)          --        (1,086)
                                      -------       -------     -------     --------     ----------    --------     ---------
Net loss(1)......................      (1,479)       (4,177)     (7,494)     (10,868)       (8,197)        (614)       (5,275)
Net loss to common
  stockholders(1)................     $(1,479)      $(4,177)    $(7,494)    $(10,968)    $  (8,305)    $   (671)    $  (5,275)
                                      =======       =======     =======     ========     ==========    ========     =========
Net loss per common and common
  equivalent share(1)............                                                        $   (1.86)    $  (1.13)    $   (0.69)
                                                                                         ==========    ========     =========
Weighted average number of common
  and common equivalent shares
  outstanding....................                                                        4,465,955      595,266     7,630,778


                                                                       DECEMBER 31,                               MARCH 31,
                                              ---------------------------------------------------------------     ---------
                                                  1991          1992        1993         1994         1995          1996
                                              ------------     -------     -------     --------     ---------     --------
BALANCE SHEET DATA:
Cash and investments........................    $  3,354       $ 1,841     $ 1,042     $  3,706       $27,631     $ 22,543
Total assets................................       3,973         3,133       3,050        5,195        29,833       29,086
Working capital.............................       3,259         1,602        (218)       1,400        23,109       16,652
Redeemable convertible preferred stock......       6,175         6,175      14,988       27,331            --           --
Total stockholders' equity (deficit)........      (2,507)       (6,683)    (14,152)     (25,038)       24,513       19,353

- ---------------
(1) The net loss for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 exclude accretion to redemption value of preferred stock of $100,000 and $108,000 and $57,000, respectively, which is included in the net loss to common shareholders.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Since its inception in 1990, the Company has been engaged in the discovery and development of oral vaccines and non-injected antibody products to prevent or treat human infectious diseases.

     To date, the Company has not received any revenues from the sale of products and does not expect to receive any such revenues for at least several years. The Company's losses incurred since inception result principally from expenditures under its research and development programs and the Company expects to incur significant operating losses over the next several years due primarily to expanded research and development efforts, preclinical testing and clinical trials of its product candidates, the acquisition of additional technologies, the establishment of manufacturing capability and the performance of commercialization activities. Results of operations may vary significantly from quarter to quarter depending on, among other factors, the progress of the Company's research and development efforts, the receipt, if any, of milestone payments, the timing of certain expenses and the establishment of collaborative research agreements.

RESULTS OF OPERATIONS

  THREE MONTHS ENDED MARCH 31, 1996 COMPARED WITH THREE MONTHS ENDED MARCH 31, 1995

     The Company's total revenues decreased to $2,073,000 in the three months ended March 31, 1996 from $3,347,000 in the three months ended March 31, 1995. In the three months ended March 31, 1996, the Company's revenues consisted of $1,571,000 of collaborative research revenues earned under the Company's collaboration (the "Joint Venture") with Pasteur Merieux Serums & Vaccins S.A. ("Merieux") which was entered into late in the first quarter of 1995, $192,000 from government grants and $310,000 in interest earned on invested funds. In the three months ended March 31, 1995 the Company's revenues consisted of $2,600,000 of milestone payments and $590,000 of collaborative research revenues paid directly to the Company by Merieux, $78,000 from government grants and $79,000 in interest earned on invested funds. The increase in interest earned on invested funds is principally attributable to the temporary investment of the net proceeds remaining from the Company's initial public offering in June 1995.

     The Company's total costs and expenses increased to $6,262,000 in the three months ended March 31, 1996 from $3,961,000 in the three months ended March 31, 1995. Research and development expenses increased 90% to $5,280,000 in the three months ended March 31, 1996 from $2,775,000 in the three months ended March 31, 1995, principally reflecting growth in the Company's primary product development programs. Significant contributions to the Company's increased research and development expenses during the first quarter of 1996 included conducting Phase 2 clinical trials under both its H. pylori and RSV programs and production of its necessary supplies of clinical materials for its Phase 3 pivotal clinical trials under its RSV program planned for commencement in the Southern Hemisphere during the second quarter of 1996. The 28% decrease in general and administrative expenses to $843,000 in the three months ended March 31, 1996 from $1,165,000 in the three months ended March 31, 1995 resulted principally from expenses associated with the consummation of the Joint Venture agreements having been incurred in the first quarter of 1995 and not in the comparable 1996 period. This increase was partially offset in 1996 by increased administrative costs incurred in connection with compliance with the information reporting requirements of a public company and other administrative costs necessary to support the growth in research and development. OraVax accounts for its investment in the two equally controlled partnerships (the "Joint Venture Partnerships"), through which the Joint Venture has conducted its research beginning after the first quarter of 1995, under the equity method of accounting and, accordingly, recorded its $1,086,000 share of the Joint Venture Partnerships' losses in the first quarter of 1996 only. Interest expense increased to $139,000 in the three months ended March 31, 1996 from $21,000 in the three months ended March 31, 1995 due to assumption of capitalized leases and installment debt associated with the acquisition of equipment and leasehold improvements for the Company's manufacturing facility in January 1996.

     The Company incurred a net loss of $5,275,000 in the three months ended March 31, 1996 compared to a net loss of $671,000 in the three months ended March 31, 1995.

  YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

     The Company's total revenues increased to $10,075,000 in 1995 from $308,000 during 1994. In 1995, the Company's revenues consisted of $8,684,000 earned under its Joint Venture with Merieux which was entered into during 1995, $311,000 from government grants and $1,080,000 in interest earned on invested funds. In 1994, the Company's revenues consisted of $257,000 from government grants and $51,000 in interest earned on invested funds. The increase in interest earned on invested funds is principally attributable to the temporary investment of approximately $20,676,000 of net proceeds from the Company's initial public offering in June 1995.

     The Company's total costs and expenses increased to $15,836,000 in 1995 from $11,176,000 in 1994. Research and development expenses increased 48% to $12,450,000 in 1995 from $8,406,000 in 1994, principally reflecting growth in the Company's primary product development programs, including conducting Phase 1 and 2 clinical trials under its RSV program and Phase 1 clinical trials under its H. pylori program. The 28% increase in general and administrative expenses during the same period to $3,299,000 in 1995 from $2,580,000 in 1994, reflects increased business development efforts in the identification of, and negotiation with, potential corporate partners including Merieux, increased administrative costs incurred in connection with the Company's initial public offering and resulting compliance with the information reporting requirements of the Securities and Exchange Commission, and increases in other administrative costs necessary to support the growth in research and development. Such administrative costs included moving and relocation expenses incurred in connection with the Company's move to consolidated research and administrative facilities. OraVax accounts for its investments in the Joint Venture Partnerships under the equity method of accounting and, accordingly, recorded its $2,436,000 share of the Joint Venture Partnerships' net losses during 1995. Interest expense decreased 54% to $87,000 in 1995 from $190,000 in 1994. While there was similar interest expense from capital leases in both years, interest from promissory notes to shareholders is reflected in 1994 alone.

     The Company incurred a net loss of $8,197,000 in 1995 compared to a net loss of $10,868,000 in 1994.

  YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993

     The Company's total revenues decreased to $308,000 in 1994 from $427,000 during 1993. In 1994, the Company's revenues consisted of $257,000 from government grants and $51,000 in interest earned on invested funds. In 1993, the Company's revenues consisted of $349,000 from government grants and $78,000 in interest earned on invested funds.

     The Company's total costs and expenses increased to $11,176,000 in 1994 from $7,921,000 in 1993. Research and development expenses increased 41% to $8,406,000 in 1994 from $5,981,000 in 1993, principally reflecting growth in the Company's primary product development programs, including the initiation of clinical trials. The 40% increase in general and administrative expenses during the same period to $2,580,000 in 1994, from $1,848,000 in 1993, reflects increased business development efforts in the identification of, and negotiation with, potential corporate partners, increased costs associated with patent filing and investigations and increases in other administrative costs necessary to support the growth in research and development. Interest expense increased 107% to $190,000 in 1994 from $92,000 in 1993, principally from interest expense incurred on promissory notes and capitalized leases.

     The Company incurred a net loss of $10,868,000 in 1994 compared to a net loss of $7,494,000 in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     In January and March 1995, the Company sold an aggregate of 216,237 shares of Series Preferred Stock for net cash proceeds of $9.2 million. These shares were converted to Common Stock upon the closing of the Company's initial public offering in June 1995.

     In March 1995, the Company entered into a Joint Venture with Merieux for the development, manufacturing, marketing and sale of immuno-therapeutic and preventive vaccines against H. pylori infections in humans. Under the Joint Venture, OraVax and Merieux agreed to co-develop vaccines which use the urease protein or any of its sub-units as an antigen. OraVax and Merieux will share equally in profits from the sales of the Target Products and in all future research, development, clinical and commercialization costs.

OraVax and Merieux estimate that research, development and clinical costs will exceed $50.0 million. Merieux is providing technical expertise and will also provide marketing expertise to the Joint Venture. Merieux made an initial milestone payment of $2.6 million directly to OraVax, paid the Company directly $0.6 million for research and development conducted in the first quarter of 1995 and purchased $2.5 million of the Company's Series Preferred Stock. Subsequently, Merieux purchased an additional $1.0 million of Common Stock in the Company's initial public offering. In addition, Merieux agreed to pay the Company directly up to $12.0 million during the development period, subject to the achievement of certain clinical and regulatory milestones, of which $0.6 million was paid to OraVax in December 1995. However, there can be no assurance that the milestones which trigger such future payments will be achieved. Beginning in the second quarter of 1995, research, development and commercialization activities of the Joint Venture were conducted through two equally controlled partnerships which have contracted with OraVax to perform research and development and clinical trial activities. OraVax earned $4.9 million under these contracts during 1995 and $1.6 million in the first quarter of 1996. The Joint Venture provides for certain rights of termination, but, absent any breach, neither party may unilaterally terminate the Joint Venture prior to March 31, 1997.

     In June 1995, the Company sold 2,300,000 shares of its Common Stock for $10.00 per share in an initial public offering, providing net proceeds of approximately $20.7 million.

     In 1995, the Company entered into a five year operating lease, with renewal options, to consolidate its current research and administrative operations and provide for its longer-term expansion plans in an approximately 53,000 square foot facility in Cambridge, Massachusetts. Occupancy of the new facility began in December 1995. There were no material impairments of long-lived assets as a result of the move.

     In January 1996, the Company leased an approximately 47,000 square foot GMP-compliant manufacturing facility in Canton, Massachusetts and acquired related equipment and leasehold improvements from the former tenant. The facility is intended to be used for commercial production of the Company's monoclonal antibody (HNK20), designed to prevent viral pneumonia in children caused by RSV. This facility was specifically designed and equipped by the former tenant for the manufacture of monoclonal antibodies for pharmaceutical use, although other production uses are possible. Existing building and capital equipment leases, which include renewal and purchase options, were transferred to the Company. In addition, the Company purchased leasehold improvements and other related assets from the former tenant, payable in installments through 1999.

     The costs to lease and equip these facilities will be funded in whole, or in part, either through existing cash and investments, proceeds from offerings of securities, or other methods of financing including mortgage or lease financing, if available to the Company on acceptable terms. In addition, the Company expects to continue its current practice of leasing most of its capital equipment, provided such lease financing continues to be available to the Company on acceptable terms.

     The Company's aggregate cash and investments were $22,543,000 at March 31, 1996, a decrease of $5,088,000 since December 31, 1995. Cash used by operations during the three months ended March 31, 1996, principally to support research and development, was $3,512,000. The Company expended $230,000 for property and equipment, of which $216,000 was recovered under sale-leaseback arrangements, and repaid $372,000 of its capital lease obligations during the period. In addition, the Company invested $674,000 in the Joint Venture Partnerships and repaid $613,000 of installment debt during the three months ended March 31, 1996.

     The Company's aggregate cash and investments were $27,631,000 at December 31, 1995, an increase of $23,925,000 since December 31, 1994. Cash used by operations during the period, principally to support research and development, was $2,545,000. The Company expended $762,000 for property and equipment, of which $614,000 was recovered under sale-leaseback arrangements, and repaid $530,000 of its lease obligations during the period. In addition, the Company invested $2,886,000 in the Joint Venture Partnerships during the year ended December 31, 1995.

     Since inception, the Company's cash expenditures have exceeded its revenues. Operations have been funded principally through public and private placements of equity securities, equipment lease financing, revenues from the Company's Joint Venture with Merieux, government grants and interest income. The

Company's future capital requirements will depend on many factors, including, but not limited to, the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements, the development of commercialization activities and arrangements, and the acquisition of additional facilities and capital equipment.


     The Company plans to finance these cash needs in the near term principally through its existing cash reserves, together with interest earned thereon, revenues, payments and reimbursements under the Company's Joint Venture with Merieux and facilities and equipment financing. Based upon current plans, which assume completion of current clinical trials at planned patient enrollments (but excluding any expenditures for start-up of HNK20 manufacturing), the Company believes that its capital resources, including the proceeds of this offering, research funding and milestone payments expected to be made by Merieux, cash on hand and interest earned therefrom will be sufficient to meet the Company's operating expenses and capital requirements for approximately the next 15 months. The Company will require additional funds to conduct, if required, a Phase 3 trial in the United States of its HNK20 product candidate and for HNK20 manufacturing start up. Moreover, changes in the Company's research and development plans or other events affecting the Company's operations may result in accelerated or unexpected expenditures. In addition, the Company will need substantial additional capital to fund its operations for the manufacturing and marketing of any of its successful product candidates. The Company intends to seek such additional funding through public or private financings or collaborative or other arrangements with corporate partners. If additional funds are raised by issuing equity securities, further dilution to existing stockholders may result and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional financing will be available from any of these sources, or if available, can be obtained on terms satisfactory to the Company. The Company's inability to obtain needed funding on satisfactory terms may require the Company to delay, curtail or eliminate one or more of its planned product development programs, scale back its planned manufacturing operations or enter into collaborative arrangements that may require the Company to issue additional equity or to relinquish rights to certain technologies or product candidates that the Company would not otherwise issue or relinquish. The foregoing forward-looking statements relating to the Company's capital resources are subject to important factors, including those set forth under "Risk Factors -- Future Capital Needs; Uncertainty of Additional Fundings."

                                    BUSINESS

GENERAL

     OraVax is a leader in the discovery and development of oral vaccines and non-injected antibody products for the prevention and treatment of diseases which infect the human body at its mucosal surfaces. Most bacterial and viral infections attack the body's mucosal tissues. These tissues include the linings of the gastrointestinal, respiratory and genitourinary tracts and the surface of the eyes, an exposed surface area of over 3,600 square feet in the average adult. Consequently, the largest part of the body's immune system is at the mucosal surface and forms an important first line of defense against disease. OraVax was founded to pursue drug discovery and development utilizing the mucosal immune system. OraVax believes oral and non-injected products that provide immunity at mucosal surfaces offer a number of important clinical and commercial advantages relative to injected antibody and vaccine products, including greater clinical efficacy, a higher level of safety, lower costs of administration and improved patient compliance.

     The Company has developed a portfolio of proprietary technologies and accumulated valuable expertise in the exploitation of the mucosal immune system for drug discovery and development. The Company's product candidates are designed to generate mucosal immunity utilizing a specialized class of antibodies, secretory IgA, found solely at the mucosal surfaces. These product candidates are intended to be delivered orally or through other non-injected delivery systems. In contrast, conventional antibody products and vaccines generate immunity principally based on IgG, a class of antibodies found in the bloodstream, and are usually delivered by injection.

     OraVax is currently pursuing three principal product development programs which target diseases that have high rates of incidence, compelling pharmaco-economic profiles and for which there are no adequate therapeutic or preventive antibody products or vaccines. These disease targets are viral pneumonia in children, peptic ulcer disease and antibiotic-associated diarrhea and colitis. The Company's principal product candidates are the following:

- -------------------------------------------------------------------------------------------------
         PRODUCT CANDIDATE              INDICATION                        STATUS
         -----------------              ----------                        ------
       HNK20 antibody         Prevention of viral pneumonia in       Phase 3 trials
                              children
       UreAB oral vaccine     Prevention and treatment of peptic     Phase 2 trials
                              ulcers
       CdAB oral vaccine      Prevention of antibiotic-associated    Preclinical development
                              diarrhea and colitis
- -------------------------------------------------------------------------------------------------

     The Company's most advanced product candidate is the HNK20 antibody being developed to prevent viral pneumonia in children caused by respiratory syncytial virus ("RSV"). HNK20 is designed to be administered directly to the mucous lining of the nasal passages by nose drops, thereby providing protection against infection at the point of entry to the respiratory system. In the United States, approximately 250,000 children annually have moderate to severe underlying medical problems that put them at risk of contracting viral pneumonia from RSV infection. Approximately 36% of these children require hospitalization due to severe lower respiratory infections from RSV and up to 5% of these hospitalized cases prove to be fatal. The nose drop formulation of HNK20 may facilitate its use in children who present a wide range of risk factors. The Company estimates that the direct medical costs associated with the treatment of the disease in the United States exceed $500 million annually. Phase 2 trials of this product candidate in adults were completed in July 1995. A Phase 1 safety trial in children was also completed in July 1995, and a Phase 2 trial in high risk infants was completed in April 1996. The Company commenced Phase 3 trials in children in early May 1996 in the Southern Hemisphere, where the months of greatest risk for RSV infection are May to September.

     The Company's second product candidate is UreAB, a urease-based oral vaccine designed to prevent and treat infection by Helicobacter pylori bacteria ("H. pylori"). In recent years, H. pylori infection has been identified as the underlying cause of the majority of cases of chronic gastritis and peptic ulcer disease and as a major risk factor for stomach cancer. The Company believes that approximately 90% of peptic ulcer cases are attributable to chronic H. pylori infections. In addition, H. pylori has been formally classified as a Category 1 (or definite) human carcinogen by the World Health Organization. The Company is developing an oral vaccine for the prevention of infection by H. pylori and, in chronically infected persons, to clear the infection and prevent reinfection. The Company estimates that the direct medical costs of treating peptic ulcers in the United States exceed $5 billion per year. Although frequently asymptomatic, all persons infected by H. pylori have chronic stomach inflammation (gastritis). The Company estimates that approximately 30% of the United States population is infected with H. pylori. Infection rates in most parts of the world exceed those in the United States. OraVax completed a Phase 1 clinical safety study of its H. pylori vaccine in chronically infected adults in December 1995. A Phase 2 safety and immunogenicity trial was initiated in adults in September 1995 and is expected to be completed in the third quarter of 1996.

     In March 1995, the Company entered into a collaboration (the "Joint Venture") with Pasteur Merieux Serums & Vaccins S.A. ("Merieux"), a wholly-owned subsidiary of Rhone-Poulenc S.A., for the development, manufacturing, marketing and sale of immuno-therapeutic and preventive vaccines against H. pylori. Under the Joint Venture, OraVax and Merieux have agreed to co-develop vaccines which use the urease protein or any of its sub-units as an antigen (the "Target Products"). OraVax and Merieux will share equally in profits from the sales of the Target Products and in all future research, development, clinical and commercialization costs. Merieux made an initial milestone payment, purchased equity in the Company and agreed to make certain payments to the Company during the development period, subject to the achievement of certain clinical and regulatory milestones. The first of these milestone payments was made the fourth quarter of 1995. See "Business -- Products under Development -- UreAB Oral Vaccine Against H. pylori."

     The Company's third product candidate is CdAB, an oral vaccine designed to prevent antibiotic-associated diarrhea and colitis caused by Clostridium difficile ("C. difficile"). Approximately two million cases of antibiotic-associated diarrhea and colitis occur annually in hospitalized patients and nursing home residents in the United States. Preclinical trials in animals with CdAB have demonstrated effectiveness in prevention of C. difficile induced disease. The Company expects to file an IND in the fourth quarter of 1996.

     In addition to the Company's three principal product development programs, the Company has rights to certain other technologies which may have the potential to be developed into products. These technologies also build on the Company's platform of knowledge of immunology and infectious disease. These technologies include methods for stimulating IgA antibody production, a potential improved vaccine for prevention of Japanese Encephalitis ("JE") viral infections, an antigen delivery system using genetically engineered virus-like particles, Viricles, and a Shigella live-vector antigen delivery system. In March 1996, the Company was notified that it had been awarded a Phase 2 Small Business Innovation Research ("SBIR") grant from the United States National Institutes of Health ("NIH") to fund its product development efforts in JE.

BUSINESS STRATEGY

     The Company's early recognition of the drug discovery opportunities inherent in mucosal immunity research has enabled OraVax to build its strong proprietary position in the field and to accumulate valuable knowledge of the mucosal immune response. The Company has accumulated this technology base through its own research and development activities and through collaborations with academic and government institutions. In addition, the Company has established functional capabilities in the areas of immunology, biochemistry, microbiology, electron microscopy, process development, clinical trial management and regulatory compliance, among others. The Company believes that its understanding of the mucosal immune system combined with its drug development capabilities will enable OraVax to produce commercially viable products that treat or prevent human infectious diseases.

     The Company's objective is to establish itself as the leader in the development and commercialization of oral vaccines and non-injected antibody products that stimulate or provide immunity at mucosal surfaces. Key elements of the Company's continuing business strategy include:

  DEVELOPING ORAVAX'S TECHNOLOGY PLATFORM

     The Company has recruited a staff of experienced scientists, technicians and managers representing the range of skills the Company believes will be necessary to identify, evaluate and develop commercial technologies and product opportunities. In addition, the Company has developed collaborations with universities, government institutions and corporations to complement and extend its internal resources and assist in product development. The Company will continue to build upon its understanding of the mucosal immune system, monoclonal IgA antibodies and vaccine formulations, and to pursue product candidates that leverage the Company's technology and know-how.

  IDENTIFYING MEDICALLY AND ECONOMICALLY IMPORTANT DISEASE TARGETS

     OraVax is focusing its development efforts on diseases that are preventable or treatable by utilizing the mucosal immune response, have near-term commercialization potential and present large market opportunities. The Company considers pharmaco-economics during product selection and throughout development, with the objective of reducing overall health care delivery costs.

  COMMERCIALIZING PRODUCTS EFFICIENTLY

     The Company evaluates and selects product commercialization strategies on a product-by-product basis. The Company currently intends to complete development of the HNK20 product independently, retaining all product rights. In January 1996, the Company leased a manufacturing facility for commercial production of HNK20. The Company intends to sell, market and distribute HNK20 in selected markets itself and to enter into sales, marketing and distribution agreements with established pharmaceutical partners. The Company is in the process of establishing such relationships. In March 1995, the Company formed the Merieux Joint Venture to develop its UreAB H. pylori product candidate, to acquire complementary technology, marketing and distribution expertise and financial support for a product the Company believes has global commercial prospects. The Company is continuing to evaluate the most efficient commercialization strategy for its CdAB oral vaccine, which is still in preclinical development. Depending on the future circumstances of these and other product development programs, OraVax may expand its manufacturing capacity, sub-contract selected manufacturing or grant manufacturing rights to its collaborators.

SCIENTIFIC BACKGROUND

     The human immune system protects against disease caused by infectious organisms such as bacteria, viruses and protozoan parasites. The immune system is generally capable of identifying these pathogens by detecting unique features such as proteins or carbohydrates of the pathogen. These unique features or any combination of such features are known as antigens. The immune system produces antibodies that react with the antigens and either directly disable the pathogen or initiate a process through which the body can eliminate the pathogen. Antibodies are immunoglobulin proteins that have the ability to bind in a specific fashion to an antigen. Once the immune system has detected and responded to a particular pathogen, it generally is able to remember and respond by producing antibodies more quickly when re-exposed to the same pathogen.

     The human immune system is comprised of two distinct divisions, systemic and mucosal. The systemic immune system, which protects the blood and deep tissues of the body, relies on antibodies composed principally of IgG and IgM immunoglobulins. The mucosal immune system, which protects mucosal surfaces, such as the digestive, respiratory and genitourinary tracts and the surface of the eye, relies on antibodies composed principally of the IgA class immunoglobulins. Historically, vaccine or antibody development has been focused on the systemic immune system, with the objective of increasing IgG antibodies in the blood by injecting vaccines or immunoglobulins. However, this approach often does not provide protection for mucosal surfaces that rely on IgA immunoglobulin. The mucosal surfaces, which comprise a total surface area of over 3,600 square feet, represent either the site of disease or the portal of entry into the body for most infectious diseases. Furthermore, the IgA antibodies produced by the mucosal immune system constitute over 75% of all antibodies produced by the human immune system. Accordingly, the Company believes that the mucosal immune system presents an attractive opportunity for developing products that treat or prevent infectious disease. Such products include monoclonal IgA antibodies that are applied directly to mucosal surfaces and vaccines that are designed to stimulate the body to produce IgA antibodies. Such vaccines are composed of one or more antigens of the pathogen and are specifically formulated for administration to the mucosal immune system.

     The mucosal immune response is initiated when an antigen binds to M cells located in specialized areas of the mucosal surfaces known as lymphoid follicles. M cells are specifically designed to entrap antigens and transport them from the outside surface of the mucosal tissue to the underlying lymphoid follicle. In the lymphoid follicle, antigens stimulate precursor B cells that, when mature, will secrete IgA antibodies. These precursor cells are widely disseminated via the bloodstream to mucosal tissues throughout the body, where they undergo maturation into IgA antibody secreting cells. The IgA antibodies are then transported across the mucosal membrane to the mucosal surface. During the transport process, IgA antibodies bind to a protein, known as secretory component, which improves the stability of the IgA antibody against digestion within the intestine or degradation by enzymes found in respiratory secretions. The IgA antibodies produced in response to stimulation of the mucosal immune system with an antigen recognize and bind to that antigen on a bacteria or virus in a highly specific fashion. Consequently, when the pathogen attempts to invade the body at a mucosal surface, it encounters specific IgA antibodies that bind and neutralize it. The pathogen is subsequently swept away by the body's normal mechanisms for cleansing mucosal surfaces, such as the continuous movement of intestinal contents through the intestine, the removal of secretions from the lung and nose by ciliary action and ingestion of mucous and the tearing of the eye.

                        [See Appendix A for Description]

SPECIALIZED M CELLS OF THE MUCOSAL IMMUNE SYSTEM CAPTURE FOREIGN MATERIAL AT THE MUCOSAL SURFACE. THE UPTAKE OF FOREIGN MATERIAL INITIATES AN IMMUNE RESPONSE AS ANTIGENS IN THE FOREIGN MATERIAL ARE RECOGNIZED AND TRANSPORTED INTO THE LYMPHOID FOLLICLE. IMMUNE CELLS SECRETE SPECIALIZED ANTIBODY (IGA), WHICH IS ACTIVELY TRANSPORTED ACROSS THE MUCOSAL SURFACE, WHERE IT ATTACKS THE INVADING PATHOGEN.

     Pharmaceutical products can achieve immune protection against a pathogen either actively, by stimulating the body's own immune system to produce antibodies directed at the pathogen, or passively, through the administration of a natural or synthetic antibody that will itself react with the pathogen. Vaccines produce active immunity and operate by presenting the immune system with dead or disabled pathogens or fragments of pathogens that contain one or more antigens derived from the pathogen. Antigens that appear in many strains of the same pathogen are referred to as "highly conserved." Generally, the more highly conserved the antigens are among strains of the pathogen, the more effective the vaccine will be. Direct administration of an antibody provides passive immunity and may be an effective treatment for certain infections during defined periods of risk, particularly for patients whose immune systems are unable to respond quickly enough to prevent serious medical consequences of infection or unable to provide a sufficient level of protection. While most existing products are classical injected vaccines and antibodies designed to provide systemic immunity, OraVax's product candidates are designed to be administered orally or topically and to provide either passive or active mucosal immunity.

     Since the mechanisms that produce immunity at mucosal surfaces are distinct from those that protect other tissues of the body, novel approaches are necessary to develop preventive and therapeutic products for mucosal immunization. Vaccines designed to stimulate mucosal immunity generally require specialized formulations for delivery to the mucosal surface and special techniques are needed to evaluate the mucosal immune response.

BENEFITS OF MUCOSAL IMMUNITY

     Conventional vaccines and antibodies are designed to provide systemic, as opposed to mucosal, immunity and are administered by injection. Such products include routine childhood vaccines (e.g., Diphtheria/Tetanus/Pertussis, Hepatitis B and Measles/Mumps/Rubella), adult vaccines (e.g., influenza and Hepatitis B) and immune globulins (e.g., rabies and cytomegalovirus). These products provide immunity to infection only after the infecting organism has entered the bloodstream or deep tissues of the body. In contrast, mucosal vaccines and antibody products are not injected but rather are applied to mucosal surfaces (e.g., orally or intranasally). Mucosal vaccines are designed to prevent infection at the point of entry into the body, prior to deep tissue penetration. Noninjected vaccine and antibody products may prevent or treat infections (e.g., H. pylori) that are not susceptible to a systemic immunity approach.

     The Company believes that oral and other non-injected products based upon mucosal immunity will offer a number of important clinical and commercial advantages relative to injected antibody or vaccine products, including:

  GREATER CLINICAL EFFICACY

     The body's natural defense against disease at mucosal surfaces is the mucosal immune system. Mucosal immunity to specific antigens has been demonstrated to be capable of preventing or eliminating mucosal infections in cases where the systemic immune response is not effective. The Company believes that its approach to the generation of immunity will result in products that more effectively prevent or treat many infectious diseases. In particular, the Company expects that it will be able to develop vaccines to provide mucosal immunity against diseases for which there are no current vaccines or for which the protection afforded by systemic immunity has not been adequate.

  HIGHER LEVEL OF SAFETY

     Injected vaccines and antibody products can cause fever, inflammation, acute allergic reactions and, although rare, severe reactions resulting in disability or death. The Company believes its oral vaccines and non-injected antibody products will result in a significantly lower incidence of adverse reactions.

  LOWER COST OF ADMINISTRATION

     It is anticipated that the Company's products will be administered orally or through nose drops, nasal sprays, eye drops, suppositories or other methods involving direct contact with mucosal surfaces. In contrast to products which require intravenous or intramuscular injection, these methods of administration will not require trained personnel or utilization of hospital or outpatient facilities, effectively lowering the cost of administration.

  IMPROVED PATIENT COMPLIANCE

     The Company believes that the greater ease of administration of its products will result in increased patient compliance.

PRODUCTS UNDER DEVELOPMENT

     The following table summarizes the Company's principal product development initiatives:

- ------------------------------------------------------------------------------------------------------------------------
                                                                             DISEASE                    PRIMARY
                 PROGRAM                        STATUS                     INDICATION              MARKET POPULATION
                 -------                        ------                     ----------              -----------------
    RSV
    HNK20 intranasal antibody
                                       Phase 3 clinical trials      Prevention of viral          Approximately 500,000
                                                                    pneumonia                    at-risk children/year
                                                                                                 in the U.S., Western
                                                                                                 Europe and Japan
                                                                                                 (250,000 in the U.S.)
    H. PYLORI
    UreAB oral vaccine
                                       Phase 2 clinical trials;     Treatment of peptic ulcer    Approximately 10
                                       Joint Venture with           disease                      million patients with
                                       Merieux                                                   peptic ulcer disease
                                                                                                 in industrialized
                                                                                                 countries (U.S.,
                                                                                                 Europe, Japan)
                                                                    Treatment of chronic         At least 105 million
                                                                    gastritis                    persons under the age
                                                                                                 of 40 years in
                                                                                                 industrialized
                                                                                                 countries with chronic
                                                                                                 H. pylori infection
                                                                    Prevention of H.pylori       Approximately 120
                                                                    infection and its            million uninfected
                                                                    consequences                 children under the age
                                                                                                 of 17 years in
                                                                                                 industrialized
                                                                                                 countries
    C. DIFFICILE
    CdAB oral vaccine
                                       Preclinical phase            Prevention of antibiotic-    At least 1.5 million
                                                                    associated diarrhea and      nursing home
                                                                    colitis                      residents, 5 million
                                                                                                 elderly persons
                                                                                                 admitted to hospitals
                                                                                                 annually, and 30
                                                                                                 million persons over
                                                                                                 65 years of age in the
                                                                                                 U.S. at risk of
                                                                                                 hospitalization and
                                                                                                 treatment with broad
                                                                                                 spectrum antibiotics
- ------------------------------------------------------------------------------------------------------------------------

  HNK20 INTRANASAL ANTIBODY AGAINST RSV

     Market Opportunity

     The Company is developing HNK20, a monoclonal IgA antibody product designed to prevent viral pneumonia in children caused by RSV. In the United States, approximately 250,000 children annually have moderate to severe underlying medical problems that put them at risk of contracting viral pneumonia from RSV infection. These are children who are born prematurely or who have bronchopulmonary dysplasia, congenital heart disease, leukemia, cystic fibrosis and various immunodeficiency disorders. Approximately 36% of these children require hospitalization due to severe lower respiratory infections from RSV and up to 5% of these hospitalized cases prove to be fatal. The Company estimates that the direct medical costs associated with treatment of the disease exceed $500 million annually in the United States.

     The Company believes there is a need for a cost effective approach to the prevention of RSV pneumonia that can be used in both home and hospital settings. Current treatment for RSV pneumonia involves hospitalization, often in an intensive care unit, and administration of ribavirin, an anti-viral drug. The disadvantages of such treatment include difficulty of administration, low efficacy and high cost of product. One company recently received marketing approval for an intravenous, systemic IgG product derived from adult blood donors. This product was developed for use in the highest risk infants to reduce the frequency or duration of hospitalization due to RSV viral pneumonia. Use of this product involves the high cost of intravenous administration in a hospital or outpatient setting and the risks inherent in the systemic administration of large volumes of a human blood derived product to infants. Another approach being explored by this company and others is the development of monoclonal IgG antibodies for administration by injection. The Company believes that its intranasally-administered HNK20 will have the advantages of easy, in-home administration (nose drop) and of limitation of the upper respiratory infection at the outset, before it develops into viral pneumonia.

     OraVax Approach

     The Company is developing HNK20, a monoclonal IgA antibody, designed for administration by nose drop. Based on the results of primate studies as well as clinical studies in adults and infants, the OraVax product candidate appears to be safe and provide protection with small doses of antibody (2.5 milligrams) administered by nose drop. Studies in several species, including nonhuman primates, indicate that HNK20 is effective when administered at a convenient dosing interval of once daily. The Company expects that its product, if successfully developed, would be used to protect those children at risk from RSV infection, particularly during the winter season when RSV infection is most prevalent.

     The Company received approval from the United States Food and Drug Administration ("FDA") to initiate clinical trials of HNK20 under an Investigational New Drug Application ("IND") filed in March 1994. A double-blind, randomized, placebo-controlled Phase 1 study, designed to establish safety of treatment and retreatment in healthy adults, was conducted at Johns Hopkins Medical Center ("Johns Hopkins") in June 1994. All of the subjects completed both the primary treatment and retreatment phases of the study with no significant adverse reactions seen in any of the subjects.

     Effectiveness of the antibody against RSV infection in adults has been studied in two double-blind, randomized, placebo-controlled Phase 2 trials initiated in October 1994 at Johns Hopkins. In the first study, completed in January 1995, 31 healthy subjects were given either antibody or placebo and challenged later that day with live infectious RSV. Treatment with either antibody or placebo was repeated once daily for three additional days after challenge. Challenge of healthy adults in this study was possible since RSV does not cause severe illness in healthy adults, and infection with the virus can be measured in nasal secretions. The second Phase 2 trial in adults was completed in July 1995. Overall, in the two Phase 2 studies combined, there was a reduction of approximately 70% in the degree of virus shedding in the nasal secretions of treated subjects. The dosing level in these adult studies was 2.5 milligrams per dose or, on average, 0.05 milligrams per kilogram of body weight.

     A Phase 2 safety and pharmacology trial for HNK20 in premature infants and infants with bronchopulmonary dysplasia at high risk of contracting RSV viral pneumonia was initiated in December 1995 and was completed in April 1996. This double-blind, placebo-controlled study included 57 infants, under the age of nine months at study entry, who received either 2.5 milligrams per day of HNK20 or placebo, each through once daily nose drop administration. Based on preliminary examination of the results, the study demonstrated that HNK20 was well tolerated in the target population and was administered with a high level of compliance. A review of adverse events revealed no safety concerns related to treatment with HNK20. Given the small size of the Phase 2 study, no significant differences were observed between the HNK20 and placebo groups related to the incidence of RSV infection. Initial results, however, indicate that HNK20 may reduce the frequency with which RSV upper respiratory tract infections progress to lower respiratory tract infections (bronchiolitis or viral pneumonia).

     Lower respiratory tract infection with RSV may lead to severe disease or fatality in infants with bronchopulmonary dysplasia or other risk factors. The proportion of infants with upper respiratory tract infection that progressed to the more severe lower respiratory tract infection was lower in the HNK20 group than in the placebo group. Eight of the 12 RSV infection cases in the HNK20 group progressed from upper to lower respiratory tract infection, while seven of the eight RSV infection cases in the placebo group progressed from upper to lower respiratory tract infection. These data are consistent with non-human primate studies in which the topically applied HNK20 IgA antibody was shown to limit virus replication in the upper airways and prevent the spread of the virus to the lung. However, this Phase 2 trial, with a small number of participants, was designed primarily to determine safety and tolerance, not efficacy.

     Among the infants who developed lower respiratory tract infections, seven of the HNK20 treated infants were hospitalized, compared with two of the placebo recipients. No other infant in the trial was hospitalized with RSV. The Company believes that the higher hospitalization rate for the HNK20 group may be due to the random assignment of infants with more severe preexisting risk factors to the HNK20 group. Of infants developing RSV infections, the HNK20 treated group on average was younger (HNK20 = 13 weeks vs. placebo = 19 weeks) and weighed less (HNK20 = 6.6 lbs. vs. placebo = 9.4 lbs.), and had a higher frequency of preexisting bronchopulmonary dysplasia than the placebo recipients. Hospitalization with RSV is a primary endpoint for the Company's recently commenced Phase 3 trial in the Southern Hemisphere.


     The Company commenced a Phase 3 clinical trial in this high risk infant population in the Southern Hemisphere in early May 1996. This study is designed to determine efficacy in the target population and will include approximately 500 infants at high risk of developing RSV infection. The trial will be conducted at 25 centers in Australia, New Zealand, Argentina and South Africa and is expected to be completed at the end of the third quarter of 1996. If this Phase 3 study is successful, the Company anticipates submitting a Product License Application to the FDA in 1997. However, the Company may be required to conduct a Phase 3 clinical trial in the United States as a condition to receiving FDA approval, and if so required, the Company does not expect to conduct such Phase 3 clinical trial until the winter of 1997-1998. The foregoing forward-looking statements relating to the timing of the Company's clinical trials and Product License Application are subject to important factors, including those set forth under "Risk Factors -- Early Stage of Product Development; Uncertainty of Successful Commercialization" and "-- Government Regulation; No Assurance of Regulatory Approval," that could cause the actual timing of such trials and application to be materially different from that set forth above. See also "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding."



     The Company has an agreement with CSL Ltd., Australia ("CSL") to assist with its Phase 3 clinical trials. In addition, in June 1996, the Company entered into an agreement with CSL under which CSL will act as exclusive distributor of HNK20 in Australia, New Zealand, Indonesia and Papua New Guinea. CSL also will be responsible for obtaining both regulatory approval and registration of the product in these countries and the listing of the HNK20 product by the Australian and New Zealand pricing authorities for the purpose of reimbursement. The Company's agreement with CSL provides that the Company will receive from CSL full reimbursement of the cost of manufacturing and shipment of HNK20 to Australia, including tariffs, freight and insurance. The agreement provides also that the Company will receive from CSL 50% of the gross margin generated from the sale of HNK20 in the above listed territories.


  UreAB ORAL VACCINE AGAINST H. PYLORI

     Market Opportunity

     OraVax is developing UreAB, a urease-based oral vaccine designed to prevent and treat peptic ulcer disease and chronic gastritis caused by H. pylori. According to an NIH Consensus Statement dated February 1994, H. pylori has been associated with virtually all duodenal ulcer cases and more than 80% of gastric ulcer cases. In 1994, H. pylori was classified as a Category 1, or definite, carcinogen by the World Health Organization. Although frequently asymptomatic, all persons infected by H. pylori have chronic stomach inflammation (gastritis). It is estimated that at least five million people suffer from active peptic ulcers each year and approximately 350,000 to 500,000 new cases are diagnosed annually in the United States. Approximately 600,000 patients are hospitalized each year in the United States for peptic ulcer disease. Serious complications occur in approximately one-third of these cases, including intestinal obstruction, upper gastrointestinal hemorrhage and perforation. Further, each year over 6,000 deaths in the United States are directly caused by ulcer disease, and peptic ulcers are a contributing factor in an additional 11,000 deaths. Approximately 10% of the population will develop peptic ulcer disease during their lifetimes. The Company estimates that the direct medical costs of treating peptic ulcers in the United States exceed $5 billion per year. The Company estimates that approximately 30% of the United States population is infected with H. pylori, while infection rates in most parts of the world exceed those in the United States. In Japan and parts of Europe (including Greece, Germany and all of eastern Europe), the prevalence of infection is nearly twice that of the United States, and in developing countries nearly 100% of the population is infected at an early age. The increased prevalence in infection in these areas is associated with a high risk of peptic ulcer disease and gastric cancer. In Japan, for example, the risk of dying of gastric cancer is estimated to be as high as 8% as compared with 0.8% in the United States.

     Until recently, treatment of peptic ulcer disease focused on the use of antagonists of acid secretion, such as the H-2 antagonists, Tagamet (cimetidine) and Zantac (ranitidine), and the proton pump inhibitors, Prilosec (omeprazole) and Lanzor (lansoprazole). While assisting in the healing of ulcers, these drugs acting alone do not cure the underlying infection. Consequently, high rates of recurrence and the need for chronic therapy are associated with anti-secretory regimes. An approach being developed to treat recurrent peptic ulcer disease recognizes the role of H. pylori and involves the administration of antibiotics, often in combination with bismuth (e.g., Pepto Bismol) or antagonists of acid secretion. In late 1995 an FDA Advisory Committee recommended approval of two strategies for the treatment of active ulcer disease, each involving a combination of an antagonist of acid secretion and one or more antibiotics. The most effective antibiotic treatments may be complicated by the need to treat for prolonged periods with multiple drugs, by side effects and problems with patient compliance, by relapses if treatment is interrupted, and by the development of antibiotic-resistant strains of the bacteria.

     OraVax Approach

     The Company is developing oral vaccines to treat H. pylori infection and prevent reinfection in previously-infected persons and to stimulate immunity in uninfected persons. The Company believes that an oral vaccine directed against
H. pylori, if successfully developed, would eventually be considered for routine administration as treatment for peptic ulcer disease and chronic gastritis and as a preventive for the full spectrum of H. pylori-caused disease.

     The Company's candidate vaccine, UreAB, is in Phase 2 clinical trials. The vaccine is based on urease, a major component of the H. pylori bacteria with characteristics that make it an ideal vaccine antigen. Urease is present in all strains of H. pylori and is exposed on the surface of the bacteria as a target for IgA antibodies. OraVax has cloned the urease gene and efficiently produced a purified non-toxic urease as an oral vaccine candidate. The Company's preclinical studies in several species, including nonhuman primates, have demonstrated that a urease antigen, in combination with one of several identified mucosal adjuvants, stimulates a strong immune response when administered orally in low doses. As with many vaccines, an adjuvant is required to evoke a long-lasting and effective response. The urease-based vaccine, formulated with a mucosal adjuvant, consistently protected against infection and cured established infections in several pre-clinical models.

     The Company has completed preclinical development of UreAB, a vaccine candidate based on a non-toxic form of the urease antigen, and conducted a Phase 1 clinical safety study in chronically infected adults at the Centre Hospital Universitaire Vaudois ("CHUV") in Lausanne, Switzerland, which was completed in December 1995, and demonstrated the safety of the UreAB oral vaccine without adjuvant. Phase 2 safety and immunogenicity trials in adults using the urease vaccine with a mucosal adjuvant were initiated in late September 1995 at CHUV and at the University of Maryland. These studies are expected to be completed in the third quarter of 1996. The foregoing forward-looking statements relating to the timing of the Company's clinical trials are subject to important factors, including those set forth under "Risk Factors -- Early Stage of Product Development; Uncertainty of Successful Commercialization" and "-- Government Regulation; No Assurance of Regulatory Approval," that could cause the actual timing of such trials to be materially different from that set forth above.

     OraVax has entered into several agreements with corporate and academic collaborators relating to the development of H. pylori vaccines. See "Patents and Proprietary Rights; Technology Agreements -- H. pylori Product Development Program."

     Collaboration for H. pylori Product with Merieux

     In March 1995, the Company entered into a collaboration with Pasteur Merieux Serums & Vaccins S.A., a wholly owned subsidiary of Rhone-Poulenc S.A., for the development, manufacturing, marketing and sale of immuno-therapeutic and preventive vaccines against H. pylori infections in humans. Under the Joint Venture, OraVax and Merieux have agreed to co-develop vaccines which use the urease protein or any of its sub-units as an antigen (the "Target Products"). OraVax and Merieux will share equally in profits from the sales of the Target Products and in all future research, development, clinical and commercialization costs. OraVax and

Merieux estimate that research, development and clinical costs will exceed $50.0 million, excluding late stage commercialization costs such as manufacturing start-up, pre-launch inventory and market launch start-up costs. Merieux is providing technical expertise and will also provide marketing expertise to the Joint Venture. Merieux made an initial milestone payment of $2.6 million to OraVax, paid the Company $0.6 million for research and development conducted in the first quarter of 1995 and purchased $3.5 million of equity in the Company. In addition, Merieux has agreed to pay the Company up to an additional $12.0 million during the development period, subject to the achievement of certain clinical and regulatory milestones. The first of these milestones was achieved in the third quarter of 1995 (completion of the Phase 1 safety study of the urease oral vaccine), resulting in payment of approximately $0.6 million from Merieux to OraVax in December 1995. Beginning in the second quarter of 1995, research, development and commercialization activities of the Joint Venture were conducted through two equally controlled partnerships which have contracted with the Company to perform the research, development and clinical trial activities. OraVax earned $4.9 million under these contracts during 1995 and $1.6 million during 1996.

     It is the current intention of OraVax and Merieux that OraVax will manufacture the Target Products in sufficient quantities for clinical trials and for sales by the Joint Venture in the United States. It is also the current intention of OraVax and Merieux that Merieux will manufacture the Target Products for sale by the Joint Venture in non-U.S. markets.

     The marketing activities of the Joint Venture will be managed by the partnerships' respective Marketing Committees with equal control by each party. The corporate names of both OraVax and Merieux will be prominently displayed on the label of the Target Products to the extent consistent with regulatory agency requirements. Marketing and sales of Target Products are expected to be carried out principally by Merieux with the exception that OraVax is expected to market and sell directly to the United States military and the National Centers for Disease Control ("CDC").

     Absent any breach, neither the Company nor Merieux may unilaterally terminate the Joint Venture before March 31, 1997. After March 31, 1997, either party may withdraw from the Joint Venture only in the event that there is a failure to efficiently and effectively carry out the research and development program or a failure both of urease and of any other antigen or combination of antigens or formulations to work and irreconcilable differences on how to proceed, in either case subject to arbitration. In the event of termination, in all cases except breach, both parties can commercialize the Target Products upon payment of cross-royalties.

  CdAB ORAL VACCINE AGAINST ANTIBIOTIC-ASSOCIATED DIARRHEA AND COLITIS

     Market Opportunity

     The Company is developing CdAB, an oral vaccine designed to prevent antibiotic-associated diarrhea and colitis caused by C. difficile. Antibiotic treatment results in a decrease in the number of non-disease causing bacteria in the intestine, a condition allowing the rapid growth of the antibiotic-resistant
C. difficile. The C. difficile bacteria produce two toxins (A and B toxins) that cause intestinal inflammation and fluid secretion. C. difficile is a leading cause of antibiotic-associated diarrhea and colitis among elderly hospitalized patients and nursing home residents who are undergoing antibiotic treatment regimes. An estimated 21% of hospitalized patients, or 6.6 million persons, develop C. difficile infections, and 7% (2.2 million persons) develop C. difficile disease (colitis and antibiotic-associated diarrhea) annually in the United States. Up to 33% of nursing home residents (approximately 500,000 persons) develop diarrheal illness in the United States each year, and C. difficile is an important cause of such illness. C. difficile infection is also associated with the use of certain anticancer drugs. Diarrhea is an important contributor to and cause of death in the elderly, and C. difficile may be a significant factor in such cases. Complications of diarrhea, especially dehydration, electrolyte imbalance, and urinary tract and skin infections, are frequent. A vaccine would be expected to significantly reduce costs associated with diagnostic tests for C. difficile infection, infection control measures applied to prevent spread, prolonged hospital stay, and care and management of cases.

     Current treatment of the disease involves fluid and electrolyte replacement and the use of additional antibiotics. Treatment is sometimes problematic because of the need to interrupt the antibiotic regime targeting the patient's primary infection in order to allow resolution of the C. difficile infection. This interruption may result in recurrence of the primary infection. The Company is not aware of any available method for prevention of the disease other than avoidance of broad-spectrum antibiotics in high-risk elderly patients and isolation, quarantine and other infection control procedures used to limit exposure to C. difficile. These measures are often difficult or impossible to apply.

     OraVax Approach


     The Company has developed CdAB, a candidate vaccine (based on the A and B toxins) which would be taken prior to exposure to the C. difficile bacteria. CdAB is a toxoid vaccine composed of chemically inactivated A and B toxins. Preclinical trials in animal models with CdAB have demonstrated effectiveness in prevention of C. difficile induced disease. The Company expects to file an IND in the fourth quarter of 1996.


  OTHER ORAVAX TECHNOLOGIES

     In addition to the Company's three principal product development programs, the Company has rights to certain other technologies which may have the potential to be developed into products. These technologies also build on the Company's platform of knowledge of immunology and infectious disease. OraVax will continue to evaluate potential development opportunities for these technologies and may consider seeking a corporate partner to commercialize them on a case-by-case basis.

     IgA Antibody Technology. The Company's monoclonal IgA antibody technology includes methods for stimulating IgA antibody production, producing recombinant secretory component and linking IgA antibody to secretory component. The Company's current efforts in these areas are focused on the development of monoclonal IgA antibodies directed against RSV, but are expected to have general application to the development of monoclonal IgA antibodies against other infections. The Company's patent application, filed worldwide, describing the HNK20 monoclonal IgA antibody issued in the United States in 1995. In addition, the Company has filed a United States patent application claiming the DNA that encodes the RSV-recognition site. OraVax also has an exclusive worldwide license from Harvard University to a patent application covering complexes of antibody and secretory component and methods for producing such complexes, including methods for the production of recombinant secretory component and for linking IgA antibodies to secretory component. The Company is not aware of competing patent rights involving complexes of antibody and secretory component.

     Japanese Encephalitis. The Company is in the early stages of development of an improved vaccine for prevention of Japanese Encephalitis ("JE") viral infections. JE is a potentially fatal neurotrophic viral infection, endemic in Japan, China and other countries of the Pacific Rim. Current vaccines routinely used in the Pacific Rim are expensive and require periodic boosters. The Company has applied for an exclusive license to patented technology for a cell culture-produced, live-attenuated, single dose vaccine, expected to produce life-long immunity. The Company's research on JE has been funded by a Phase 1 SBIR grant awarded to the Company by NIH. In March 1996, the Company was notified that it had been awarded a Phase 2 SBIR grant to fund additional research in JE. The Company's product candidate is a genetically engineered vaccine is based on a virulence gene of the JE virus. Preclinical trials in animal models indicate that the vaccine is effective.

     Viricle Technology. The bluetongue virus ("BTV") afflicts sheep and cattle in livestock raising regions, including the western United States, Australia and South Africa, causing still births. Genetically engineered virus-like particles known as Viricles were developed as a vaccine against BTV in sheep and against African Horse Sickness, an economically important disease in Spain and other countries which raise thoroughbred horses. In veterinary field trials conducted prior to 1994 by Oxford Virology and the National Environmental Research Council in England, orally administered Viricles have shown promise as a veterinary vaccine against BTV without the need for a mucosal adjuvant. OraVax believes this delivery system may prove useful in the development of human oral vaccines. Consequently, the Company has incorporated a portion of the C. difficile gene into these virus-like particles and has shown that the resulting Viricle vaccine stimulates antibody against both BTV and C. difficile. OraVax acquired the rights of Oxford Virology and jointly owns and has an exclusive license from the Natural Environment Research Council in Oxford, England to two inventions involving BTV, one relating to Viricles and one relating to a method for producing an immunogenic effect against BTV through the use of such particles.

     Shigella Live Vector Oral Vaccine Technology. Infection by Shigella bacteria ("Shigella") is the leading cause of bacillary dysentery. Bacillary dysentery is a worldwide problem, with the highest incidence among children in developing countries. The principal markets for a Shigella vaccine are expected to be travellers, deployed military populations and selected high risk institutionalized groups in the United States. Current treatment of bacillary dysentery involves fluid replacement and the use of antibiotics and anti-motility drugs after the occurrence of the infection. While certain antimicrobial drugs may provide protection against Shigella, the widespread use of such drugs has not been recommended because of their side effects and the possibility of inducing the development of drug resistant strains of bacteria.

     The Company has a worldwide exclusive license to the VirG gene modification from the Institut Pasteur. The VirG mutation limits virulence of the bacteria. The Company also has an exclusive license to the genes encoding two enterotoxins produced by the Shigella bacteria for use in preparing an oral vaccine directed against Shigella and for use in a live vector delivery system. The Company is aware of certain additional gene modifications which may be necessary or useful in final design of a human vaccine. These additional modifications are covered by patents or patent applications to which the Company does not currently have rights. The Company is evaluating the possibility of using Shigella live vector technology as an antigen delivery method for its H. pylori vaccine.

     Copolymer Microsphere Technology. The Company has a non-exclusive license to a patent application covering the use of copolymer microsphere technology in the development of oral vaccines directed against five specific disease targets, including H. pylori and C. difficile. However, this technology is not currently used in formulating any OraVax product candidates. The Company has a non-exclusive license to an issued United States patent relating to the use of copolymer microspheres in injected vaccines. The Company is aware of an additional issued United States patent relating to selective release of active ingredients through the use of copolymer microspheres.

     Hydroxylapatite. The Company has an exclusive license from Harvard University to a patent application covering the use of hydroxylapatite crystals as a particulate carrier for antigens used as oral vaccines.

MANUFACTURING

     At present, the Company's ability to manufacture its products is limited to clinical trial quantities. The Company does not have the capability to manufacture commercial quantities of products. The Company's long-term strategy is to develop manufacturing facilities for producing both pilot-scale and commercial quantities of its products. To ensure compliance with GMP regulations, OraVax will need to add sufficient technical staff to oversee all product operations, including quality control, quality assurance, technical support and manufacturing management.

  HNK20 INTRANASAL ANTIBODY


     Manufacturing of HNK20 for Phase 1 and Phase 2 clinical trials has been performed by OraVax at its primary facility in Cambridge, Massachusetts and by third parties under contract to OraVax. The product to be used in the Phase 3 clinical trials that are expected to be conducted in the Southern Hemisphere commencing at the end of the second quarter of 1996 is being manufactured by a contract manufacturer. If the Company is required to conduct a second Phase 3 trial during the winter of 1997-1998, the Company expects to use product from existing inventory produced by this contract manufacturer.


  UreAB ORAL VACCINE

     The UreAB vaccine product used in the Phase 1 and Phase 2 clinical trials is manufactured in the biological production facility of the Walter Reed Army Institute of Research, Forest Glen Section, Silver Spring, Maryland under a Cooperative Research and Development Agreement ("CRADA") with the United States Army. OraVax anticipates the continued use of this facility to support Phase 2 and at least the initial portion of Phase 3 trials. The Company expects to manufacture product for commercial distribution in the

United States in its own facilities. Alternatively, the Company may elect to contract out this commercial product manufacture.

  CDAB ORAL VACCINE

     Product for early clinical trials may be manufactured by a third party under contract to OraVax. Alternatively, the Company may elect to manufacture product for clinical trials in its own facilities in Cambridge or Canton, Massachusetts.

MARKETING STRATEGY

     The Company plans to establish marketing arrangements with pharmaceutical companies with large distribution systems for non-bulk distribution of its products and does not expect to establish a direct sales capability for non-bulk distribution for several years. To market in the future any of its products directly for non-bulk distribution, the Company will need to develop a marketing and sales force with technical expertise and distribution capability. There can be no assurance that the Company will be able to establish relationships with third parties or successful in-house sales and distribution capabilities. To the extent that the Company enters into marketing or distribution arrangements, any revenues received by the Company will depend upon the efforts of third parties and there can be no assurance that such efforts will be successful. The Company currently intends to retain the right to market some of its products directly to bulk purchasers of vaccines and antibodies, including the United States military and the CDC. See "Risk Factors -- Limited Sales and Marketing Experience."

PATENTS AND PROPRIETARY RIGHTS; TECHNOLOGY AGREEMENTS

     The following sets forth the Company's proprietary position with respect to its principal product development programs.

  RSV PRODUCT DEVELOPMENT PROGRAM

     The Company's patent application, filed worldwide, describing the HNK20 monoclonal IgA antibody issued in the United States in 1995. The Company has also filed a United States patent application claiming the DNA that encodes the RSV-recognition site. OraVax is not aware of any other patents or patent applications describing this antibody.

  H. PYLORI PRODUCT DEVELOPMENT PROGRAM

     The Company has worldwide rights to inventions made by five groups of researchers in the field of H. pylori:

     Case Western Reserve University

     In October 1993, the Company entered into an assignment agreement with its collaborators at Case Western Reserve University ("CWRU") and entered into a research agreement with these collaborators and CWRU. Pursuant to the assignment agreement, OraVax has been assigned preexisting patent rights claiming oral immunization using H. pylori antigens. The research agreement provides for sponsorship of the continuing development work of the collaborators in the field of H. pylori, including the development of monoclonal antibodies against urease and other antigens, the development of adjuvants to be used in conjunction with an oral vaccine directed against H. pylori and the development of animal models for the testing of oral vaccines directed against H. pylori. Under the terms of the research agreement, the Company will be granted a worldwide exclusive license to inventions made in the course of sponsored research. The U.S. Patent Office has issued a Notice of Allowance for the patent application filed by the CWRU group, indicating its intention to grant the Company a patent covering the oral administration of H. pylori lysate, together with an adjuvant, to stimulate a protective immune response in a patient.

     Centre Hospitalier Universitaire Vaudois ("CHUV"); Max-Planck Institute

     In April 1992, the Company entered into a research and development agreement with the Foundation Pour La Recherche Des Maladies Gastro-Intestinales ("Gastrofonds") in Lausanne, Switzerland pursuant to which OraVax is sponsoring research in the field of H. pylori at the CHUV in Lausanne, Switzerland, and at the Max-Planck Institute in Tubingen, Germany. Pursuant to this agreement, Gastrofonds, representing collaborating inventors at the CHUV and the Max-Planck Institute, have assigned to OraVax title to two patent applications covering urease as a vaccine for prevention and treatment of H. pylori infection. Also pursuant to this agreement, Gastrofonds has granted the Company a worldwide exclusive license to all patent rights and know-how developed during the course of the sponsored research in the field of vaccine and secretory IgA products for prevention or treatment of infections caused by H. pylori.

     Institut Pasteur

     The Company also has a co-exclusive license, with Merieux, to an issued patent and two patent applications owned by the Institut Pasteur covering the H. pylori urease gene, heat shock protein A (HspA) and other antigens.

     Saint Bartholomew's Hospital Medical College

     In October 1992, OraVax entered into an agreement with The Medical College of Saint Bartholomew's Hospital in London, England ("St. Bart's") pursuant to which the Company is sponsoring research relating to the development of vaccine candidates for use in an oral vaccine directed against H. pylori. Under the agreement, OraVax has been granted a worldwide nonexclusive license to preexisting patent rights and know-how in the field of H. pylori developed by St. Bart's, and a worldwide exclusive license to all patent rights and know-how developed during the course of the sponsored research.

     Vanderbilt University

     In September 1993, the Company entered into a license agreement with Vanderbilt University ("Vanderbilt") pursuant to which Vanderbilt has granted to OraVax an exclusive worldwide license to patent rights to a specific region of the gene for an H. pylori antigen, the Cag A antigen, as a vaccine and diagnostic means and methods for detecting predisposition to peptic ulceration, and to related know-how.

     OraVax anticipates that its H. pylori vaccine product will include one or more H. pylori antigens, which likely will include urease, and that the antigen(s) will be used in conjunction with a mucosal adjuvant or mucosal antigen delivery system. The UreAB vaccine formulation currently being tested in a Phase 2 clinical trial uses the native heat-labile enterotoxin ("LT") produced by E. coli as a mucosal adjuvant. The Company currently has a license to the United States Navy's patent application covering the use of native LT as a mucosal adjuvant. The Company is aware of a patent owned by the Kitasato Institute that also claims the use of native LT. The Company is also conducting research on the polyhosphazene mucosal adjuvant and the Vibrio cholerae live-vector delivery system under an option from Virus Research Institute in Cambridge, Massachusetts. Other formulation technologies being evaluated include mutants of LT that may have advantages in greater safety or potency, the Shigella live-vector system developed by the Company and technologies developed or controlled by Merieux. Depending on the course of product development, the Company may need to acquire licenses or other rights to use specific mutant LT's owned by other parties. There can be no assurance that the Company will be able to obtain any such licenses or rights on favorable terms. See "Risk
Factors -- Patents and Proprietary Rights."

     The Company is aware of an additional patent application owned by a competitor claiming use of H. pylori antigens against H. pylori infection. Whether this application will issue in the United States is uncertain. Depending on the course of product development, the Company may need to acquire rights to this patent application in certain countries and there can be no assurance that the Company will be able to obtain such rights on favorable terms. See "Risk Factors -- Patents and Proprietary Rights."

  C. DIFFICILE PRODUCT DEVELOPMENT PROGRAM

     In March 1993, OraVax entered into a collaborative development and license agreement with Techlab, Inc. ("Techlab") pursuant to which OraVax is sponsoring research and the development of vaccines for the prevention of diseases caused by C. difficile. With respect to technology developed during the course of the collaboration, the Company will have title to all patent rights and know-how invented by OraVax employees or developed jointly by Company and Techlab employees, and Techlab will have title to all patent rights and know-how developed solely by its employees. Techlab has granted to OraVax a worldwide exclusive license to technology owned solely by Techlab. The Company has filed two patent applications covering its C. difficile vaccine product candidate and related technology. The Company owns these patent applications and any patents issued thereon.

  GENERAL

     The Company's success will depend, in part, upon its ability to develop patentable products and technologies and obtain patent protection for its products and technologies both in the United States and other countries. The Company is not aware of any issued third party patents which would interfere with development of its RSV, H. pylori or C. difficile product candidates. There can be no assurance that additional patent applications owned or licensed by the Company will issue as patents, that patent protection will be secured for any particular technology, or that, if issued, such patents will be valid or that they will provide the Company with meaningful protection against competitors or with a competitive advantage. There can be no assurance that patents will not be challenged or designed around by others. The Company could incur substantial costs in proceedings before the United States Patent Office, including interference proceedings. These proceedings could also result in adverse decisions as to the patentability of the Company's licensed or assigned inventions. Further, there can be no assurance that the Company will not infringe upon prior or future patents owned by others, that the Company will not need to acquire licenses under patents belonging to others for technology potentially useful or necessary to the Company, or that such licenses will be available to the Company, if at all, on terms acceptable to the Company. Moreover, there can be no assurance that any patent issued to or licensed by the Company will not be infringed by others. Lastly, there can be no assurance that third parties will not bring suit against the Company for patent infringement or for declaratory judgment to have the patents owned or licensed by the Company declared invalid. OraVax also relies on trade secrets and other unpatented proprietary technology. No assurance can be given that the Company can meaningfully protect its rights in such unpatented technology or that others will not independently develop substantially equivalent products and processes or otherwise gain access to the Company's technology. See "Risk
Factors -- Patents and Proprietary Rights."

     OraVax is engaged in research and development collaborations and licensing arrangements with a number of academic, government and commercial research groups. The Company has entered into these agreements to secure rights to certain technologies, processes and compounds that it believes may be important to the development of its products. See "Products Under Development" and "Risk Factors -- Risks Associated with Collaborative Arrangements."

     In general, the research and development agreements provide for OraVax sponsorship of research and development in exchange for exclusive, royalty-bearing licenses or options to the technology developed during the course of the sponsored research. Certain of these agreements also include nonexclusive licenses to preexisting technology rights. In general, the license agreements grant to the Company exclusive licenses in exchange for varying combinations of license fees, milestone payments, royalties and minimum royalties. In addition, the license agreements typically place commercialization obligations on the Company which, if not satisfied, may result in the licensor having the right to render the license nonexclusive or to terminate the agreement. In certain instances, the Company has obtained assignments of technology, although the Company's ownership, in some cases, is subject to forfeiture for failure to commercialize. Typically, the agreements are terminable by either party for breach. Further, the research agreements are generally terminable in the discretion of either party and the license agreements are generally terminable by the Company in its discretion.

COMPETITION

     The biotechnology and pharmaceutical industries are subject to rapid and significant technological change. Competitors of the Company in the United States and abroad are numerous and include, among others, major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any which are being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, some of the Company's competitors have substantially greater experience than the Company in preclinical testing and human clinical trials of pharmaceutical products and in obtaining FDA and other regulatory approvals of products for use in healthcare. Accordingly, the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company. There can be no assurance that the Company's products under development will be able to compete successfully with existing products or products under development by other companies, universities and other institutions or that they will attain regulatory approval in the United States or elsewhere. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited experience. A significant amount of research in the field is also being carried out at academic and government institutions. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more aggressive in pursuing patent protection and negotiating licensing arrangements to collect royalties for use of technology that they have developed. These institutions may also market competitive commercial products on their own or in collaboration with competitors and will compete with OraVax in recruiting highly qualified scientific personnel. See "Risk
Factors -- Competition and Technological Change."

     The Company is aware of certain programs under development by competitors that are targeted for the prevention or treatment of certain diseases that the Company has identified as product development areas, including RSV and H. pylori. Certain of the Company's competitors are developing antibody products for the prevention of disease caused by RSV, and one such competitor has recently received United States regulatory approval for marketing its intravenous IgG (systemic) antibody product. In addition, certain competitors of the Company are engaged in H. pylori research. However, the Company is not aware of any company that has initiated clinical trials of an H. pylori vaccine product candidate. The existence of products developed by these competitors, or other products or treatments of which the Company is not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products developed by the Company.

GOVERNMENT REGULATION

     Regulation by governmental authorities in the United States and other countries will be a significant factor in the manufacturing and marketing of any products that may be developed by the Company. The nature and extent to which such regulation may apply to the Company will vary depending on the nature of any such products. All of the Company's products will require regulatory approval by governmental agencies prior to commercialization. Human therapeutics, in particular, are subject to rigorous preclinical and clinical testing and other approval procedures by the FDA and similar health authorities in foreign countries. Various federal statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such products.

     The Immunization Practices Advisory Committee ("ACIP") of the CDC has a role in setting the market for most, if not all, of the products OraVax intends to make. The ACIP meets quarterly to review developing data on licensed vaccines, and those approaching license, as well as epidemiologic data on the need for these products. The recommendations of ACIP on the appropriate use of vaccines and related products are published in the Morbidity and Mortality Weekly Report and reprinted in several journals. The CDC develops epidemiologic data in support of the need for new vaccines and monitors vaccine usage and changes in disease incidence. In addition CDC staff frequently act as key advisors to the FDA in their review process.

     The Company believes that both its vaccines and antibody products will be classified by the FDA as "biologic products" as opposed to "drug products." New biologic products must satisfy several requirements in order to receive regulatory approval, including: preclinical laboratory and animal tests; submission by the Company or an individual physician to the FDA of an application for an IND, or submission to an Institutional Review Board of a research institution for approval of intrastate trials, one of which must become effective before human clinical trials may start; the performance of well-controlled clinical trials; and the submission of a Product License Application ("PLA") containing the results of clinical trials and manufacturing information prior to commercial sale or shipment of the product. During the approval process, the FDA must confirm that appropriate standards were maintained during product testing and that the product meets regulatory standards for safety and efficacy. In addition to obtaining FDA approval for each PLA, an Establishment License Application ("ELA") must be filed and approved by the FDA for the manufacturing facilities for a biologic product before commercial marketing of the biologic product is permitted. As a consequence of regulatory reforms initiated in 1995, a formal ELA may not be needed for some of the Company's product candidates. However, manufacturing practices will continue to be subject to FDA regulations and review. The regulatory process may take many years and requires the expenditure of substantial resources. Before testing of any agents with potential therapeutic value in healthy human test subjects or patients may begin, government requirements for preclinical data must be satisfied. These data, obtained from studies in animals, as well as from laboratory studies, are generally submitted in an IND application or its equivalent in countries outside the United States where clinical studies are to be conducted. These preclinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initial Phase 1 studies in human volunteers.

     Phase 1 clinical studies are generally performed in healthy human subjects or, occasionally, selected patients with the targeted disease or disorder. The goal of the Phase 1 study is to establish initial data about safety and tolerance of the drug in humans. Also, the first data regarding the absorption, distribution, metabolism and excretion of the drug in humans, or the immune response to a vaccine, may be obtained. In Phase 2 human clinical studies, evidence is sought about the desired therapeutic efficacy of a drug or antibody, or the immune response to a vaccine, in limited studies with small numbers of carefully selected subjects. Efforts are made to evaluate the effects of various dosages and to establish an optimal dosage level and dosage schedule. Additional safety data are also gathered from these studies. The Phase 3 clinical development program consists of expanded, large scale, multicenter studies of patients with the target disease or disorder, or in the case of a preventive antibody or vaccine, who are susceptible to the disease. The goal of these studies is to obtain definitive statistical evidence of the efficacy and safety of the proposed product and dosage regimen.

     At the same time that the human clinical program is being performed, additional non-clinical (animal) studies may also be conducted. In addition, expensive, long duration toxicity, teratogenicity (birth defects) and carcinogenicity studies may be required to demonstrate the safety of drug administration for the extended period of time required for effective therapy. Also, a variety of laboratory, animal and initial human studies are performed to establish manufacturing methods for the drug, as well as stable, effective dosage forms.

     All data obtained from this comprehensive development program are submitted as a PLA to the FDA and the corresponding agencies in other countries for review and approval. FDA approval of the PLA and the associated manufacturing documentation is required before marketing may begin in the United States. Although the FDA's policy is to review priority applications within 180 days of their filing, in practice longer times may be required. The FDA frequently requests that additional information be submitted requiring significant additional review time. Essentially, all proposed products of the Company will be subject to demanding and time-consuming PLA or similar approval procedures in the countries where the Company intends to market its products. These regulations define not only the form and content of the development of safety and efficacy data regarding the proposed product, but also impose specific requirements regarding manufacture of the product, quality assurance, packaging, storage, documentation and record keeping, labelling and advertising, and marketing procedures. Effective commercialization also requires inclusion of the Company's products in national, state, provincial, or institutional formularies or cost reimbursement systems.

     In addition, the activities of the Company, and its potential partners and licensees are subject to laws and regulations regarding, among other things, occupational safety, the use and handling of radioisotopes, environmental protection, laboratory and manufacturing working conditions, handling and disposition of potentially hazardous materials, and use of laboratory animals.

     Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities may be necessary in foreign countries prior to the commencement of marketing of the product in such countries. The approval procedure varies among countries, can involve additional testing, and the time required may differ from that required for FDA approval. Although there is now a centralized European Community approval mechanism in place, each European country may nonetheless impose its own procedures and requirements, many of which are time consuming and expensive. Thus, there can be substantial delays in obtaining required approvals from both the FDA and foreign regulatory authorities after the relevant applications are filed. The Company expects to rely on corporate partners and licensees, along with Company expertise, to obtain governmental approval in foreign countries of drug formulations utilizing its compounds. See "Risk Factors -- Government Regulation; No Assurance of Regulatory Approval."

HEALTHCARE REIMBURSEMENT

     In both domestic and foreign markets, sales of the Company's products, if any, will depend, in part, on the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. There can be no assurance that the Company's products will be considered cost-effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. See "Risk Factors -- Uncertainty of Third-Party Reimbursement."

PRODUCT LIABILITY

     The Company's business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of medical products. The use of the Company's products or clinical trials may expose the Company to product liability claims and possible adverse publicity. These risks also exist with respect to the Company's products, if any, that receive regulatory approval for commercial sale. The Company currently has limited product liability coverage for the clinical research use of its products which management believes is customary for a Company with products at this stage of clinical development. The Company does not have product liability insurance for the commercial sale of its products but intends to obtain such coverage if and when its products are commercialized. However, such coverage is becoming increasingly expensive and there can be no assurance that the Company will be able to maintain its existing insurance coverage or obtain additional insurance coverage at acceptable costs, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of the Company.

     If and when the Company manufactures vaccines which are recommended for routine administration to children, it is possible that the Company will be required to participate in the National Vaccine Injury Compensation Program. This program compensates children having adverse reactions to certain routine childhood immunizations with funds collected through an excise tax from the manufacturers of these vaccines.

FACILITIES


     The Company's administrative offices and research facilities consist of an aggregate of approximately 53,000 square feet of leased space at 38 Sidney Street, Cambridge, Massachusetts. The Company moved its principal offices to the 38 Sidney Street location from a nearby building in Cambridge in December 1995, significantly expanding its available laboratory and office space and improving its facilities. In January 1996, the Company leased a fully-equipped manufacturing facility of approximately 47,000 square feet in Canton, Massachusetts and purchased substantial related equipment from the former tenant. The Company believes these facilities are adequate for its needs for the foreseeable future.

EMPLOYEES

     As of April 15, 1996, OraVax employed a work force of 91 persons including 73 persons employed full-time, of which 11 are leased employees, and seven persons employed part-time. Of this total work force, 70 persons are engaged in research and development activities and 18 are devoted to research and facilities support and administrative activities. Twenty-two persons hold Ph.D. or M.D. degrees. A significant number of the Company's management and professional employees have had prior experience with pharmaceutical, biotechnology or medical products companies. OraVax believes that it has been successful in attracting skilled and experienced scientific personnel; however, competition for such personnel is intense. See "Risk Factors -- Dependence on Attraction and Retention of Key Employees." OraVax believes that its relationships with its employees are good.

ACADEMIC CONSULTANTS

     OraVax has relationships with a number of academic consultants. These persons are not employees of the Company. Accordingly, the Company has limited control over their activities and can expect only limited amounts of their time to be dedicated to the Company's activities. These persons may or may not enjoy relationships with other commercial entities, some of which could compete with the Company. Although the precise nature of each relationship varies, the consultants generally sign agreements which provide for confidentiality of the Company's proprietary information and results of studies but not for the assignment of inventions. There can be no assurance that OraVax will in connection with every relationship be able to maintain the confidentiality of the Company's technology, dissemination of which could have a materially adverse effect on the Company's business. Further, there can be no assurance that the Company will be able to license inventions and technology discovered by such consultants. See "Risk Factors -- Patents and Proprietary Rights."

LEGAL PROCEEDINGS

     The Company is not a party to any litigation or legal proceedings that it believes could have a material adverse effect on the Company or its business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and Directors of the Company are as follows:

               NAME                  AGE                        POSITION
               ----                  ---                        --------
Lance K. Gordon, Ph.D..............  48      President, Chief Executive Officer and Director

Samuel K. Ackerman, M.D............  48      Vice President, Development and Regulatory Affairs
Keith S. Ehrlich...................  45      Vice President, Finance and Administration, Chief
                                             Financial Officer, Secretary and Treasurer

Thomas P. Monath, M.D..............  55      Vice President, Research and Medical Affairs

Robert B. Rombauer, Ph.D...........  57      Vice President, Business Development, Sales and
                                             Marketing

Douglas MacMaster(1)(2)............  65      Chairman of the Board of Directors

Richard A. Charpie, Ph.D.(1).......  44      Director

Jean J. Deleage, Ph.D.(1)..........  55      Director

Andre L. Lamotte, Sc.D.(2).........  46      Director

Allen Misher, Ph.D.................  64      Director

- ---------------
(1) Member of the Audit Committee of the Board of Directors.

(2) Member of the Compensation Committee of the Board of Directors.

     LANCE K. GORDON, PH.D. has served as the President and Chief Executive Officer and a member of the Board of Directors of the Company since June 1990. From January 1989 to June 1990, Dr. Gordon served as Senior Vice President of North American Vaccine, Inc., a biopharmaceutical company. From April 1988 to January 1989, he served as Chief Executive Officer of American Vaccine Corporation and Selcore Laboratories, Inc., both of which are biopharmaceutical companies. From 1987 to 1988, Dr. Gordon was Associate Director, Infectious & Inflammatory Diseases, Clinical Pharmacology -- Drug Medical Affairs, of E.R. Squibb & Sons, Inc., a pharmaceutical company. From 1981 to 1987, he was Director, Immunobiology Research at Connaught Laboratories, Ltd., a pharmaceutical company. During his seven years with Connaught Laboratories, Dr. Gordon was responsible for both bacterial and viral research and development programs. He was the inventor and Project Director of the Connaught HAEMOPHILUS INFLUENZAE type b conjugate vaccine, ProHibit. Dr. Gordon also serves on the advisory boards of the not-for-profit Albert Sabin Foundation and BioSciences Contract Production, a private biopharmaceutical services company. Dr. Gordon received a B.A. from the University of California at Humboldt and a Ph.D. in Biomedical Science from the University of Connecticut. Dr. Gordon completed his postdoctoral fellowship at the Howard Hughes Medical Institute.

     SAMUEL K. ACKERMAN, M.D. has served as Vice President, Development and Regulatory Affairs of the Company since December 1993. From 1986 to November 1993, Dr. Ackerman was Senior Vice President, Medical and Regulatory Affairs, of XOMA Corporation, a biopharmaceutical company, where he had responsibility for regulatory affairs, clinical development and quality control. Dr. Ackerman received his B.A. degree from Cornell University and his M.D. from Jefferson Medical College. He received his postdoctoral training at the University of Minnesota.

     KEITH S. EHRLICH has served as Vice President, Finance and Administration, Chief Financial Officer and Treasurer of the Company since October 1993. He was elected Secretary in March 1995. From May 1991 to October 1993, Mr. Ehrlich served as Treasurer and Director of Finance of Vertex Pharmaceuticals Incorporated ("Vertex"), a biopharmaceutical company where he had responsibility for finance, accounting and human resources. While at Vertex he also served as Treasurer of its wholly-owned subsidiary, Altus Biologics Inc. From 1980 to May 1991, Mr. Ehrlich served in a variety of positions at Coopers & Lybrand L.L.P., an accounting firm, most recently as Senior Audit Manager. Mr. Ehrlich is a Certified Public Accountant and received his B.A. in Biology from Drew University and his M.B.A. from Rutgers University.

     THOMAS P. MONATH, M.D. has served as Vice President, Research and Medical Affairs of the Company since December 1993. From April 1992 to December 1993, he served as Vice President, Research and Development of the Company and from October 1991 to March 1992, he served as a consultant to the Company. From November 1988 to October 1991, Dr. Monath was Chief, Virology Division of the United States Army Medical Research Institute of Infectious Diseases, Fort Detrick, Maryland. As Chief of the Virology Division, Dr. Monath directed the development of conventional and genetically engineered viral vaccines and the discovery, evaluation, preclinical testing and clinical development of antiviral drugs. Dr. Monath currently serves as a member of the Steering Committee on Dengue and Japanese Encephalitis of the Global Program for Vaccines and Immunization of the World Health Organization. Dr. Monath received a B.A. from Harvard College and an M.D. from Harvard Medical School.

     ROBERT B. ROMBAUER, PH.D. has served as Vice President, Business Development, Sales and Marketing of the Company since May 1992. From May 1991 to May 1992, Dr. Rombauer was self-employed as a healthcare investment advisor. From December 1986 to May 1991, he was a partner and officer of Merrill Lynch Venture Capital, Inc., a venture capital investment company, specializing in early to medium-stage biotechnology and life science investments. Dr. Rombauer received a B.S. in Chemistry from Yankton College and a Ph.D. in Biochemistry from the University of Missouri. Dr. Rombauer completed his postdoctoral fellowship at Albert Einstein College of Medicine.

     DOUGLAS MACMASTER has served as a Director of the Company since March 1993 and was elected Chairman of the Board of Directors in April 1994. From July 1988 until his retirement in January 1992, Mr. MacMaster served as a Senior Vice President of Merck & Co., Inc. ("Merck"), a pharmaceutical company, with responsibility for worldwide chemical and pharmaceutical manufacturing, worldwide construction, the Agvet division and the Speciality Chemicals Group. From October 1985 to July 1988, Mr. MacMaster was President of the Merck Sharp & Dohme Division, with responsibility for the United States human healthcare business. Mr. MacMaster was an employee of Merck for 30 years. He is currently on the Board of Directors of American Precision Industries, Inc., Martek Biosciences Corp., Neose Pharmaceuticals, Inc., Phyto Pharmaceuticals Inc. and U.S. Bioscience, Inc. Mr. MacMaster received his A.B. degree from St. Francis Xavier University (Canada) and his J.D. degree from Boston College Law School.

     RICHARD A. CHARPIE, PH.D. served as a Director of the Company from 1990 to 1991, and returned as a Director in 1994. Dr. Charpie joined Ampersand Ventures, a venture capital firm, in March 1980, and became Managing General Partner in August 1983. He serves as the Managing General Partner of ASMV Management Company, L.P. ("ASMV"), which is the General Partner of Ampersand Specialty Materials Ventures Limited Partnership ("Ampersand"), and as the Managing General Partner of LAB-I Management Company ("LAB-I"), which is the General Partner of Laboratory Partners I Limited Partnership ("Laboratory Partners I") and Laboratory Partners Companion Fund Limited Partnership ("Laboratory Partners"). Dr. Charpie received his S.B. and M.S. in Physics, and his Ph.D. in Applied Economics and Finance, from the Massachusetts Institute of Technology.

     JEAN J. DELEAGE, PH.D. has served as a Director of the Company since 1991. Since 1976, he has served as Vice President and Managing General Partner of Burr, Egan, Deleage & Co., a venture capital firm ("Burr, Egan") Burr, Egan serves as the investment advisor to Alta IV Limited Partnership ("Alta IV") and C.V. Sofinnova Partners Five ("Sofinnova"). Dr. Deleage is the Managing Partner of Burr, Egan and is a General Partner of Alta IV Management Partners ("Alta IV MP") the General Partner of Alta IV. Dr. Deleage is a director of Abaxis, Inc. Dr. Deleage received a Masters Degree in Electronic Engineering from the Ecole Superieure d'Electricite and a Ph.D. in Economics from the Sorbonne.

     ANDRE L. LAMOTTE, SC.D. has served as a Director of the Company since April 1990. Since April 1989, he has served as the Managing General Partner of Medical Science Ventures ("MSV"), the General Partner of Medical Science Partners L.P. ("MSP"), and as Managing General Partner of Medical Science Ventures II ("MSV II"), the General Partner of Medical Science Partners II, L.P. ("MSP II") and Medical Science II Co-Investment L.P. ("MSP II-Co"). Dr. Lamotte received a B.S. in General Engineering from Ecole Centrale Paris, an M.S. in Chemical Engineering and an Sc.D. in Chemical Engineering from the

Massachusetts Institute of Technology, and a M.B.A. from the Harvard Graduate School of Business Administration.

     ALLEN MISHER, PH.D. has served as a member of the Board of Directors of the Company since February 1996. Dr. Misher is President Emeritus of the Philadelphia College of Pharmacy and Science where he served as President from January 1984 until his retirement in December 1994. From 1982 to 1984 he served as Senior Vice President at National Medical Care, Inc., a company specializing in outpatient renal dialysis and related services. From 1960 to 1982 Dr. Misher held various executive positions at SmithKline & French Laboratories including Vice President, Research, Vice President, Manufacturing and President, Smithkline Medical Diagnostic Group. He is currently a Director of US Healthcare, Inc., G.D. Searle & Co., Cortech, Inc., US Bioscience, Inc. and Litmus Concepts. Dr. Misher received his B.S. from the Philadelphia College of Pharmacy and Science and a Ph.D. in Physiology from the University of Pennsylvania.

     The Board of Directors is divided into three classes, each of whose members serve for a staggered three-year term. The Board is comprised of two Class I Directors (Mr. MacMaster and Dr. Lamotte), two Class II Directors (Dr. Deleage and Dr. Misher) and two Class III Directors (Dr. Charpie and Dr. Gordon). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 1996, 1997 and 1998, respectively.

     The Board of Directors has a Compensation Committee comprised of Dr. Charpie, Dr. Lamotte and Mr. MacMaster, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, and an Audit Committee comprised of Drs. Charpie and Deleage and Mr. MacMaster, which reviews the results and scope of the audit and other services provided by the Company's independent public accountants.

     Drs. Gordon, Lamotte and Charpie were nominated and elected to the Board of Directors pursuant to a voting agreement among the Company's stockholders which terminated upon the consummation of the Company's initial public offering.

     Executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the Directors and executive officers of the Company.

DIRECTOR COMPENSATION


     Except as described below, the Company's Directors do not receive any cash compensation for service on the Board of Directors or any committee thereof, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board and any committee thereof. The Company pays reasonable travel and out-of-pocket expenses incurred by non-employee Directors in connection with attendance at meetings to transact the business of the Company or attendance at meetings of the Board of Directors or any committee thereof. In April 1994, the Company entered into an agreement with Mr. MacMaster, Chairman of the Board of Directors, pursuant to which Mr. MacMaster receives an annual retainer of $25,000 paid quarterly in advance, a fee of $2,000 per day for attending meetings of the Board of Directors or other meetings attended at the request of the Company's President or the Board of Directors, including monthly advisory meetings, plus travel expenses. Mr. MacMaster received $57,000 from the Company pursuant to this Agreement in 1995. In addition, on March 6, 1993, Mr. MacMaster received an option to purchase 8,500 shares of Common Stock at an exercise price of $0.765 per share. The option vests in three equal annual installments commencing one year after the date of grant. In addition, Mr. MacMaster received an option, effective February 6, 1995, to purchase 12,750 shares of Common Stock at an exercise price of $3.529 per share. The option vests in five equal annual installments commencing one year after the date of grant. In February 1996, the Company entered into an agreement with Dr. Misher pursuant to which Dr. Misher receives an annual retainer of $5,000 and a fee of $1,500 per meeting of the Board of Directors attended. In addition, on February 9, 1996, Dr. Misher received an option to purchase 10,000 shares of Common Stock at an exercise price of $13.25 per share. The option vests in three equal annual installments commencing one year after the date of grant. For a discussion of certain transactions between the Company and affiliates of certain Directors, see "Certain Transactions."

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation paid by the Company during the fiscal years ended December 31, 1994 and 1995 to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose cash compensation exceeded $100,000 in 1995 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                        ANNUAL COMPENSATION(1)          ------------------
                                 ------------------------------------       SECURITIES        ALL OTHER
   NAME AND PRINCIPAL             SALARY     BONUS     OTHER ANNUAL     UNDERLYING OPTIONS   COMPENSATION
        POSITION          YEAR     ($)      ($)(2)    COMPENSATION(3)          (#)              ($)(4)
- ------------------------  ----   --------   -------   ---------------   ------------------   ------------
Lance K. Gordon.........  1995   $220,500   $40,793       $ 7,009                   0          $ 45,653
President and Chief       1994   $180,159   $30,000       $ 5,099              90,023          $ 47,924
Executive Officer

Samuel K. Ackerman......  1995   $220,500   $40,793       $ 6,722                   0                --
Vice President,           1994   $205,000   $54,286       $ 6,124              38,250          $229,356(5)
Development and
Regulatory Affairs

Thomas P. Monath........  1995   $157,500   $29,138       $ 5,034                   0                --
Vice President, Research  1994   $142,500   $27,000       $ 2,221              55,012                --
and Medical Affairs

Robert B. Rombauer......  1995   $147,000   $25,725       $ 7,008                   0                --
Vice President, Business  1994   $135,138   $26,000       $ 5,257              33,341          $ 10,000
Development, Sales and
Marketing

Keith S. Ehrlich........  1995   $131,250   $24,938       $ 1,039                   0                --
Vice President, Finance   1994   $120,122   $26,833       $ 5,019              21,250                --
  and Administration,
Treasurer and Secretary

- ---------------
(1) Includes amounts payable in a subsequent fiscal year for services rendered by the Named Executive Officer in the fiscal year.

(2) Other compensation in the form of perquisites and other personal benefits has been omitted because it constitutes less than the lesser of $50,000 or ten percent of the total annual salary and bonus for the Named Executive Officer.

(3) Includes term-life insurance premiums and financial planning expenses paid by the Company to the Named Executive Officer.

(4) Represents relocation allowances paid by the Company.

(5) The $229,356 relocation reimbursement paid to Mr. Ackerman consists of $47,922 in temporary living and commuting costs, $87,683 in moving and real estate closing costs and $93,751 for reimbursement of related federal and state income taxes.

  Option Grants

     The Company did not grant any options to the Named Executive Officers during the fiscal year ended December 31, 1995.

  Option Exercises and Holdings

     The following table sets forth certain information regarding each exercise of a stock option during the fiscal year ended December 31, 1995 by each of the Named Executive Officers and the number and value of unexercised stock options held as of December 31, 1995 by each of the Named Executive Officers:

                      AGGREGATED OPTION EXERCISES IN LAST
                        FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                                                 NUMBER OF SHARES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                    OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                    SHARES         VALUE        FISCAL YEAR-END(#)         FISCAL YEAR-END($)(2)
                                 ACQUIRED ON      REALIZED   -------------------------   -------------------------
            NAME                 EXERCISE(#)       ($)(1)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
            ----              ----------------   --------   -------------------------   -------------------------
Lance K. Gordon..............          --          $   --          57,605/111,621           $597,845/$1,086,368

Samuel K. Ackerman...........       5,125          49,675           43,325/73,100               404,425/676,119

Thomas B. Monath.............       7,976          94,060           62,788/84,271               669,627/840,869

Robert B. Rombauer...........       1,615          19,653           52,286/55,889               562,139/562,576

Keith S. Ehrlich.............       6,770          66,455           15,189/34,710               141,231/320,169

- ------------------------------
(1) Represents the difference between the exercise price and the fair market value on the date of exercise.

(2) Based on the fair value of the Common Stock on December 31, 1995 ($11.75), less the option exercise price.

EMPLOYMENT AGREEMENTS

     Under the terms of an employment agreement dated July 19, 1990, Dr. Gordon serves as President, Chief Executive Officer and a director of the Company and is entitled to receive an annual base salary, as determined by the Board of Directors, of $250,000 for 1996, plus a bonus based upon the achievement of certain defined management objectives. The employment agreement automatically renews for successive 12-month periods. Dr. Gordon's employment is terminable
(i) by the Company or Dr. Gordon at any time upon not less than six months' prior written notice or (ii) by the Company, for "cause" (as defined in the employment agreement), immediately upon written notice. In the event the Company elects not to extend the employment agreement or terminates Dr. Gordon without "cause," the Company must pay Dr. Gordon a one time severance payment equal to fifty percent (50%) of his annual base salary in effect at the time. Dr. Gordon has agreed, for a period of one year following termination of his employment, not to engage in any business activity that directly or indirectly competes with the Company or to provide any services to the Company's competition or its clients. Dr. Gordon also has agreed not to disclose any of the Company's proprietary information to third parties without the written approval of the Company either during or after his employment. In connection with the execution of his employment agreement, the Company agreed to sell, and Dr. Gordon agreed to buy, 70,834 shares of the Company's Common Stock at a purchase price of $0.235 per share. See "Certain Transactions."

     Under the terms of an employment agreement dated December 1, 1993, Dr. Ackerman serves as Vice President of Development and Regulatory Affairs and is entitled to receive an annual salary of $231,525 in 1996, plus a bonus based upon the achievement of certain defined management objectives. Pursuant to the employment agreement, the Company granted to Dr. Ackerman an option to purchase 85,000 shares of the Company's Common Stock at $2.353 per share, vesting over a four-year period, and reimbursed Dr. Ackerman for expenses associated with his relocation to the Boston, Massachusetts area.

     Under the terms of an employment agreement dated October 18, 1991, Dr. Monath serves as Vice President, Research and Development and is entitled to receive an annual base salary of $190,000 for 1996. Pursuant to the employment agreement, the Company granted Dr. Monath an option to purchase 39,006 shares of the Company's Common Stock at $0.706 per share, vesting over a four-year period, and reimbursed Dr. Monath for expenses associated with his relocation to the Boston, Massachusetts area.

     Under the terms of an employment agreement dated May 1, 1992, Dr. Rombauer serves as Vice President, Business Development and is entitled to receive an annual salary of $157,290 for 1996. Pursuant to the employment agreement, the Company granted to Dr. Rombauer an option to purchase 27,625 shares of the Company's Common Stock at $0.706 per share, vesting over a four-year period; provided, however, that the option will become fully vested at any time in the event of (i) a change of control of the Company, (ii) Dr. Rombauer's death or disability, or (iii) termination of Dr. Rombauer's employment without cause. The Company also agreed to reimburse Dr. Rombauer for expenses associated with his relocation to the Boston, Massachusetts area.

     Under the terms of an employment agreement dated October 8, 1993, Mr. Ehrlich serves as the Vice President of Finance and Administration and Chief Financial Officer and is entitled to receive an annual salary of $145,000 for 1996, plus a bonus based upon the achievement of certain defined management objectives. Pursuant to the employment agreement, the Company granted to Mr. Ehrlich an option to purchase 35,419 shares of Common Stock at $2.353 per share, vesting over a four-year period.

     The employment agreements with Drs. Ackerman, Monath and Rombauer and Mr. Ehrlich (each an "Executive" and collectively, the "Executives") are each for an initial period of three years and are thereafter automatically renewable for successive twelve-month periods unless terminated by either party by giving six-months' prior written notice to the other. Each of the Executive's employment is terminable by the Company, by giving prior written notice, at any time, with or without "cause" (as defined in each employment agreement). In the event the Company terminates any Executive's employment without "cause," the Executive is entitled to receive his then current salary for a period of six months following such termination. In addition, each Executive has agreed, for a period of three years in the case of Dr. Monath and one year for Drs. Rombauer and Ackerman and Mr. Ehrlich, not to engage in any business activity that directly or indirectly competes with the Company or to provide any services to the Company's competition. Each Executive has also entered into a Confidential Information and Invention Assignment Agreement with the Company pursuant to which each Executive has agreed (i) not to disclose any of the Company's proprietary information to third parties without the prior written approval of the Company either during or after his employment and (ii) to assign to the Company his full right and title in and to any inventions made during the course of his employment with the Company.

EMPLOYEE STOCK PLANS

  1995 STOCK OPTION PLAN

     The Company's 1995 Stock Option Plan (the "1995 Option Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in March 1995. The 1995 Option Plan provides for the grant of stock options to employees, officers and directors of, and consultants or advisers to, the Company and its subsidiaries. Under the 1995 Option Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("incentive stock options"), or options not intended to qualify as incentive stock options ("nonstatutory options"). Incentive stock options may only be granted to employees of the Company. A total of 300,000 shares of Common Stock may be issued upon the exercise of options granted under the 1995 Option Plan. As of April 15, 1996, options to purchase a total of 96,125 shares of Common Stock at a weighted average exercise price of $13.225 per share were outstanding under the 1995 Option Plan. These options generally vest in five equal annual installments commencing on the date of grant. The maximum number of shares with respect to which options may be granted to any employee under the 1995 Option Plan shall not exceed 100,000 shares of Common Stock during any calendar year.

     The 1995 Option Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1995 Option Plan, the Compensation Committee has the authority to select the employees to whom options are granted and determine the terms of each option, including (i) the number of shares of Common Stock subject to the option, (ii) when the option becomes exercisable, (iii) the option exercise price, which, in the case of incentive stock options, must be at least 100% (110% in the case of incentive stock options granted to a stockholder owning in excess of 10% of the Company's Common Stock) of the fair market value of the Common Stock as of the date of grant, and (iv) the duration of the option (which, in the case of incentive stock options, may not exceed ten years).

     Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash and Common Stock or by any other method (including delivery of a promissory note payable on terms specified by the Compensation Committee) approved by the Compensation Committee consistent with Section 422 of the Code and Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Options are not assignable or transferable except by will or the laws of descent and distribution and, in the case of nonstatutory options, pursuant to a qualified domestic relations order (as defined in the Code).

     As of April 15, 1996, the Company had approximately 73 full-time employees who were eligible to participate in the 1995 Option Plan. The number of persons receiving stock options varies from year to year depending on various factors, such as the number of promotions and the Company's hiring needs during the year, and thus the Company cannot now determine award recipients.

     The Compensation Committee may, in its sole discretion, include additional provisions in any option or award granted or made under the 1995 Option Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Compensation Committee, so long as not inconsistent with the 1995 Option Plan or applicable law. The Compensation Committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1995 Option Plan may be exercised.

  1995 EMPLOYEE STOCK PURCHASE PLAN


     The Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in March 1995 and became effective upon the closing of the Company's initial public offering. The Purchase Plan authorizes the issuance of up to a total of 100,000 shares of Common Stock to participating employees. As of April 15, 1996, a total of 82,331 shares remained available for purchase under the Purchase Plan.


     All employees of the Company, including directors of the Company who are employees, and all employees of any participating subsidiaries whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate. As of April 15, 1996, approximately 64 of the Company's employees were eligible to participate in the Purchase Plan.

     On the first day of a designated payroll deduction period (the "Offering Period"), the Company grants to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount (a whole percentage from 1% to 15% of such employee's regular pay) to be deducted by the Company from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which is more than 15% of the employee's annualized base pay divided by 85% of the market value of a share of Common Stock on the commencement date of the Offering Period. The Compensation Committee may, in its discretion, choose an Offering Period of 12 months or less for each of the Offerings and choose a different Offering Period for each Offering.

     If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

  1990 STOCK OPTION PLAN


     The Company's 1990 Stock Option Plan (the "1990 Option Plan") was approved by the Board of Directors and the stockholders in September 1990 and provides for the grant of options to purchase up to an aggregate of 850,000 shares of Common Stock. The purpose of the 1990 Option Plan is to secure for the Company and its stockholders the benefits arising from capital stock ownership by employees, officers and directors of, and consultants and advisors to, the Company who are expected to contribute to the Company's future growth and success. As of April 15, 1996, options to purchase a total of 769,838 shares of Common Stock at a weighted average exercise price of $2.129 per share were outstanding under the 1990 Option Plan.


401(K) SAVINGS AND RETIREMENT PLAN

     In March 1994, the Company adopted a 401(k) Savings and Retirement Plan (the "401(k) Plan"), a tax-qualified plan covering all of its employees who are at least 21 years of age and have completed six months of service with the Company. Each employee may elect to reduce his or her current compensation by up to 15%, subject to the statutory limit (a maximum of $9,500 in 1996) and have the amount of the reduction contributed to the 401(k) Plan. The 401(k) Plan provides that the Company may, as determined from time to time by the Board of Directors, provide a matching contribution which may be made in the form of either cash or Common Stock. In addition, the Company may contribute an additional amount to the 401(k) Plan, as determined by the Board of Directors, which will be allocated based on the proportion of the employee's compensation for the plan year to the aggregate compensation for the plan year for all eligible employees.

     All employee and Company contributions to the 401(k) Plan are fully vested at all times. Upon termination of employment, a participant may elect a lump sum distribution or, if his or her total amount in the 401(k) Plan is greater than $3,500, may elect to receive benefits as retirement income.

     For the fiscal year ended December 31, 1995, the Company declared aggregate discretionary matching contributions to the plan of $68,000 in the form of 5,758 shares of Common Stock contributed to the 401(k) Plan. At December 31, 1995, there were 44,242 shares of Common Stock reserved for future issuances to the 401(k) Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1995, the members of the Compensation Committee of the Board of Directors were Mr. MacMaster and Drs. Lamotte and Charpie.

                           SCIENTIFIC ADVISORY BOARD

     The Company's Scientific Advisory Board currently consists of five individuals with recognized expertise in vaccine development. These individuals advise the Company from time to time on matters relating to its current and long-term scientific planning and research and development. The members of the Scientific Advisory Board are compensated for advising the Company. The Company paid an aggregate of $110,000 for such services in 1995. In 1993, the Company granted an option to purchase 6,375 shares of Common Stock, at an exercise price of $1.059, to Martin J. Blaser, M.D., a member of the Scientific Advisory Board. All members of the Scientific Advisory Board are employed by employers other than the Company, primarily academic institutions, and may have commitments to or consulting or advisory agreements with other entities that may limit their availability to the Company. These entities may also be competitors of OraVax. In certain circumstances, the academic institutions that employ members of the Scientific Advisory Board may assert ownership rights to inventions or other technology that result from advice provided by such members to the

Company. In such circumstances, the Company would seek to negotiate licenses to such inventions or technology from the academic institutions. While academic institutions routinely grant licenses of this sort, there can be no assurance that the Company would be able to obtain such licenses on commercially reasonable terms. No members of the Scientific Advisory Board are expected to devote more than a small portion of their time to the Company.

     The following individuals are the current members of the Scientific Advisory Board:

     JEAN-PIERRE KRAEHENBUHL, M.D., a scientific founder of the Company, has been a Professor of Biochemistry at the University of Lausanne and senior staff member at the Swiss Institute for Experimental Cancer Research since 1983. Dr. Kraehenbuhl's research is focused on the cellular and molecular mechanisms which mediate transepithelial transport processes with special emphasis on the membrane proteins involved in mucosal antibody transport. Dr. Kraehenbuhl has also held faculty positions at the Institute of Biochemistry, Lausanne Switzerland, Yale University School of Medicine and Rockefeller University. He received his M.D. from the Medical School of the University of Lausanne.

     MARIAN R. NEUTRA, PH.D., a scientific founder of the Company, is a Professor of Pediatrics at Harvard University Medical School and Director of the GI Cell Biology Laboratory at Children's Hospital, Boston, Massachusetts. Dr. Neutra's research is focused on the function of the intestinal epithelium at cellular and subcellular levels, with emphasis on antigen transport, microbial adherence, and secretion. Dr. Neutra received her Ph.D. in Cell Biology from McGill University and joined the Harvard University Medical School Faculty in 1973.

     MAURICE HILLEMAN, PH.D. is Director, Merck Institute for Therapeutic Research, Merck Sharp & Dohme Research Laboratories, where he has also held the position of Senior Vice President and Director of Virus and Cell Biology Research. From 1948 to 1958, he was Chief of Viral Respiratory Disease Research at the Walter Reed Army Institute of Research ("WRAIR"). Prior to that time, he was Chief of Viral Disease at E.R. Squibb & Sons. He received an adjunct professorship in Pediatrics in the School of Medicine at the University of Pennsylvania and had prior appointments at the University of Maryland and Rutgers University. Dr. Hilleman has engaged in a wide variety of basic and applied research activities in virology, immunology, epidemiology, vaccine development and clinical evaluation. He has served as a long-term advisor to the United States government and the World Health Organization. He received a Ph.D. degree from the University of Chicago in Microbiology and Virology.

     MARTIN J. BLASER, M.D. is the Addison B. Scoville Professor of Medicine, Professor of Microbiology and Immunology and the Director of the Division of Infectious Diseases at the Vanderbilt University School of Medicine. Dr. Blaser's research is focused on the role of gastrointestinal bacteria in human disease. He has concentrated on the pathogenesis and immunology of Helicobacter and Campylobacter infections. Dr. Blaser received a B.A. from the University of Pennsylvania and an M.D. from New York University School of Medicine.

     PHILIP K. RUSSELL, M.D. recently retired as Commanding General of the United States Army Medical Research and Development Command and is currently Special Advisor to the Children's Vaccine Initiative of the World Health Organization and is a Professor at Johns Hopkins University. Dr. Russell previously held a number of positions in biomedical research. He was Chief of the Division of Communicable Diseases and later, Commander of WRAIR. In this capacity, he directed a wide range of research efforts on vaccine and drug development for malaria, leishmaniasis, enteric bacterial infections, gonorrhea, meningitis, dengue, and viral hepatitis. Dr. Russell has served as a scientific councilor to the Centers for Disease Control and as a consultant to numerous organizations. He is past President of the American Society of Tropical Medicine & Hygiene. Dr. Russell received an A.B. from Johns Hopkins University and an M.D. from the University of Rochester.

                              CERTAIN TRANSACTIONS

     In June 1994, November 1994 and January 1995, respectively, the Company sold an aggregate of 510,694 shares (which was converted into 2,170,426 shares of Common Stock upon the closing of the Company's initial public offering) of the Company's Series E Convertible Preferred Stock ("Series E Stock") to a group of existing and new investors, including Ampersand, Laboratory Partners, Laboratory Partners I, MSP, MSP II, MSP II-Co, Alta IV, Sofinnova and Betainvest, at a purchase price of $39.00 per share ($9.176 on a common equivalent basis) for an aggregate purchase price of $19,917,066. The Series E Stock purchase price was paid, in part, by the cancellation and conversion of promissory notes (plus accrued interest) issued to certain of the Series E Purchasers by the Company in January and February 1994. Dr. Charpie, a director of the Company, is Managing General Partner of ASMV, which is the General Partner of Ampersand and is Managing General Partner of LAB-I which is the General Partner of Laboratory Partners and Laboratory Partners I. Dr. Lamotte, a director of the Company, is the Managing General Partner of MSV, the General Partner of MSP and is the Managing General Partner of MSV II, the General Partner of MSP II and MSP II-Co. Dr. Deleage, a director of the Company, is the Managing General Partner of Burr, Egan. Burr, Egan serves as the investment advisor to Alta IV and Sofinnova. Dr. Deleage is also a General Partner of Alta IV MP, the General Partner of Alta IV.

     For a description of certain transactions between the Company and Mr. MacMaster, a director of the Company, see "Management -- Director Compensation." For a description of certain employment and other arrangements between the Company and its executive officers, see "Management -- Executive Compensation" and "Management -- Employment Agreements."

     In May 1994, the Company guaranteed an interim loan made by The First National Bank of Boston to Dr. Gordon, President and Chief Executive Officer and a director of the Company, of up to $90,000 in connection with Dr. Gordon's relocation to, and purchase of a home in Boston, Massachusetts. This loan was fully repaid prior to December 31, 1995.

     For a description of certain registration rights held by Dr. Gordon and certain stockholders of the Company, see "Description of Capital Stock."

     The Company believes that the securities issued in the transactions described above were sold at their then fair market value and that the terms of the transactions described above were no less favorable than the Company could have obtained from unaffiliated third parties.

     The Company has a policy that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy requires that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

                             PRINCIPAL STOCKHOLDERS



     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 15, 1996 (i) by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each Director, (iii) by each of the Named Executive Officers, and (iv) by all executive officers and Directors as a group.



                            NAME AND                          NUMBER OF SHARES     PERCENTAGE OF
                           ADDRESS OF                           BENEFICIALLY        OUTSTANDING
                        BENEFICIAL OWNER                          OWNED(1)         SHARES(1)(2)
    --------------------------------------------------------  ----------------     -------------
                        5% STOCKHOLDERS
    Medical Science Partners, L.P(3)........................        600,857              7.9%
      20 William Street
      Wellesley, MA 02181
    Betainvest(4)...........................................        481,315              6.3
      Avenue Montbenon 2
      1002 Lausanne
      Switzerland
                           DIRECTORS
    Lance K. Gordon(5)......................................        139,778              1.8
    Jean J. Deleage(6)......................................        336,281              4.4
    Richard Charpie(7)......................................        373,834              4.9
    Andre L. Lamotte(8).....................................        603,225              7.9
    Douglas MacMaster(9)....................................         11,050            *
    Allen Misher............................................       --                  *
                 OTHER NAMED EXECUTIVE OFFICERS
    Samuel K. Ackerman(10)..................................         47,068            *
    Keith S. Ehrlich(11)....................................         18,358            *
    Thomas P. Monath(12)....................................         92,409              1.2
    Robert B. Rombauer(13)..................................         69,422            *
    All Directors and executive officers as a group (10
      persons)(14)..........................................      1,691,425             21.3


- ---------------

  *  Less than 1%.

 (1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted. Amounts shown include shares issuable within the 60-day period following April 15, 1996 pursuant to the exercise of options.


 (2) Based on 9,643,306 shares outstanding as of April 15, 1996.


 (3) Includes 26,320 shares held by MSP II-Co and 149,544 shares held by MSP II. MSP is an affiliate of MSP II-Co and MSP II and may be deemed to be the beneficial owner of shares held by such entities.

 (4) Betainvest disclaims beneficial ownership of the shares registered in its name.

 (5) Includes 77,406 shares of Common Stock which Dr. Gordon has the right to acquire upon exercise of options within 60 days after April 15, 1996.

 (6) Includes 281,523 shares held by Alta IV and 51,361 shares held by Sofinnova. Burr, Egan serves as the investment advisor to Alta IV and Sofinnova. Dr. Deleage is the Managing Partner of Burr, Egan and is a General Partner of Alta IV Management Partners, L.P., the General Partner of Alta IV, and may be deemed to share voting and investment powers for the shares held by Alta IV and Sofinnova. Burr, Egan serves as an advisor to Sofinnova. The principals of Burr, Egan disclaim beneficial ownership of all such shares held by Alta IV and Sofinnova except to the extent of their proportionate pecuniary interest therein. Mr. Deleage disclaims beneficial ownership of all the shares for Alta IV and Sofinnova except to the extent of his proportionate pecuniary interest therein.

 (7) Includes 187,828 shares held by Ampersand, 54,504 shares held by Laboratory Partners and 127,171 shares held by Laboratory Partners I. Dr. Charpie is a General Partner of the General Partner of Ampersand, Laboratory Partners and Laboratory Partners I and may be considered the beneficial owner of the shares held by Ampersand, Laboratory Partners and Laboratory Partners I although Dr. Charpie disclaims beneficial ownership of such shares.

 (8) Includes 424,993 shares held by MSP, 26,320 shares held by MSP II-Co and 149,544 shares held by MSP II. Dr. Lamotte is the Managing General Partner of the General Partner of (i) MSP, and (ii) MSP II and MSP II-Co, and may be deemed to be the beneficial owner of the shares held by MSP, MSP II and MSP II-Co although Dr. Lamotte disclaims beneficial ownership of such shares.

 (9) Represents shares which Mr. MacMaster may acquire upon the exercise of options within 60 days after April 15, 1996.


(10) Includes 43,325 shares which Dr. Ackerman may acquire upon the exercise of options within 60 days after April 15, 1996.



(11) Includes 15,189 shares which Mr. Ehrlich may acquire upon the exercise of options within 60 days after April 15, 1996.



(12) Includes 87,794 shares which Dr. Monath may acquire upon the exercise of options within 60 days after April 15, 1996.



(13) Includes 67,107 shares which Dr. Rombauer and his spouse may acquire upon the exercise of options within 60 days after April 15, 1996.



(14) Includes 301,871 shares which all Directors and executive officers as a group may acquire upon the exercise of options within 60 days after April 15, 1996. See also Notes (5) through (13) above.

                          DESCRIPTION OF CAPITAL STOCK

     As of April 15, 1996, there were 7,643,306 shares of Common Stock outstanding, held of record by 202 stockholders.

COMMON STOCK

     The Company's Second Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") authorizes the issuance of up to 25,000,000 shares of Common Stock, $.001 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preferential dividend rights of any then outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to any preferential dividend rights of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

     The Company has an authorized class of undesignated Preferred Stock consisting of 2,000,000 shares, $.001 par value per share. The Board of Directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 2,000,000 shares of Preferred Stock, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     The stockholders of the Company have granted the Board of Directors authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." In addition, the Restated Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Under the Restated Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

     The Restated Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Restated Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. Under the Company's Amended and Restated By-Laws (the "By-Laws"), in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Certificate of Incorporation or By-Laws, unless a corporation's Certificate of Incorporation or By-Laws, as the case may be, requires a greater percentage. The Restated Certificate of Incorporation and the By-Laws require the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

     The Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

REGISTRATION RIGHTS

     As of April 15, 1996, the holders of 3,677,277 shares of Common Stock are entitled to certain demand and piggyback registration rights with respect to such shares. Any exercise of such registration rights may hinder the efforts by the Company to arrange future financings or have an adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, based upon the number of shares outstanding at April 15, 1996, there will be 9,643,306 shares of Common Stock of the Company outstanding. Of these shares, approximately 7,464,117 shares, consisting of 2,000,000 shares sold in this offering, 2,300,000 shares sold in the Company's initial public offering, and 3,164,117 shares eligible for resale pursuant to Rule 144(k) of the Securities Act of 1933, as amended (the "Securities Act"), will be immediately eligible for resale in the public market without restriction under the Securities Act. Beginning in June 1996 and January 1997, approximately 1,028,061 shares and 737,374 additional shares, respectively, will become eligible for immediate resale in the public market subject to compliance with applicable provisions of Rule 144.



     The Company, the executive officers and directors of the Company, and certain stockholders of the Company, collectively holding 1,691,425 shares of Common Stock at April 15, 1996, have agreed pursuant to certain agreements that they will not, without the prior written consent of the Representatives of the Underwriters, offer, sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 90 days from the date of this Prospectus, provided the Company (i) may grant options pursuant to the Company's benefit plans described herein, (ii) may issue shares of Common Stock upon exercise of an option or warrant on the conversion of a security outstanding on the date hereof and (iii) may issue up to 100,000 shares in respect of the acquisition by the Company of the assets or capital stock of another person or entity provided that such shares may not be publicly sold for the remainder of such 90-day period.



     In general, under Rule 144 as currently in effect, a stockholder, including an "affiliate" of the Company as that term is defined in Rule 144 ("Affiliate"), who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 96,433 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.


     The Securities and Exchange Commission (the "Commission") has proposed an amendment to Rule 144 which would reduce the holding period for shares subject to Rule 144 to be eligible for sale in the public market. If this proposal is adopted, an additional 1,765,435 shares will become eligible for sale upon completion of this offering.

     Securities issued in reliance on Rule 701 are also restricted securities and may be sold by stockholders other than Affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its two-year holding period requirement.

     The Company has filed registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the 1995 Option Plan, the Purchase Plan and the 1990 Option Plan. Shares issued upon the exercise of stock options will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the lock-up agreements noted above.

     At the completion of this offering, certain persons and entities will be entitled to certain rights with respect to the registration under the Securities Act of a total of approximately 3,677,277 shares (the "Registrable Shares") of Common Stock pursuant to the terms of an agreement among the Company and such shareholders. Shareholders holding in the aggregate of at least 40% of the Registrable Shares then held by all shareholders may request that the Company effect the registration of Registrable Shares then owned by such shareholder or shareholders subject to certain conditions and limitations. The Company will not be required to effect more than three such registrations. Furthermore, the Company is not required to file more than one registration statement in any six-month period. The Registration Agreement also provides that in the event the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account or the account of another person, or both, such shareholders shall be entitled to include Registrable Shares in the registration, subject to certain conditions and limitations. At any time after the Company becomes eligible to file a registration statement on Form S-3, such shareholder may request the Company to effect the registration on Form S-3 of Registrable Shares owned by such shareholder; provided that the sale of such number of Registrable Shares to be included in the registration on Form S-3 shall result in aggregate proceeds of at least $1,000,000. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions. All of the obligations of the Company to register the Registrable Shares terminate on August 31, 2001.

     The Company has entered into a Stock Restriction Agreement (the "Stock Restriction Agreement") with Dr. Gordon pursuant to which Dr. Gordon has been granted the right, subject to certain conditions and limitations, to include in any registration undertaken by the Company the 70,834 shares sold to him under the Stock Restriction Agreement. The Company is required to bear the expenses of such registration, except underwriting discounts and commissions.

     No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING


     Subject to the terms and condition of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Cowen & Company and Donaldson, Lufkin & Jenrette Securities Corporation, have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:



                                                                           NUMBER OF SHARES
                                 UNDERWRITER                               OF COMMON STOCK
    ---------------------------------------------------------------------  ----------------
    Cowen & Company......................................................      2,000,000
    Donaldson, Lufkin & Jenrette Securities Corporation..................        550,000
    Bear, Stearns & Co. Inc. ............................................         45,000
    Dillon, Read & Co. Inc. .............................................         45,000
    Hambrecht & Quist LLC ...............................................         45,000
    Lehman Brothers Inc. ................................................         45,000
    J.P. Morgan Securities Inc. .........................................         45,000
    Morgan Stanley & Co. Incorporated ...................................         45,000
    Oppenheimer & Co., Inc. .............................................         45,000
    Prudential Securities Incorporated ..................................         45,000
    UBS Securities LLC ..................................................         45,000
    Paribas Corporation .................................................         45,000
    Advest, Inc. ........................................................         25,000
    Robert W. Baird & Co. Incorporated ..................................         25,000
    The Buckingham Research Group Incorporated ..........................         25,000
    Equitable Securities Corporation ....................................         25,000
    First Albany Corporation ............................................         25,000
    First of Michigan Corporation .......................................         25,000
    Furman Selz LLC .....................................................         25,000
    Janney Montgomery Scott Inc. ........................................         25,000
    McDonald & Company Securities, Inc. .................................         25,000
    Needham & Company, Inc. .............................................         25,000
    Nutmeg Securities ...................................................         25,000
    The Ohio Company ....................................................         25,000
    Parker/Hunter Incorporated ..........................................         25,000
    Pennsylvania Merchant Group Ltd. ....................................         25,000
    Punk, Ziegel & Knoell ...............................................         25,000
    Raymond James & Associates, Inc. ....................................         25,000
    Vector Securities International, Inc. ...............................         25,000
    Wheat First Butcher Singer, Inc. ....................................         25,000
                                                                           ----------------
              Total......................................................      2,000,000
                                                                           =============


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of Common Stock offered hereby if any of such shares are purchased.


     The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $.25 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.10 per share to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.



     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,000,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,000,000 shares are being offered.



     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.



     The Company (subject to certain exceptions), all of its executive officers and directors and certain stockholders of the Company each have agreed not to, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for such Common Stock or cause to be filed with the Securities and Exchange Commission a registration statement under the Securities Act to register any shares of the Common Stock or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of the Common Stock, without the prior written consent of Cowen & Company for a period of 90 days after the date of this Prospectus.


     In connection with this offering, certain Underwriters may engage in passive market making transactions in the Common Stock on The Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934. Passive market making consists of displaying bids on The Nasdaq National Market limited by the prices of independent market makers and effecting purchases limited by such prices and in response to order flow. Net purchases by a passive market maker on each day are limited in amount to a specified percentage of the passive market maker's average daily trading volume in Common Stock during a specified prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby will be passed upon by Hale and Dorr, Boston, Massachusetts, counsel to the Company. John M. Westcott, Jr., a partner of Hale and Dorr, is Assistant Secretary of the Company and holds 408 shares of Common Stock. Certain legal matters have been passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1994 and 1995 and the related consolidated statements of operations, stockholders equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995 and the combined financial statements of OraVax Merieux Co. and Merieux OraVax Co. as of December 31, 1995 and for the period from inception (March 31, 1995) through December 31, 1995, included in this Prospectus, have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The statements in the Prospectus under the captions "Risk
Factors -- Patents and Proprietary Rights" and "Business -- Patents and Proprietary Rights; Technology Agreements" have been reviewed and approved by Fish & Richardson P.C., patent counsel for the Company, as experts on patent matters, and are included herein in reliance upon that review and approval and the authority of such counsel as experts in patent law.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the

Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.


     The Company has filed with the Commission, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

                          GLOSSARY OF TECHNICAL TERMS

Active Immunity...............   Immunity acquired by stimulating the body's
                                 immune system by the administration of a vaccine or by natural infection with a virus, bacteria or other antigen. Active immunity may persist for months or years after stimulation.

Adjuvant......................   A natural or artificial substance that is
                                 administered with a vaccine to enhance the immune response to the vaccine.

Antibody......................   A protein produced by the immune system that
                                 eliminates or neutralizes bacteria, toxins and viruses; synonymous with immunoglobulin.

Antigen.......................   A foreign substance, e.g. a portion of a virus
                                 or bacterium, that induces an immune response.

Antigen Binding Site..........   Portion of the antibody (immunoglobulin)
                                 molecule that recognizes and interacts with an antigen.

B-Cells.......................   Lymphocytes that originate in the bone marrow
                                 and differentiate into cells that secrete antibodies.

Category 1 Carcinogen.........   A "definite" carcinogen (cancer-causing
                                 substance) as defined by the World Health
                                 Organization.

Center for Biologics..........   Division of the FDA responsible for regulating
                                 vaccines, blood products and related
                                 biopharmaceutical products.

Chronic gastritis.............   Chronic inflammation of the mucosal lining of
                                 the stomach.

Clostridium difficile (C.
difficile)....................   A common intestinal bacterium causing diarrhea
                                 and inflammation of the large intestine.

CRADA.........................   Cooperative Research and Development Agreement:
                                 a legal instrument for technology transfer between private industry and a government agency.

ELA...........................   Establishment License Application: an
                                 application for licensing a manufacturing facility for human biological products.

FDA...........................   United States Food and Drug Administration.

GMP...........................   Good Manufacturing Practices. A legal framework
                                 stipulating methods for manufacturing
                                 pharmaceutical or medical device products for human use.

H2 antagonist.................   Drugs designed to block the histamine receptor
                                 on gastric parietal cells, the cells that acidify the stomach, thus reducing acid secretion.

Haemophilus influenzae b......   A bacterium which, prior to the availability of
                                 vaccines caused the majority of acquired mental retardation in developed countries. Current vaccines are recommended for use in all children under 6 years.

Helicobacter pylori (H.
pylori).......................   Widespread, gastrointestinal bacterium causing
                                 an increased incidence of gastritis, peptic ulcer and stomach cancer.

IgA...........................   Immunoglobulin A; the major class or chemical
                                 type of antibody that eliminates or neutralizes bacterial or viral particles at mucosal surfaces.

IgG...........................   Immunoglobulin G: the major class or chemical
                                 type of antibody present in blood.

Immune Cell...................   Cell that initiates and promotes an immune
                                 response.

Immune Globulin...............   Antibodies prepared from the blood of donors
                                 and formulated for intravenous and
                                 intramuscular administration to prevent or treat infections.

Immunoglobulin................   Antibody proteins produced by immune cells that
                                 neutralize pathogens and foreign particles.

IND Application...............   Investigational New Drug Application;
                                 regulatory document required by the FDA to initiate human trials of pharmaceuticals and vaccines.

LT Adjuvant...................   The heat-labile enterotoxin (LT) which is
                                 naturally produced by some strains of E. coli bacteria. Low doses of LT are believed to be safe and have demonstrated adjuvant activity when formulated with oral vaccines.

Lymphoid Follicle.............   Small organs containing highly organized
                                 collections of lymphocytes found within the wall of the intestinal tract and elsewhere in the mucosal surfaces serving as the site of activation of the immune response.

M-Cells.......................   Specialized cells found on mucosal surfaces
                                 that recognize and transport foreign materials as the essential first step in initiating a mucosal immune response.

Monoclonal Antibody...........   Homogeneous antibody produced by a clone of
                                 hybridoma cells.

Mucosal Immunity..............   The branch of the immune system located in
                                 mucosal tissues that detects pathogens and produces antibodies against the pathogens.

Mucosal Tissues...............   The moist tissues including the linings of the
                                 gastrointestinal, respiratory and genitourinary tracts and the surface of the eye.

Multivalent...................   Having many binding sites (as in antibody
                                 molecules).

NDA...........................   New Drug Application; an application for
                                 licensing a drug through the FDA.

Neutralizing Antibody.........   An antibody that inactivates a virus or
                                 microorganism.

Passive Immunity..............   Immunity acquired by the administration of
                                 antibodies. Also refers to the immunity
                                 transferred from mother to infant through the placenta or by breast feeding.

Pathogen......................   Microorganism that causes disease.

PLA...........................   Product License Application: an application for
                                 licensing a new biological product (vaccine or blood-related product) through the FDA.

Proton Pump Inhibitor.........   A drug designed to directly block the mechanism
                                 ("proton pump") by which gastric parietal cells acidify the stomach, thus reducing gastric acidity.

Protozoan Parasites...........   Single cell motile parasites, such as amoebae,
                                 often causing disease in the intestinal tract.

Respiratory Syncytial Virus
(RSV).........................   A major cause of acute respiratory diseases in
                                 young children which can result in severe pneumonia and death.

Secretory Component...........   Stabilizing protein that allows IgA to resist
                                 acidic conditions and enzymes of the
                                 gastrointestinal tract.

Systemic Immunity.............   Antibodies and immune cells in blood and
                                 tissues.

T-Cells.......................   Lymphocytes dependent on the thymus for their
                                 differentiation. T-Cells play an important role in the generation of active immunity and in killing invading viruses and bacteria.

Urease........................   An enzyme that catalyzes the splitting of urea
                                 to form ammonia and decrease acidity.

Vector System.................   A bacteria, virus or segment of DNA genetically
                                 engineered to deliver genes into another bacteria, virus or living cell.

Virus Shedding................   Release of virus from infected tissues; the
                                 amount of virus released is an indicator of severity of infection.

                                  ORAVAX, INC.

                         INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF ORAVAX, INC.                                       PAGE
- -------------------------------------------------                                       ----
Report of Independent Accountants.....................................................   F-2

Consolidated Balance Sheets as of December 31, 1994 and 1995 and the three months
  ended March 31, 1996 (unaudited)....................................................   F-3

Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and
  1995 and the three months ended March 31, 1995 and 1996 (unaudited).................   F-4

Consolidated Statement of Stockholders' Equity (Deficit) for the years ended December
  31, 1993, 1994 and 1995 and the three months ended March 31, 1996 (unaudited).......   F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and
  1995 and the three months ended March 31, 1995 and 1996 (unaudited).................   F-6

Notes to Consolidated Financial Statements............................................   F-7

COMBINED FINANCIAL STATEMENTS OF ORAVAX MERIEUX CO. AND MERIEUX ORAVAX CO.
- --------------------------------------------------------------------------

Report of Independent Accountants.....................................................  F-17

Combined Balance Sheet as of December 31, 1995........................................  F-18

Combined Statement of Operations for the period from inception (March 31, 1995)
  through December 31, 1995...........................................................  F-19

Combined Statement of Partners' Capital for the period from inception (March 31, 1995)
  through December 31, 1995...........................................................  F-20

Combined Statement of Cash Flows for the period from inception (March 31, 1995)
  through December 31, 1995...........................................................  F-21

Notes to Combined Financial Statements................................................  F-22

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of OraVax, Inc.:

     We have audited the accompanying consolidated balance sheets of OraVax, Inc. as of December 31, 1994 and 1995 and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OraVax, Inc. as of December 31, 1994 and 1995, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            Coopers & Lybrand L.L.P.

Boston, Massachusetts
February 20, 1996

                                  ORAVAX, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             DECEMBER 31,             MARCH 31,
                                                         ---------------------     ---------------
                                                           1994         1995            1996
                                                         --------     --------     ---------------
                                                                                     (UNAUDITED)
                                    ASSETS
Cash and cash equivalents............................    $  3,706     $ 11,882        $ 11,729
Short-term investments...............................          --       15,749          10,814
Prepaid and other current assets.....................         134          306             392
                                                         --------     --------         -------
Total current assets.................................       3,840       27,937          22,935
Property and equipment, net..........................       1,276        1,330           5,656
Investment in joint venture..........................          --          450              37
Other assets.........................................          79          116             458
                                                         --------     --------        --------
Total assets.........................................    $  5,195     $ 29,833        $ 29,086
                                                         ========     ========        ========

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable.....................................    $    851     $  1,061        $  1,522
Accrued expenses.....................................       1,127        2,352           3,050
Obligation under capital leases......................         462          516           1,386
Deferred joint venture revenue.......................          --          899             325
                                                         --------     --------        --------
Total current liabilities............................       2,440        4,828           6,283
Obligation under capital leases, excluding current
  portion............................................         462          492           2,239
Installment debt.....................................          --           --           1,211
                                                         --------     --------        --------
Total liabilities....................................       2,902        5,320           9,733
Commitments and contingencies........................
Redeemable Convertible Preferred Stock, $.001 par
  value; 1,145,032 shares authorized in 1994; issued
  and outstanding 964,803 in 1994 (liquidation
  preference $28,273 in 1994)........................      27,331           --              --
Stockholders' equity (deficit):
  Preferred stock, $.001 par value; 2,000,000 shares
     authorized in 1995 and 1996; none issued or
     outstanding.....................................          --           --              --
  Common stock, $.001 par value; 6,141,386,
     25,000,000 and 25,000,000 shares authorized in
     1994, 1995 and 1996; issued and outstanding
     230,661, 7,615,865 and 7,642,650 in 1994, 1995
     and 1996........................................          --            8               8
  Additional paid-in capital.........................         245       58,061          58,158
  Deferred compensation..............................        (220)        (296)           (278)
  Accumulated deficit................................     (25,063)     (33,260)        (38,535)
                                                         --------     --------        --------
Total stockholders' equity (deficit).................     (25,038)      24,513          19,353
                                                         --------     --------        --------
Total liabilities and stockholders' equity
  (deficit)..........................................    $  5,195     $ 29,833        $ 29,086
                                                         ========     ========        ========

   The accompanying notes are an integral part of the consolidated financial statements.

                                  ORAVAX, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                           FOR THE YEARS ENDED               THREE MONTHS ENDED
                                              DECEMBER 31,                        MARCH 31,
                                    ---------------------------------     -------------------------
                                     1993         1994         1995         1995            1996
                                    -------     --------     --------     --------       ----------
                                                                                 (UNAUDITED)
Revenues:
  Collaborative research and
     development
  -- related party................       --           --     $  4,868           --       $    1,571
  -- other........................       --           --        3,816     $  3,190               --
  Government grants...............  $   349     $    257          311           78              192
  Interest........................       78           51        1,080           79              310
                                    -------     --------     --------     --------       ----------
                                        427          308       10,075        3,347            2,073
                                    -------     --------     --------     --------       ----------
Expenses:
  Research and development........    5,981        8,406       12,450        2,775            5,280
  General and administrative......    1,848        2,580        3,299        1,165              843
  Interest........................       92          190           87           21              139
                                    -------     --------     --------     --------       ----------
                                      7,921       11,176       15,836        3,961            6,262
                                    -------     --------     --------     --------       ----------
Loss from operations..............   (7,494)     (10,868)      (5,761)        (614)          (4,189)
Equity in operations of joint
  venture.........................       --           --       (2,436)          --           (1,086)
                                    -------     --------     --------     --------       ----------
Net loss..........................   (7,494)     (10,868)      (8,197)        (614)          (5,275)
Accretion to redemption value of
  preferred stock.................       --          100          108           57               --
                                    -------     --------     --------     --------       ----------
Net loss to common stockholders...  $(7,494)    $(10,968)    $ (8,305)    $   (671)      $   (5,275)
                                    =======     ========     ========     ========       ==========
Net loss per common and common
  equivalent share................                           $  (1.86)    $  (1.13)      $    (0.69)
                                                             ========     ========       ==========
Weighted average number of common
  and common equivalent shares
  outstanding.....................                           4,465,955     595,266        7,630,778

   The accompanying notes are an integral part of the consolidated financial statements.

                                  ORAVAX, INC.

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
             AND THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                          TOTAL
                                          COMMON     COMMON   PAID-IN     DEFERRED     ACCUMULATED    STOCKHOLDERS'
                                          SHARES     STOCK    CAPITAL   COMPENSATION     DEFICIT     EQUITY (DEFICIT)
                                         ---------   ------   -------   ------------   -----------   ----------------
Balance, December 31, 1992.............    187,700     --     $    18          --       $  (6,701)       $ (6,683)
Issuance of common stock...............      8,500     --          20          --              --              20
Exercise of common stock options.......     10,662     --           5          --              --               5
Net loss...............................         --     --          --          --          (7,494)         (7,494)
                                                       --
                                         ---------    ---     -------      ------       ---------        --------
Balance, December 31, 1993.............    206,862     --          43          --         (14,195)        (14,152)
Issuance of common stock-401k..........     22,907     --          81          --              --              81
Issuance of common stock options.......                --         220      $ (220)             --              --
Exercise of common stock options.......        892     --           1          --              --               1
Accretion of redeemable convertible
  preferred stock to redemption
  value................................         --     --        (100)         --              --            (100)
Net loss...............................         --     --          --          --         (10,868)        (10,868)
                                                       --
                                         ---------    ---     -------      ------       ---------        --------
Balance, December 31, 1994.............    230,661     --         245        (220)        (25,063)        (25,038)
Conversion of redeemable convertible
  preferred stock to common stock......  5,019,383     $5      36,666          --              --          36,671
Issuance of common stock...............  2,310,197      3      20,745          --              --          20,748
Issuance of common stock-401k..........      5,758     --          68          --              --              68
Issuance of common stock options.......         --     --         141        (141)             --              --
Exercise of common stock options.......     44,982     --          54          --              --              54
Exercise of common stock warrants......      4,884     --          --          --              --              --
Vesting of compensatory common stock
  options..............................         --     --         250          --              --             250
Accretion of redeemable convertible
  preferred stock to redemption
  value................................         --     --        (108)         --              --            (108)
Amortization of deferred
  compensation.........................         --     --          --          65              --              65
Net loss...............................         --     --          --          --          (8,197)         (8,197)
                                                       --
                                         ---------    ---     -------      ------       ---------        --------
Balance, December 31, 1995.............  7,615,865      8      58,061        (296)        (33,260)         24,513
                                                       --
                                         ---------    ---     -------      ------       ---------        --------
Issuance of common stock...............      7,472     --          86          --              --              86
Exercise of common stock options.......     19,313     --          11          --              --              11
Amortization of deferred
  compensation.........................         --     --          --          18              --              18
Net loss...............................         --     --          --          --          (5,275)         (5,275)
                                                       --
                                         ---------    ---     -------      ------       ---------        --------
Balance, March 31, 1996................  7,642,650    $ 8     $58,158      $ (278)      $ (38,535)       $ 19,353
                                         =========    ===     =======      ======       =========        ========

   The accompanying notes are an integral part of the consolidated financial statements.

                                  ORAVAX, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                               FOR THE YEARS ENDED DECEMBER       THREE MONTHS
                                                            31,                  ENDED MARCH 31,
                                               -----------------------------   -------------------
                                                1993       1994       1995       1995       1996
                                               -------   --------   --------   --------   --------
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net loss from operations...................  $(7,494)  $(10,868)  $ (8,197)  $   (614)  $ (5,275)
  Adjustments to reconcile net loss from
     operations to net cash used in operating
     activities:
     Depreciation............................      549        554        708        164        501
     Equity in operations of joint venture...       --         --      2,436         --      1,086
     Interest paid in preferred stock........       42        114         --         --         --
     Non-cash compensation...................       20         81        383        261         18
     Changes in operating assets and
       liabilities:
       Prepaid expenses and other current
          assets.............................       12        141       (172)       (54)       (86)
       Other assets..........................     (217)       200        (37)       (30)      (342)
       Accounts payable......................      270        315        210       (267)       462
       Accrued expenses......................      497        449      1,225        843        698
       Deferred revenue......................       --         --        899         --       (574)
                                               -------   --------   --------   --------   --------
Net cash provided by (used in) operating
  activities.................................   (6,321)    (9,014)    (2,545)       303     (3,512)
Cash flows from investing activities:
  Purchases of short-term investments........       --         --    (26,189)        --     (2,984)
  Sales and maturities of short-term
     investments.............................       --         --     10,440         --      7,919
  Expenditures for property and equipment....     (400)      (376)      (762)       (47)      (230)
  Proceeds from sale-leaseback of property
     and equipment...........................      460        257        614        116        216
  Investment in joint venture................       --         --     (2,886)        --       (674)
                                               -------   --------   --------   --------   --------
Net cash provided by (used in) investing
  activities.................................       60       (119)   (18,783)        69      4,247
                                               -------   --------   --------   --------   --------
Cash flows from financing activities:
  Proceeds from common stock issuances,
     net.....................................        5          1     20,802          4         97
  Proceeds from preferred stock issuances,
     net.....................................    5,523      8,396      9,232      9,232         --
  Principal payments under capital lease
     obligations.............................     (120)      (333)      (530)      (112)      (372)
  Proceeds from notes payable to
     stockholders............................       54      3,733         --         --         --
                                               -------   --------   --------   --------   --------
  Principal payments of installment debt.....       --         --         --         --       (613)
Net cash provided by (used in) financing
  activities.................................    5,462     11,797     29,504      9,124       (888)
                                               -------   --------   --------   --------   --------
Net increase (decrease) in cash and cash
  equivalents................................     (799)     2,664      8,176      9,496       (153)
Cash and cash equivalents at beginning of
  period.....................................    1,841      1,042      3,706      3,706     11,882
                                               -------   --------   --------   --------   --------
Cash and cash equivalents at end of period...  $ 1,042   $  3,706   $ 11,882   $ 13,202   $ 11,729
                                               =======   ========   ========   ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                                  ORAVAX, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                      MARCH 31, 1995 AND 1996 IS UNAUDITED

A. NATURE OF BUSINESS:

     OraVax, Inc. (the "Company") is a leader in the discovery and development of oral vaccines and non-injected antibody products to prevent and treat diseases which infect the human body at its mucosal linings. Prior to the first quarter of 1995, the Company operated as a development stage enterprise, devoting substantially all of its efforts to establishing the new business and carrying on research and development activities. Beginning in 1995, the Company is no longer classified as a development stage enterprise.

     The ultimate success of the Company is dependent upon its ability to raise capital through equity placement, receipt of contract revenue, sale of product and interest income on invested capital. The Company's capital requirements may change depending upon numerous factors, including progress of the Company's research and development programs, time required to obtain regulatory approvals, resources the Company devotes to self-funded projects, proprietary manufacturing methods and advanced technologies and demand for the Company's products, if and when approved.

     While management believes that additional capital will be available to fund operations, there can be no assurance that additional funds will be available when required, on terms acceptable to the Company.

     The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology and compliance with government regulations.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, OraVax JVM, Inc. and OraVax Securities Corp., which were incorporated in 1995. Intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments. The Company restricts temporary cash investments to institutions with high credit standing.

                                  ORAVAX, INC.

               INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                      MARCH 31, 1995 AND 1996 IS UNAUDITED

Short-term Investments

     Short-term interest-bearing investments are those which, when purchased, have maturities of less than one year but greater than three months. At December
31, 1995, the Company had the following short-term investments available for sale which it expects to utilize for working capital purposes, carried at amortized cost plus accrued interest, which approximates fair market value (in thousands):

        US Government and Agency obligations, due February 1996 to April
          1996, 0.00% - 6.46%..............................................  $ 7,664
        Commercial paper, due February 1996 to May 1996, 5.02% - 7.875%....    8,085
                                                                             -------
                                                                             $15,749
                                                                             =======

Property and Equipment

     Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the lesser of the lease term or the estimated useful lives of the related assets, generally three to five years.

     When assets are retired or otherwise disposed of, the assets and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gains and losses are included in operations in the period of disposal.

New Accounting Pronouncement

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), which is effective for transactions entered into in fiscal years that begin after December 15, 1995. SFAS 123 established a fair value based method of accounting for stock-based compensation plans. The Company plans to adopt the disclosure method in 1996. The Company has not determined, on a pro forma basis, the effect on 1995 net loss and loss per share of applying fair value accounting rules to grants of stock-based awards in 1995.

Revenue Recognition

     Revenue under the Company's collaborative research and development agreement is recognized as related expenses are incurred. The Company recognizes milestone payments as revenue when the milestones are achieved. (See Note J)

     The Company recognizes government grant revenue as the related expenses are incurred.

Research and Development Costs

     Research and development costs are expensed as incurred.

Net Loss Per Common and Common Equivalent Share

     Net loss per common share is computed based upon the weighted average number of common shares and common equivalent shares (using the treasury stock method) outstanding after certain adjustments described below. Common equivalent shares are not included in the per-share calculations where the effect of their inclusion would be anti-dilutive, except that, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common and common equivalent shares issued during the twelve-month period prior to the initial filing (June 8, 1995) of the initial public offering (the "IPO"), have been included in

                                  ORAVAX, INC.

               INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                      MARCH 31, 1995 AND 1996 IS UNAUDITED

the calculation as if they were outstanding for all periods prior to the IPO, using the treasury stock method and the IPO price of $10.00 per share. In the computation of net loss per common share, accretion of preferred stock is included as an increase to net loss attributable to common stockholders.

     Net loss per common share on a historical basis was as follows for the years ended December 31, 1993 and 1994:

                                                                 YEARS ENDED DECEMBER 31,
                                                                 -------------------------
                                                                   1993             1994
                                                                 --------         --------
    Net loss per common share..................................   $(13.52)         $(19.20)
    Weighted average number of common and common equivalent
      shares outstanding.......................................   554,431          571,327

Income Taxes

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial reporting and tax bases of liabilities and assets using enacted tax rates in effect in the years in which the differences are expected to reverse. Potential future income tax benefits resulting from net operating losses, unused research and experimentation credits, and other timing differences will be recognized as taxable income becomes available to absorb them.

C. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following (in thousands):

                                                                             THREE MONTHS
                                                          YEARS ENDED            ENDED
                                                         DECEMBER 31,          MARCH 31,
                                                       -----------------     -------------
                                                        1994       1995          1996
                                                       ------     ------     -------------
    Furniture and equipment..........................  $  544     $  534        $   480
    Computer hardware and software...................      89        100            106
    Leasehold improvements...........................     366        147          2,035
    Equipment under capital lease....................   1,378      1,992          4,981
                                                       ------     ------        -------
                                                        2,377      2,773          7,602
    Less accumulated depreciation....................   1,101      1,443         (1,946)
                                                       ------     ------        -------
    Property and equipment, net......................  $1,276     $1,330        $ 5,656
                                                       ======     ======        =======

     The net book value of equipment under capital lease was $886,000, $964,000 and $3,548,000 at December 31, 1994 and 1995 and March 31, 1996, respectively.

                                  ORAVAX, INC.

               INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                      MARCH 31, 1995 AND 1996 IS UNAUDITED

D. ACCRUED EXPENSES:

     Accrued expenses consisted of the following (in thousands):
                                                                             THREE MONTHS
                                                          YEARS ENDED            ENDED
                                                         DECEMBER 31,          MARCH 31,
                                                       -----------------     -------------
                                                        1994       1995          1996
                                                       ------     ------     -------------
    Research and development contracts...............  $  199     $1,191        $ 1,905
    License fees.....................................      25        270             75
    Compensation.....................................     231        235            213
    Patent expenses..................................     123         47             37
    Series Preferred Stock placement fees............     170         --             --
    Legal and accounting fees........................      95         82             61
    Fixed assets.....................................      --        151             98
    Other............................................     284        376            661
                                                       ------     ------        -------
    Total accrued expenses...........................  $1,127     $2,352        $ 3,050
                                                       ======     ======        =======

E. INCOME TAXES:

     Deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases using enacted federal income tax rates in effect for the year in which the differences are expected to reverse. The components of deferred taxes were as follows (in thousands):

                                                                         YEARS ENDED
                                                                         DECEMBER 31,
                                                                    ----------------------
                                                                     1994           1995
                                                                    -------       --------
    Capitalization of general and administrative costs............  $ 1,700       $  2,190
    Property, plant and equipment.................................      127            156
    Capital leased equipment .....................................     (310)          (388)
    Capital leases................................................      323            406
    Accrued expenses..............................................       82            110
    Net operating loss and tax credits............................    7,811         11,324
                                                                    -------       --------
    Gross deferred tax asset......................................    9,733         13,798
    Valuation allowance...........................................   (9,733)       (13,798)
                                                                    -------       --------
    Net deferred tax asset........................................  $    --       $     --
                                                                    =======       ========

     As of December 31, 1995, the Company had available net operating loss carryforwards of approximately $26,946,000 and $1,580,000 of tax credits, which may be used to offset future taxable income. These carryforwards expire beginning in 2005. Due to the uncertainty surrounding the realization of the net operating loss carryforwards in future tax returns, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased approximately $4,065,000 from December 31, 1994 to December 31, 1995.

     The Company has experienced ownership changes as defined under Section 382 of the Internal Revenue Code. Ownership changes limit the future use of the net operating loss and credit carryforwards created prior to the ownership change. If the full amount of the limitation is not used in any year, the amount not used increases the allowable limit in the subsequent year.

                                  ORAVAX, INC.

               INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                      MARCH 31, 1995 AND 1996 IS UNAUDITED

F. CAPITAL LEASES:

     During 1995, the Company entered into a master lease agreement to finance up to $1,000,000 of capital equipment. During the year ended December 31, 1995, $614,000 of equipment was financed through sale-leaseback arrangements under the 1995 master lease agreement and a 1994 lease line agreement which expired during 1995. As of December 31, 1995, approximately $700,000 remained available under the lease line. In January 1996, an equipment lease was assumed by the Company in connection with its lease of a manufacturing facility in Canton, Massachusetts and capitalized in the amount of $2,773,000. (See Note M). Interest paid on capital leases during the years ended December 31, 1993, 1994 and 1995 was $36,000, $76,000 and $87,000, respectively, and $21,000 and
$102,000 for the three months ended March 31, 1995 and 1996, respectively.

     Minimum future payments under the Company's capital leases as of December
31, 1995 and March 31, 1996 were as follows (in thousands):

                            PERIOD ENDING                       DECEMBER 31,   MARCH 31,
                             DECEMBER 31,                           1995         1996
                            -------------                       ------------   ---------
        1996..................................................     $  580       $ 1,312
        1997..................................................        326         1,548
        1998..................................................        133         1,162
        1999..................................................         72           135
        2000..................................................         --            15
                                                                   ------       -------
                                                                    1,111         4,172
        Less amount representing interest.....................        103           547
                                                                   ------       -------
                                                                    1,008         3,625
        Less current obligation...............................        516         1,386
                                                                   ------       -------
        Long-term obligation..................................     $  492       $ 2,239
                                                                   ======       =======

G. COMMITMENTS AND CONTINGENCIES:

Operating Leases

     The Company leases office and laboratory facilities in Cambridge, Massachusetts under an operating lease which contains renewal options and expires in March 2001. In January 1996, an operating lease for a manufacturing facility in Canton, Massachusetts, containing renewal and purchase options and expiring in June 2002, was assumed by the Company. (See Note M). The noncancelable future payments as of December 31, 1995 and March 31, 1996 were as follows (in thousands):

                            PERIOD ENDING                       DECEMBER 31,   MARCH 31,
                             DECEMBER 31,                           1995         1996
                            -------------                       ------------   ---------
        1996..................................................     $  904       $   997
        1997..................................................      1,208         1,391
        1998..................................................      1,208         1,398
        1999..................................................      1,208         1,402
        2000 and thereafter...................................      1,510         2,011

     Rent expense for leased facilities during the years ended December 31, 1993, 1994 and 1995 was $514,000, $565,000 and $689,000, respectively, and
$134,000 and $526,000 for the three months ended March 31, 1995 and 1996, respectively.

                                  ORAVAX, INC.

               INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                      MARCH 31, 1995 AND 1996 IS UNAUDITED

Agreements

     The Company is party to various agreements, principally contracted research and clinical trials, for which noncancelable minimum future payments as of December 31, 1995 were as follows (in thousands):

                                      YEAR ENDING
                                     DECEMBER 31,                             AMOUNT
                                     ------------                             ------
           1996.............................................................  $1,863
           1997.............................................................      80
           1998.............................................................      60

     In addition, under certain of these and other agreements, the Company may pay royalties on future sales of specified products.

H. REDEEMABLE CONVERTIBLE PREFERRED STOCK:

     The Company issued an aggregate of 964,803 shares of Series Redeemable Convertible Preferred Stock for net cash proceeds of $27,231,000 (the "Series Preferred Stock") at various dates since its inception through December 31, 1994.

     In January and March 1995, the Company issued an aggregate of 216,237 shares of Series Preferred Stock for net cash proceeds of $9,232,000.

     During 1994 and 1995, accretion of $100,000 and $108,000, respectively, to accrete the redeemable convertible preferred stock to its redemption value on a straight-line basis, was recorded in noncash transactions.

     In June 1995, all outstanding shares of Series Preferred Stock were converted to 5,019,383 shares of common stock in connection with the closing of the Company's initial public offering.

I. STOCKHOLDERS' EQUITY:

Common Stock

     In June 1995, the Company sold 2,300,000 shares of its common stock, par value $.001 per share, for $10.00 per share in an initial public offering, providing net proceeds of $20,676,000 to the Company. In connection with the initial public offering, all outstanding shares of Series Preferred Stock were converted to common stock.

     The historical financial statements, common share and per share amounts, including net loss per common share amounts, have been restated to reflect a 4.25-for-1 common stock split effected in the form of a 325% common stock dividend approved by the Company's stockholders in April 1995, as if it had occurred at the beginning of all periods presented. In March 1995, the Company's stockholders approved an increase in the authorized shares of common stock to 25,000,000 shares and authorized 2,000,000 shares of a new class of preferred stock, par value $.001 per share.

Stock Options

     Incentive stock options granted under the Company's 1990 and 1995 stock option plans (the "Plans") may not be granted at a price less than the fair market value of the common stock on the date of grant (or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company). Nonqualified stock options may be granted at an exercise price established by the Board of Directors, which may be less than, equal to or greater than the fair value of the common stock on the date of

                                  ORAVAX, INC.

               INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                      MARCH 31, 1995 AND 1996 IS UNAUDITED

grant. Options granted under the Plans generally vest over three- to five-year periods, and expire not more than ten years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee or officer holding 10% or more of the voting stock of the Company.

     Information related to stock option activity under the Plans for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996 is as follows:

                                                                  SHARES      OPTION PRICE
                                                                  -------     -------------
    Outstanding at December 31, 1992............................  129,456     $  .001 - .75
      Granted...................................................  362,477      .706 - 2.353
      Exercised.................................................  (10,662)      .235 - .706
      Canceled..................................................   (4,164)      .471 - .765
                                                                  -------
    Outstanding at December 31, 1993............................  477,107      .001 - 2.353
      Granted...................................................  290,855     2.353 - 2.706
      Exercised.................................................     (892)             .706
      Canceled..................................................   (5,651)      .706 - .765
                                                                  -------
    Outstanding at December 31, 1994............................  761,419      .001 - 2.706
      Granted...................................................   92,104     3.529 - 15.75
      Exercised.................................................  (44,982)     .471 - 2.706
      Canceled..................................................   (5,734)     .765 - 3.529
                                                                  -------
    Outstanding at December 31, 1995............................  802,807      .001 - 15.75
      Granted...................................................   68,225     12.25 - 14.25
      Exercised.................................................  (19,313)     .001 - 3.529
                                                                  -------
    Outstanding at March 31, 1996...............................  851,719      .001 - 15.75
                                                                  =======

     At December 31, 1995 and March 31, 1996, there were 279,588 and 318,741 options exercisable and options to purchase 287,121 and 218,896 shares, respectively, of and common stock remained available for future grants under the Plans. At December 31, 1995 and March 31, 1996, 1,089,928 shares and 1,070,615 shares, respectively, of common stock remained reserved to satisfy the issuance of shares under outstanding and future grants under the Plans.

     In connection with certain stock option grants in 1995, the Company recorded $141,000 of deferred compensation expense which is being amortized and charged to operations over the five-year vesting period of the related options. In addition, $250,000 of compensation expense was recorded in 1995 in connection with the vesting of certain milestone-based stock options.

Employee Stock Purchase Plan

     In March 1995, the Company's stockholders approved the 1995 Employee Stock Purchase Plan (the "ESPP") under which employees may purchase common stock of the Company at the lesser of 85% of its fair value at the beginning or end of related six month payroll withholding periods.

     During 1995, 10,197 shares were sold to employees under the ESPP. At December 31, 1995, 89,803 shares of common stock remained reserved for future issuances under the ESPP.

J. JOINT VENTURE:

     In March 1995, the Company entered into a collaboration (the "Joint Venture") with Pasteur Merieux Serums & Vaccins, S.A. ("Merieux") for the development, manufacturing, marketing and sale of immuno-

                                  ORAVAX, INC.

               INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                      MARCH 31, 1995 AND 1996 IS UNAUDITED

therapeutic and preventive vaccines against H. pylori infection in humans. Under the Joint Venture, OraVax and Merieux agreed to develop vaccines which use the urease protein or any of its sub-units as an antigen (the "Target Products"). OraVax and Merieux will share equally in profits from the sales of the Target Products and in all future research, development, clinical and commercialization costs. Merieux made an initial milestone payment of $2.6 million directly to OraVax, paid the Company directly $0.6 million for research and development in the first quarter of 1995 and purchased $2.5 million of the Company's Series Preferred Stock. Subsequently, Merieux purchased an additional $1.0 million of common stock in the Company's initial public offering. In addition, Merieux agreed to pay the Company directly up to an additional $12.0 million during the development period, subject to the achievement of certain clinical and regulatory milestones, of which $0.6 million was paid to OraVax in December 1995. Merieux is providing technical expertise and will also provide marketing to the Joint Venture. Beginning in the second quarter of 1995, research, development and commercialization activities of the Joint Venture were conducted through two equally controlled partnerships (the "Joint Venture Partnerships") which have contracted with OraVax and Merieux to perform the research, development and clinical trial activities. OraVax earned $4,868,000 under such contracts during 1995. The Joint Venture provides for certain rights of termination, but, absent any breach, neither party may unilaterally terminate the Joint Venture prior to March 31, 1997.

     From inception of the Joint Venture through December 31, 1995, OraVax and Merieux each invested approximately $2.9 million to fund the Joint Venture's operations. OraVax accounts for its investments in the Joint Venture Partnerships under the equity method of accounting and, accordingly, recorded its $2,436,000 share of the Joint Venture Partnerships' net losses during 1995. Following are the Joint Venture Partnerships' summarized combined balance sheet as of December 31, 1995 and the summarized combined statement of operations for the period March 31, 1995 (inception) through December 31, 1995.

                                  ORAVAX, INC.

               INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                      MARCH 31, 1995 AND 1996 IS UNAUDITED

                           JOINT VENTURE PARTNERSHIPS
                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                     ASSETS

                                                                          DECEMBER 31,
                                                                              1995
                                                                           -----------
        Prepaid contract research expense..............................      $   899
                                                                             -------
                                                                             $   899
                                                                             =======

                       LIABILITIES AND PARTNERS' CAPITAL

                                                                          DECEMBER 31,
                                                                              1995
                                                                          ------------
        Partners' capital:
          OraVax Merieux Co............................................     $    450
          Merieux OraVax S.N.C.........................................          449
                                                                            --------
                                                                            $    899
                                                                            ========

                           JOINT VENTURE PARTNERSHIPS
                        COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                         MARCH 31, 1995
                                                                          (INCEPTION)
                                                                            THROUGH
                                                                          DECEMBER 31,
                                                                              1995
                                                                         --------------
        Contract research expense -- OraVax, Inc.......................     $  4,868
                                                                            --------
        Net loss.......................................................     $ (4,868)
                                                                            ========

K. RELATED PARTIES:

     The Company has a consulting agreement with the chairman of its Board of Directors under which, and together with fees paid to him for his services as chairman, he was paid $37,000 and $57,000 during 1994 and 1995, respectively.

     The Company guaranteed a $90,000 demand loan, on behalf of one of its officers to facilitate the relocation of his residence to Massachusetts, which was fully repaid in 1995.

L. EMPLOYEE BENEFITS:

     The Company has a 401(k) retirement plan in which substantially all of its permanent employees are eligible to participate. Participants may contribute up to 15% of their annual compensation to the plan, subject to statutory limitations. For 1994 and 1995, the Company declared discretionary matching aggregate contributions to the plan of $62,000 and $68,000, respectively, paid in 22,907 and 5,758 shares of the Company's common stock, respectively. In 1994, the Company recorded $19,000 of compensation expense in

                                  ORAVAX, INC.

               INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                      MARCH 31, 1995 AND 1996 IS UNAUDITED

connection with the stock issuance. At December 31, 1995, there were 44,242 shares of common stock reserved for future issuances under the plan.

M. SUBSEQUENT EVENT -- MANUFACTURING FACILITY:

     In January 1996, the Company leased an approximately 47,000 square foot, good manufacturing practices-compliant, manufacturing facility in Canton, Massachusetts and acquired related equipment and leasehold improvements from the former tenant. The facility is intended to be used for commercial production of the Company's monoclonal antibody (HNK20), designed to prevent viral pneumonia in children caused by respiratory syncytial virus. This facility was specifically designed and equipped by the former tenant for the manufacture of monoclonal antibodies for pharmaceutical use, although other production uses are possible. Existing building and capital equipment leases, which contain renewal and purchase options, were assumed by the Company. (See Notes F and G) In addition, the Company purchased leasehold improvements and other related assets (initially capitalized by the Company in the amount of $1,824,000) from the former tenant, payable in installments through 1999.

     As of March 31, 1996, future minimum payments under the installment debt were as follows (in thousands):

                                   PERIOD ENDING
                                    DECEMBER 31,                              AMOUNT
                                   -------------                              ------
        1996................................................................  $   --
        1997................................................................     330
        1998................................................................     260
        1999................................................................   1,050
                                                                              ------
                                                                               1,640
        Less amount representing interest...................................     429
                                                                              ------
                                                                               1,211
        Less current obligation.............................................      --
                                                                              ------
        Long-term obligation................................................  $1,211
                                                                              ======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of OraVax Merieux Co. and Merieux OraVax Co.:

     We have audited the accompanying combined balance sheet of OraVax Merieux Co. and Merieux OraVax Co. as of December 31, 1995 and the related statements of operations, partners' capital, and cash flows for the period from inception (March 31, 1995) through December 31, 1995. These financial statements are the responsibility of the partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of OraVax Merieux Co. and Merieux OraVax Co. as of December 31, 1995, and the combined results of their operations and cash flows for the period from inception (March 31, 1995) through December 31, 1995, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
March 21, 1996

                             ORAVAX MERIEUX CO. AND
                        MERIEUX ORAVAX CO. PARTNERSHIPS

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1995

                                     ASSETS
Cash............................................................................  $        --
Prepaid expenses................................................................      899,289
                                                                                  -----------
Total assets....................................................................  $   899,289
                                                                                  ===========

                       LIABILITIES AND PARTNERS' CAPITAL
Liabilities.....................................................................           --
Partners' capital:
Capital contributions...........................................................  $ 5,767,088
Accumulated deficit.............................................................   (4,867,799)
                                                                                  -----------
Total partners' capital.........................................................      899,289
                                                                                  -----------
Total liabilities and partners' capital.........................................  $   899,289
                                                                                  ===========

                             ORAVAX MERIEUX CO. AND
                        MERIEUX ORAVAX CO. PARTNERSHIPS

                        COMBINED STATEMENT OF OPERATIONS
    FOR THE PERIOD FROM INCEPTION (MARCH 31, 1995) THROUGH DECEMBER 31, 1995

Expenses:
  Contract research expense -- OraVax, Inc. ....................................  $ 4,867,799
                                                                                  -----------
Total expenses..................................................................    4,867,799
                                                                                  -----------
Net loss........................................................................  $(4,867,799)
                                                                                  ===========

     The accompanying notes are an integral part of the combined financial statements.

                             ORAVAX MERIEUX CO. AND
                        MERIEUX ORAVAX CO. PARTNERSHIPS

                    COMBINED STATEMENT OF PARTNERS' CAPITAL
    FOR THE PERIOD FROM INCEPTION (MARCH 31, 1995) THROUGH DECEMBER 31, 1995

                                                           PASTEUR
                                                           MERIEUX           MERIEUX
                                           ORAVAX          SERUMS &          AMERICA
                                          JVM, INC.      VACCINS S.A.     HOLDING, INC         TOTAL
                                          ---------      ------------     ------------         -----
Capital contributions..................  $ 2,885,851     $  2,014,444       $ 866,793       $ 5,767,088
Net loss...............................   (2,435,847)      (1,700,322)       (731,630)       (4,867,799)
                                         -----------     ------------       ---------       -----------
Balance, December 31, 1995.............  $   450,004     $    314,122       $ 135,163       $   899,289
                                         ===========     ============       =========       ===========

     The accompanying notes are an integral part of the combined financial statements.

                             ORAVAX MERIEUX CO. AND
                        MERIEUX ORAVAX CO. PARTNERSHIPS

                        COMBINED STATEMENT OF CASH FLOWS
    FOR THE PERIOD FROM INCEPTION (MARCH 31, 1995) THROUGH DECEMBER 31, 1995

Cash flows from operating activities:
  Net loss......................................................................  $(4,867,799)
     Changes in operating assets and liabilities:
       Prepaid expenses.........................................................     (899,289)
                                                                                  -----------
Net cash used by operating activities...........................................   (5,767,088)
Cash flows from financing activities:
  Capital contributions.........................................................    5,767,088
Net cash provided by financing activities.......................................    5,767,088
                                                                                  -----------
Net increase in cash and cash equivalents.......................................           --
Cash and cash equivalents at beginning of period................................           --
                                                                                  -----------
Cash and cash equivalents at end of period......................................  $        --
                                                                                  ===========

     The accompanying notes are an integral part of the combined financial statements.

                             ORAVAX MERIEUX CO. AND
                        MERIEUX ORAVAX CO. PARTNERSHIPS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

A.  NATURE OF BUSINESS:

     A collaboration between Pasteur Merieux Serums & Vaccins S.A. (PMsv), a societe anonyme existing and organized under the laws of the Republic of France, and OraVax, Inc. (OraVax), a corporation existing and organized under the laws of the State of Delaware, was formed on March 31, 1995 (the "Collaboration").

     In accordance with the Master Agreement of the Collaboration (the "Agreement"), two partnerships, Merieux OraVax Co. and OraVax Merieux Co. (the "Partnerships") were formed. The Partnerships conduct all activities relative to the research, development, registration, commercialization, manufacturing, marketing, sales and distribution of immunotherapeutic and preventative vaccines against Helicobacter pylori infections in humans which use the urease protein or any of its sub-units as an antigen. The partnerships began operations on April 1, 1995.

     Merieux OraVax Co. is a societe en nom collectif (partnership) organized under the laws of the Republic of France, whose partners are PMsv and OraVax JVM, Inc. ("OraVax JVM"), a wholly-owned subsidiary of OraVax. The term of the partnership is ninety-nine years.

     The initial interest of each partner in Merieux OraVax Co., based upon capital contributions, is as follows:
                  PMsv.................................. 49.9%
                  OraVax JVM............................ 50.1%

     Additional capital contributions will be required of each partner as specified by the Agreement. Each partner's interest in Merieux OraVax Co. will fluctuate based on its share of additional capital contributions. Profits and losses will be split in accordance with each partner's interest in the capital of the partnership.

     OraVax Merieux Co. is a general partnership organized under the laws of the Commonwealth of Massachusetts, whose partners are OraVax JVM and Merieux American Holding, Inc. ("MAHI"), an affiliate of PMsv. The term of the partnership is unlimited. The initial interest of each partner in OraVax Merieux Co. is as follows:
                  MAHI.................................. 50.1%
                  OraVax JVM............................ 49.9%

     Profits and losses will be split in accordance with each partner's interest in the capital of the partnership until the time MAHI receives $100,000 return of capital above its capital contribution to OraVax Merieux Co. At that time, profits and losses are to be split evenly between the partners.

     The partners of OraVax Merieux Co. and Merieux OraVax Co. have agreed to fund through the Partnerships the research and development, clinical and pharmaceutical development costs of the Collaboration as approved by its executive committee, at least through March 1997.

     The ultimate success of the Partnerships is dependent upon their ability to raise capital through partners' contributions, equity and debt placement, sale of product and interest income on invested capital. The Partnerships' capital requirements may change depending upon numerous factors, including progress of their research and development programs, time required to obtain regulatory approvals, resources the partnerships devote to self-funded projects, proprietary manufacturing methods and advanced technologies and demand for the Partnerships' products, if and when approved.

     While management believes that additional capital will be available to fund operations, there can be no assurance that additional funds will be available when required, on terms acceptable to the Partnerships.

     The Partnerships are subject to risks common to entities in the biotechnology industry including, but not limited to, development by the Partnerships or their competitors of new technological innovations, dependence on key personnel, protection of proprietary technology and compliance with government regulations.

                             ORAVAX MERIEUX CO. AND
                        MERIEUX ORAVAX CO. PARTNERSHIPS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Combination

     The combined financial statements include the accounts of OraVax Merieux Co. and Merieux OraVax Co. Intercompany transactions and balances have been eliminated in combination.

  Prepaid Expenses

     To the extent funds have been transferred by the Partnerships in advance of performance under research and development contracts, the expenditures are recognized as prepaid expenses.

  Research and Development Costs

     Research and development costs are expensed as incurred.

  Income Taxes

     In conformity with the Internal Revenue Code and applicable state and local tax statutes, taxable income or loss of the Partnerships is required to be reported in the tax returns of the partners in accordance with the terms of the partnership agreements and, accordingly, no provision has been made in the accompanying financial statements for income taxes.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C.  RELATED PARTY TRANSACTIONS:

     The Partnerships entered into a Research and Development Agreement, dated March 31, 1995, with OraVax, Inc., a parent company of OraVax JVM, to perform contract research and development for the Partnerships. Funds transferred to OraVax for the period from inception through December 31, 1995 were $5,767,088. Contract research and development performed by OraVax during the same period was $4,867,799.

                        [SEE APPENDIX A FOR DESCRIPTION]

- ------------------------------------------------------------
- ------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY A SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                         ------------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary.....................     3
Risk Factors...........................     6
Recent Developments....................    12
Use of Proceeds........................    13
Price Range of Common Stock............    14
Dividend Policy........................    14
Capitalization.........................    15
Dilution...............................    16
Selected Financial Data................    17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    18
Business...............................    22
Management.............................    41
Scientific Advisory Board..............    48
Certain Transactions...................    50
Principal Stockholders.................    51
Description of Capital Stock...........    53
Shares Eligible for Future Sale........    55
Underwriting...........................    57
Legal Matters..........................    58
Experts................................    58
Available Information..................    58
Glossary...............................    60
Index to Financial Statements..........   F-1


- ------------------------------------------------------------
- ------------------------------------------------------------
- ------------------------------------------------------------
- ------------------------------------------------------------


                                2,000,000 SHARES

                                      LOGO
                                  COMMON STOCK
                         ------------------------------
                                   PROSPECTUS
                         ------------------------------
                                COWEN & COMPANY

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION


                                 JUNE 26, 1996


- ------------------------------------------------------------
- ------------------------------------------------------------

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  EXHIBITS


  EXHIBIT
    NO.                                        DESCRIPTION
- ----------- ---------------------------------------------------------------------------------
 1++        Form of Underwriting Agreement.
 3.1*       Restated Certificate of Incorporation of the Registrant, as amended.
 3.2*       Form of Second Amended and Restated Certificate of Incorporation of the
            Registrant.
 3.3*       Amended and Restated By-Laws of the Registrant.
 4*         Specimen Certificate for shares of Common Stock, $.001 par value, of the
            Registrant.


 5++        Opinion of Hale and Dorr with respect to the validity of the securities being offered.
10.1*       1990 Stock Option Plan, as amended.
10.2*       1995 Stock Option Plan.
10.3*       1995 Employee Stock Purchase Plan.
10.4*       401(k) Savings and Retirement Plan.
10.5*       Employment Agreement between the Company and Lance K. Gordon dated as of July 19,
            1990.
10.6*       Employment Agreement between the Company and Thomas P. Monath dated October 18,
            1991.
10.7*       Employment Agreement between the Company and Robert B. Rombauer dated May 1,
            1992.
10.8*       Employment Agreement between the Company and Keith S. Ehrlich dated October 8,
            1993.
10.9*       Employment Agreement between the Company and Samuel K. Ackerman dated December 1,
            1993.
10.10*      Stock Purchase Agreement between the Company and Lance K. Gordon dated as of
            September 28, 1990.
10.11***    Letter Agreement dated February 5, 1996 between the Company and Dr. Allen Misher.
10.12*      Master Lease Agreement between Comdisco and the Company dated March 31, 1993, together with Series D Stock Warrant.
10.13*      Equipment Schedule to Master Lease Agreement between Comdisco and the Company dated June 21, 1994, together with Series E Stock Warrant.
10.14+*     Invention and License Administration Agreement between the President and Fellows of Harvard College and the Swiss Institute for Experimental Cancer Research dated
            October 22, 1990.
10.15+*     Research and Development Agreement among the Company, Foundation Pour La
            Recherche Des Maladies Gastro-Intestinales, Dr. Andre Blum and Kieta Holding,
            S.A. dated April 2, 1992, as amended in February 1993 and January 1994.
10.16+*     Invention and License Administration Agreement among Foundation Pour La Recherche
            Des Maladies Gastro-Intestinales, the Swiss Institute for Experimental Cancer
            Research and Dr. Jean-Pierre Kraehenbuhl dated April 2, 1992.
10.17+*     Invention and License Administration Agreement among Foundation Pour La Recherche
            Des Maladies Gastro-Intestinales, Max-Planck Institute for Biology and Dr. Rainer
            Haas dated April 1992 and related Participation Agreement.
10.18*      Participation Agreements by and between the Company and each of Dr. Rainer Haas,
            Sven Gustafson, Dr. Jean-Pierre Kraehenbuhl, Dr. Madeleine Heitz, Dr. Pierre
            Michetti and Dr. Andre Blum.
10.19+*     Agreement between the Company, the Natural Environmental Research Council and Dr.
            D.H.L. Bishop dated May 15, 1992.
10.20+*     Collaborative Development and License Agreement between the Company and Techlab,
            Inc. dated March 31, 1993.
10.21+*     Industrial Research Agreement between the Company, Case Western Reserve
            University, Dr. Steven J. Czinn and Dr. John G. Nedrud dated October 14, 1993.

  EXHIBIT
    NO.                                        DESCRIPTION
- ----------- ---------------------------------------------------------------------------------
10.22+*     Assignment Agreement among the Company, Dr. Steven J. Czinn and Dr. John G.
            Nedrud dated October 14, 1993.
10.23+*     Cooperative Research and Development Agreement between the Company and Walter
            Reed Army Institute of Research dated December 19, 1994.
10.24+*     Master Agreement between the Company and Pasteur Merieux Serums & Vaccins S.A.
            dated March 31, 1995.
10.25+*     Research and Development Agreement between the Company and Merieux OraVax S.N.C.
            and OraVax, Merieux Co. dated March 31, 1995.
10.26**     Lease dated October 27, 1995 between the Registrant and Forest City 38 Sidney
            Street, Inc.
10.27***    Assignment of Lease dated as of January 1, 1996 between Immunogen, Inc. and the
            Company.
10.28***    Landlord's Waiver, Consent and Agreement dated as of January 1, 1996 by and among
            AEW No. 1 Corporation, Aberlyn Capital Management Limited Partnership and the
            Company.
10.29***    Consent to Assignment and Leasehold Mortgage dated as of January 1, 1996 by and among AEW No. 1 Corporation, Immunogen, Inc. and the Company.
10.30++***  License Agreement dated as of February 6, 1996 between Institut Pasteur and the
            Company.
11++        Calculation of shares used in determining historical net loss per common share.
21***       Subsidiaries of the Registrant.
23.1++      Consent of Hale and Dorr (included in Exhibit 5).
23.2        Consent of Coopers & Lybrand L.L.P.
23.3++      Consent of Fish & Richardson.
24++        Powers of Attorney.


- ------------------------------

* Incorporated by reference to the Company's Registration Statement on Form S-1, File No. 33-90936.

** Incorporated by reference from Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter dated September 30, 1995.

*** Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

++    Previously filed.

+ Confidential treatment granted as to certain portions, which portions are omitted and filed separately with the Commission.

++ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

     (b) FINANCIAL STATEMENT SCHEDULES

     All schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes thereto.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 25th day of June, 1996.


                                          ORAVAX, INC.

                                          By: /s/  LANCE K. GORDON

                                            ------------------------------------
                                                 Lance K. Gordon
                                               President and Chief
                                               Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                 TITLE                      DATE
/s/  LANCE K. GORDON                          President, Chief Executive        June 25, 1996
- ------------------------------------------    Officer and Director
Lance K. Gordon                               (Principal Executive Officer)
/s/  KEITH S. EHRLICH                         Vice President, Finance and       June 25, 1996
- ------------------------------------------    Administration, Treasurer and
Keith S. Ehrlich                              Chief Financial Officer
                                              (Principal Financial and
                                              Accounting Officer)
DOUGLAS MACMASTER*                            Director                          June 25, 1996
- ------------------------------------------
Douglas MacMaster
RICHARD A. CHARPIE*                           Director                          June 25, 1996
- ------------------------------------------
Richard A. Charpie
JEAN J. DELEAGE*                              Director                          June 25, 1996
- ------------------------------------------
Jean J. Deleage
ANDRE L. LAMOTTE*                             Director                          June 25, 1996
- ------------------------------------------
Andre L. Lamotte
ALLEN MISHER*                                 Director                          June 25, 1996
- ------------------------------------------
Allen Misher


*By: /s/  LANCE K. GORDON

     ------------------------------
          Lance K. Gordon
        Attorney-in-fact

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                                        DESCRIPTION
- ----------- ---------------------------------------------------------------------------------
 1++        Form of Underwriting Agreement.
 3.1*       Restated Certificate of Incorporation of the Registrant, as amended.
 3.2*       Form of Second Amended and Restated Certificate of Incorporation of the
            Registrant.
 3.3*       Amended and Restated By-Laws of the Registrant.
 4*         Specimen Certificate for shares of Common Stock, $.001 par value, of the
            Registrant.
 5++        Opinion of Hale and Dorr with respect to the validity of the securities being offered.
10.1*       1990 Stock Option Plan, as amended.
10.2*       1995 Stock Option Plan.
10.3*       1995 Employee Stock Purchase Plan.
10.4*       401(k) Savings and Retirement Plan.
10.5*       Employment Agreement between the Company and Lance K. Gordon dated as of July 19,
            1990.
10.6*       Employment Agreement between the Company and Thomas P. Monath dated October 18,
            1991.
10.7*       Employment Agreement between the Company and Robert B. Rombauer dated May 1,
            1992.
10.8*       Employment Agreement between the Company and Keith S. Ehrlich dated October 8,
            1993.
10.9*       Employment Agreement between the Company and Samuel K. Ackerman dated December 1,
            1993.
10.10*      Stock Purchase Agreement between the Company and Lance K. Gordon dated as of
            September 28, 1990.
10.11***    Letter Agreement dated February 5, 1996 between the Company and Dr. Allen Misher.
10.12*      Master Lease Agreement between Comdisco and the Company dated March 31, 1993, together with Series D Stock Warrant.
10.13*      Equipment Schedule to Master Lease Agreement between Comdisco and the Company dated June 21, 1994, together with Series E Stock Warrant.
10.14+*     Invention and License Administration Agreement between the President and Fellows of Harvard College and the Swiss Institute for Experimental Cancer Research dated
            October 22, 1990.
10.15+*     Research and Development Agreement among the Company, Foundation Pour La
            Recherche Des Maladies Gastro-Intestinales, Dr. Andre Blum and Kieta Holding,
            S.A. dated April 2, 1992, as amended in February 1993 and January 1994.
10.16+*     Invention and License Administration Agreement among Foundation Pour La Recherche
            Des Maladies Gastro-Intestinales, the Swiss Institute for Experimental Cancer
            Research and Dr. Jean-Pierre Kraehenbuhl dated April 2, 1992.
10.17+*     Invention and License Administration Agreement among Foundation Pour La Recherche
            Des Maladies Gastro-Intestinales, Max-Planck Institute for Biology and Dr. Rainer
            Haas dated April 1992 and related Participation Agreement.
10.18*      Participation Agreements by and between the Company and each of Dr. Rainer Haas,
            Sven Gustafson, Dr. Jean-Pierre Kraehenbuhl, Dr. Madeleine Heitz, Dr. Pierre
            Michetti and Dr. Andre Blum.
10.19+*     Agreement between the Company, the Natural Environmental Research Council and Dr.
            D.H.L. Bishop dated May 15, 1992.
10.20+*     Collaborative Development and License Agreement between the Company and Techlab,
            Inc. dated March 31, 1993.
10.21+*     Industrial Research Agreement between the Company, Case Western Reserve
            University, Dr. Steven J. Czinn and Dr. John G. Nedrud dated October 14, 1993.

  EXHIBIT
    NO.                                        DESCRIPTION
- ----------- ---------------------------------------------------------------------------------
10.22+*     Assignment Agreement among the Company, Dr. Steven J. Czinn and Dr. John G.
            Nedrud dated October 14, 1993.
10.23+*     Cooperative Research and Development Agreement between the Company and Walter
            Reed Army Institute of Research dated December 19, 1994.
10.24+*     Master Agreement between the Company and Pasteur Merieux Serums & Vaccins S.A.
            dated March 31, 1995.
10.25+*     Research and Development Agreement between the Company and Merieux OraVax S.N.C.
            and OraVax, Merieux Co. dated March 31, 1995.
10.26**     Lease dated October 27, 1995 between the Registrant and Forest City 38 Sidney
            Street, Inc.
10.27***    Assignment of Lease dated as of January 1, 1996 between Immunogen, Inc. and the
            Company.
10.28***    Landlord's Waiver, Consent and Agreement dated as of January 1, 1996 by and among
            AEW No. 1 Corporation, Aberlyn Capital Management Limited Partnership and the
            Company.
10.29***    Consent to Assignment and Leasehold Mortgage dated as of January 1, 1996 by and among AEW No. 1 Corporation, Immunogen, Inc. and the Company.
10.30++***  License Agreement dated as of February 6, 1996 between Institut Pasteur and the
            Company.
11++        Calculation of shares used in determining historical net loss per common share.
21***       Subsidiaries of the Registrant.
23.1++      Consent of Hale and Dorr (included in Exhibit 5).
23.2        Consent of Coopers & Lybrand L.L.P.
23.3++      Consent of Fish & Richardson.
24++        Powers of Attorney.

- ------------------------------

* Incorporated by reference to the Company's Registration Statement on Form S-1, File No. 33-90936.

** Incorporated by reference from Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter dated September 30, 1995.

*** Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

++    Previously filed.

+ Confidential treatment granted as to certain portions, which portions are omitted and filed separately with the Commission.

++ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.